Exhibit 10.8

EXECUTION VERSION

LOAN AGREEMENT

Dated as of January 29, 2015

between

2015-1 IH2 BORROWER L.P.,

as Borrower,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Lender

i

Section 2.7	Extension Options	57
2.7.1	Extension Options	57
2.7.2	Extension Documentation	57
Section 2.8	Spread Maintenance Premium	58
Section 2.9	Increased Costs	58
Section 2.10	Taxes	59
2.10.1	Defined Terms	59
2.10.2	Payments Free of Taxes	59
2.10.3	Payment of Other Taxes by Borrower	59
2.10.4	Indemnification by the Loan Parties	59
2.10.5	Evidence of Payments	59
2.10.6	Status of Lender	59
2.10.7	Treatment of Certain Refunds	61
2.10.8	Survival	62

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		62
Section 3.1	General Representations	62
3.1.1	Organization; Special Purpose	62
3.1.2	Proceedings; Enforceability	62
3.1.3	No Conflicts	63
3.1.4	Litigation	63
3.1.5	Agreements	63
3.1.6	Consents	63
3.1.7	Solvency	63
3.1.8	Employee Benefit Matters	64
3.1.9	Compliance with Legal Requirements	65
3.1.10	Perfection Representations	65
3.1.11	Business	66
3.1.12	Management	66
3.1.13	Financial Information	66
3.1.14	Insurance	66
3.1.15	Tax Filings	67
3.1.16	Federal Reserve Regulations	67
3.1.17	Organizational Chart	67
3.1.18	Bank Holding Company	67
3.1.19	FIRPTA	67
3.1.20	Investment Company Act	67
3.1.21	Fiscal Year	67
3.1.22	Other Debt; Liens	68
3.1.23	Contracts	68
3.1.24	Full and Accurate Disclosure	68
3.1.25	Illegal Activity	68
3.1.26	Embargoed Person	68
3.1.27	Anti-Money Laundering	69
Section 3.2	Property Representations	69
3.2.1	Property/Title	69
3.2.2	Adverse Claims	70

3.2.3	Title Insurance Owner’s Policy	70
3.2.4	Deed	70
3.2.5	Mortgage File Required Documents	70
3.2.6	Property File	71
3.2.7	Property Taxes, Other Charges and HOA Fees	71
3.2.8	Compliance with Renovation Standards	71
3.2.9	Physical Condition	71
3.2.10	Brokers	71
3.2.11	Leasing	71
3.2.12	Insurance	71
3.2.13	Lawsuits, Etc	72
3.2.14	Orders, Injunctions, Etc	72
3.2.15	Agreements Relating to the Property	72
3.2.16	Accuracy of Information Regarding Property	72
3.2.17	Compliance with Legal Requirements	72
3.2.18	Environmental Laws	73
3.2.19	Utilities and Public Access	73
3.2.20	Eminent Domain	73
3.2.21	Flood Zone	73
3.2.22	Specified Liens	73
Section 3.3	Survival of Representations	73

ARTICLE 4 COVENANTS		74
Section 4.1	Affirmative Covenants	74
4.1.1	Compliance with Laws, Etc	74
4.1.2	Preservation of Existence	74
4.1.3	Non-Property Taxes	74
4.1.4	Access to Properties	75
4.1.5	Perform Loan Documents	75
4.1.6	Awards and Insurance Benefits	75
4.1.7	Security Interest; Further Assurances	75
4.1.8	Keeping of Records and Books of Account	76
4.1.9	Special Purpose Bankruptcy Remote Entity/Separateness	76
4.1.10	Location of Records	76
4.1.11	Business and Operations	76
4.1.12	Leasing Matters	77
4.1.13	Property Management	77
4.1.14	Property Files	78
4.1.15	Security Deposits	78
4.1.16	Anti-Money Laundering	79
4.1.17	Embargoed Persons	79
4.1.18	Cooperate in Legal Proceedings	79
4.1.19	Further Assurances	79
4.1.20	Costs and Expenses	80
4.1.21	Indemnity	81
4.1.22	ERISA Matters	81
4.1.23	Formation of a Borrower TRS	81
4.1.24	Loan Proceeds	82

Section 4.2	Negative Covenants	82
4.2.1	Prohibition Against Termination or Modification	82
4.2.2	Liens Against Collateral	82
4.2.3	Transfers	83
4.2.4	Change in Business	83
4.2.5	Changes to Accounts	83
4.2.6	Dissolution, Merger, Consolidation, Etc	84
4.2.7	ERISA Matters	84
4.2.8	Indebtedness	84
4.2.9	Limitation on Transactions with Affiliates	85
4.2.10	Loan Documents	85
4.2.11	Limitation on Investments	85
4.2.12	Restricted Junior Payments	85
4.2.13	Limitation on Issuance of Equity Interests	85
4.2.14	Principal Place of Business	85
4.2.15	Change of Name, Identity or Structure	85
4.2.16	No Embargoed Persons	86
4.2.17	Zoning	86
4.2.18	Special Purpose Bankruptcy Remote Entity	86
4.2.19	No Joint Assessment	86
Section 4.3	Reporting Covenants	87
4.3.1	Financial Reporting	87
4.3.2	Reporting on Adverse Effects	88
4.3.3	Litigation	89
4.3.4	Event of Default	89
4.3.5	Other Defaults	89
4.3.6	Properties Schedule	89
4.3.7	Disqualified Properties	90
4.3.8	Security Deposits	90
4.3.9	ERISA Matters	90
4.3.10	Periodic Rating Agency Information	91
4.3.11	Other Reports	91
4.3.12	HOA Reporting	92
Section 4.4	Property Covenants	93
4.4.1	Ownership of the Property	93
4.4.2	Liens Against the Property	93
4.4.3	Title Insurance for the Property	93
4.4.4	Deeds	93
4.4.5	Mortgage Documents	93
4.4.6	Condition of the Property	93
4.4.7	Compliance with Legal Requirements	94
4.4.8	Property Taxes, Other Charges and HOA Fees	94
4.4.9	Compliance with Agreements Relating to the Properties	95
4.4.10	Leasing	95
4.4.11	Verification of HOA Payments	95

ARTICLE 5 INSURANCE, CASUALTY AND CONDEMNATION		96
Section 5.1	Insurance	96
5.1.1	Insurance Policies	96
5.1.2	Insurance Company	100
5.1.3	Special Insurance Reserve	101
Section 5.2	Casualty	101
Section 5.3	Condemnation	101
Section 5.4	Restoration	103

ARTICLE 6 CASH MANAGEMENT AND RESERVE FUNDS		107
Section 6.1	Cash Management Arrangements	107
6.1.1	Rent Deposit Account and Collection Account	107
6.1.2	Investment of Funds in Collection Account, Accounts, and Rent Deposit Account	109
6.1.3	Borrower’s Operating Account	109
6.1.4	General	109
Section 6.2	Tax Funds; HOA Funds	109
6.2.1	Deposits of Tax Funds	109
6.2.2	Release of Tax Funds	110
Section 6.3	Insurance Funds	110
6.3.1	Deposits of Insurance Funds	110
6.3.2	Release of Insurance Funds	111
6.3.3	Acceptable Blanket Policy	111
Section 6.4	Capital Expenditure Funds	111
6.4.1	Deposits of Capital Expenditure Funds	111
6.4.2	Release of Capital Expenditure Funds	111
Section 6.5	Special Insurance Reserve Account	112
Section 6.6	Casualty and Condemnation Account	112
Section 6.7	Cash Collateral Reserve	112
6.7.1	Cash Collateral Account	112
6.7.2	Withdrawal of Cash Collateral Funds	112
6.7.3	Release of Cash Collateral Funds	113
Section 6.8	Property Cash Flow Allocation	113
6.8.1	Order of Priority of Funds in Collection Account	113
6.8.2	Application During Event of Default	114
6.8.3	Annual Budget	114
6.8.4	Extraordinary Operating Expenses	115
Section 6.9	Security Interest in Reserve Funds	115
Section 6.10	Eligibility Reserve Account	116
Section 6.11	Release of Reserve Funds Generally	116

ARTICLE 7 PERMITTED TRANSFERS		117
Section 7.1	Permitted Transfers	117
Section 7.2	Cost and Expenses; Searches; Copies	119

ARTICLE 8 DEFAULTS		120
Section 8.1	Events of Default	120

v

Section 10.33	Florida Provision	144
Section 10.34	Georgia Provision	144
Section 10.35	Nevada Provisions	144

Schedules and Exhibits

Schedules:

Schedule I.A.	-	Closing Date Properties Schedule
Schedule I.B.	-	Form of Monthly Properties Schedule
Schedule I.C.	-	Form of Supplemental Quarterly Properties Information
Schedule I.D.	-	Form of Quarterly Investor Rollup Report
Schedule I.E.	-	Form of Supplemental Post-IPO Quarterly Properties Information
Schedule II	-	Organizational Chart
Schedule III	-	Exceptions to Representations and Warranties
Schedule IV	-	Definition of Special Purpose Bankruptcy Remote Entity
Schedule V	-	Allocated Loan Amount
Schedule VI	-	Qualified Title Insurance Companies
Schedule VII	-	Chief Executive Office, Prior Names and Employer Identification Number
Schedule VIII	-	Securities
Schedule IX	-	Midland Loan Services – IH2-2015 CMBS Asset Management Fees
Schedule X	-	Periodic Rating Agency Information
Schedule XI	-	Vacant Properties
Schedule XII	-	Specified Liens
Schedule XIII	-	Security Deposit Accounts
Schedule XIV	-	Nevada HOA Schedule
Schedule XV	-	Applicable HOA Properties

Exhibits:

Exhibit A	-	Form of Blocked Account Control Agreement
Exhibit B	-	Form of Property Account Control Agreement
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Tenant Direction Letter
Exhibit E	-	Request for Release
Exhibit F	-	Forms of U.S. Tax Compliance Certificate

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of January 29, 2015 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, collectively, “Lender”) and 2015-1 IH2 BORROWER L.P., a Delaware limited partnership, having an address at c/o Blackstone Real Estate Advisors L.P., 345 Park Avenue, New York, New York 10154 (together with its permitted successors and assigns, collectively, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acknowledgment” means the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Approved Counterparty.

“Actual Rent Collections” means, for any period of determination, actual cash collections of Rents in respect of the Properties by Borrower (or, for the period prior to the Closing Date, by Borrower’s Affiliates that owned the Properties) to the extent such Rents relate to such period of determination, regardless of when actually collected.

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly forty-nine percent (49%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“Allocated Loan Amount” means, with respect to each Property, an amount equal to the portion of the Loan made with respect to such Property, as set forth on Schedule V as the same may be reduced in accordance with Section 2.4; provided that (i) if a single Substitute Property is substituted for an Affected Property or portfolio of Affected Properties pursuant to Section 2.4.3(a), then the initial Allocated Loan Amount of such Substitute Property shall be the Allocated Loan Amount of such Affected Property (or the aggregate Allocated Loan Amounts of such Affected Properties) immediately prior to its (or their) substitution, and (ii) if two (2) or more Substitute Properties are substituted for an Affected Property or portfolio of Affected Properties pursuant to Section 2.4.3(a), then the initial Allocated Loan Amount of each such Substitute Property shall be a pro rata portion of the Allocated Loan Amount of such Affected Property (or the aggregate Allocated Loan Amounts of such Affected Properties) immediately prior to its (or their) substitution, with such pro rata portion determined based on the BPO Values of the Substitute Properties. For the avoidance of doubt, in connection with calculating any prepayments contemplated by this Agreement, Lender will fix the Allocated Loan Amount for any individual Property as of the date Lender received notice of the prepayment from Borrower.

“ALTA” means American Land Title Association, or any successor thereto.

“Annual Budget” means the operating and capital budget for the Properties in the aggregate setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Rents and other recurring income, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.

“Applicable HOA Properties” means with respect to any Applicable HOA State, (i) all HOA Properties located in such Applicable HOA State except for any Property (A)(1) as to which any Liens for HOA Fees are expressly subordinated to the Lien of the Mortgage encumbering such Property and (2) the applicable Title Insurance Policy insures against any loss sustained by Lender if such Liens for HOA Fees, including after-arising HOA Liens, have Priority or (B) with respect to which Borrower (x) delivered to Lender an opinion, reasonably satisfactory to Lender, from a nationally recognized law firm (or one with prominent standing in the applicable state) that affirmatively concludes that any Liens for HOA Fees (including after-arising Liens for HOA Fees) would not have Priority and (y) delivers to Lender an updated legal opinion with the same conclusion (which may be in the form of a bring-down or date-down opinion with respect to an earlier delivered opinion) within twenty (20) Business Days after the end of each calendar quarter, and (ii) all HOA Properties located in such Applicable HOA State designated as an Applicable HOA Property pursuant to Section 4.3.12(b).

“Applicable HOA State” means (i) a state in which, pursuant to applicable Legal Requirements, (A) a Lien in favor of a homeowner’s association may be created through the non-payment of fees assessed against a residential property by such homeowner’s association and (B) any such Lien would extinguish the Lien of a mortgage upon the valid and proper foreclosure of such Lien for homeowner’s association fees or (ii) a state designated as an Applicable HOA State pursuant to Section 4.3.12(b). For the avoidance of doubt, if any reported decision of a state appellate court would result in the foregoing clauses (i)(A) and (i)(B) applying in such state or if the legal opinion described in clause (B)(x) of the definition of “Applicable HOA Properties” in respect of a state, is conditioned on the presence of subordination language or the absence of provisions which would otherwise allow a Lien for homeowner’s association fees to extinguish the Lien of a mortgage upon the valid and proper foreclosure of such Lien for homeowner’s association fees, then such state shall constitute an Applicable HOA State.

“Approved Capital Expenditures” means Capital Expenditures incurred by Borrower and either (i) if no Trigger Period is continuing, included in the Annual Budget or, if during a Trigger Period, an Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

“Approved Counterparty” means a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (i) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (A)(1) a long-term unsecured debt rating of not less than “A” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P or (2) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A+” from S&P, (B)(1) a long-term unsecured debt rating of not less than “A2” from Moody’s and a short-term senior unsecured debt rating of at least “P1” from Moody’s or (2) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s, (C)(1) if any Securities or any class thereof in any Securitization are then rated by Fitch (determined as of the date of the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement) and (2) if the counterparty is rated by Fitch, a long-term unsecured debt rating of at least “A-” by Fitch and short-term unsecured debt rating of at least “F1” and (D) other than with respect to the Commonwealth Bank of Australia, if the counterparty is then rated by KBRA (determined as of the date of such Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement, as applicable), (1) a long-term senior unsecured debt rating of not less than “A” from KBRA and a short-term debt/deposit rating of at least “K1” from KBRA, or (2) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A+” from KBRA or (ii) is otherwise acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“Assignment of Leases and Rents” means an Assignment of Leases and Rents for each Property or for multiple Properties located within the same county or parish, dated as of the Closing Date (or, in connection with a Property which is a Substitute Property, dated as of the date of the substitution), executed and delivered by Borrower, constituting an assignment of the Lease or the Leases, as applicable, and the proceeds thereof as Collateral for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Assignment of Leases and Rents may be included as part of the Mortgage for such Property or Properties.

“Assignment of Management Agreement” means an Assignment of Management Agreement and Subordination of Management Fees among Borrower, Manager and Lender, substantially in the form delivered on the date hereof by Borrower, Existing Manager and Lender.

“Assumed Note Rate” means (i) with respect to each Floating Rate Component of the Loan, an interest rate equal to the sum of one-half of one percent (0.50%), plus the applicable Floating Rate Component Spread, plus LIBOR as determined on the preceding Interest Determination Date and (ii) with respect to Component G, the Component G Interest Rate.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of a Property.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Blocked Account Control Agreement” means the Cash Management Agreement among Borrower, Collection Account Bank and Lender providing for the exclusive control of the Collection Account and all other Accounts by Lender, substantially in the form of Exhibit A or such other form as may be reasonably acceptable to Lender.

“Borrower GP” means 2015-1 IH2 Borrower G.P. LLC, a Delaware limited liability company.

“Borrower GP Guaranty” that certain Borrower GP Guaranty, dated as of the date hereof, executed by Borrower GP in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Borrower GP Security Agreement” that certain Security Agreement, dated as of the date hereof, executed by Borrower GP in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Borrower Security Agreement” that certain Security Agreement, dated as of the date hereof, executed by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Borrower TRS” means a wholly-owned Delaware limited liability company subsidiary of Borrower that is treated for U.S. federal income tax purposes as a “taxable REIT subsidiary”.

“BPO Value” means, with respect to any Property, the “as is” value for such Property set forth in a Broker Price Opinion obtained by Lender with respect to a Property.

“BREP” means, collectively, Blackstone Real Estate Partners VII.F L.P., Blackstone Real Estate Partners VII.TE.8 L.P., Blackstone Real Estate Partners VII.TE.7 L.P., Blackstone Real Estate Partners VII.TE.6 L.P., Blackstone Real Estate Partners VII.TE.5 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII L.P. and any other parallel partnerships and alternative investment vehicles comprising the real estate fund commonly known as Blackstone Real Estate Partners VII L.P.

“Broker Price Opinion” means a broker price opinion obtained by Lender.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” means the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period means amounts expended for replacements and alterations to a Property and required to be capitalized according to GAAP.

“Cap Receipts” means all amounts received by Borrower pursuant to an Interest Rate Cap Agreement.

“Casualty Threshold Amount” means, with respect to all Casualties arising from any single Casualty event, an amount equal to two percent (2%) of the Outstanding Principal Balance as of the date of such Casualty Event.

“Closing Date” means the date of the funding of the Loan.

“Closing Date Debt Yield” means 5.62%.

“Closing Date HOA Opinions” means the opinions of counsels to Borrower executed and delivered on or prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Assignment of Interest Rate Protection Agreement” means a Collateral Assignment of Interest Rate Protection Agreement between Borrower and Lender, substantially in the form delivered on the date hereof by Borrower and Lender.

“Collateral Documents” means the Borrower Security Agreement, the Borrower GP Security Agreement, the Equity Owner Security Agreement, the Blocked Account Control Agreement, each Property Account Control Agreement, the Collateral Assignment of Interest Rate Protection Agreement, the Assignment of Management Agreement, each Mortgage Document and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Lender a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collection Account” means an Eligible Account at the Collection Account Bank.

“Collection Account Bank” means the Eligible Institution selected by Lender to maintain the Collection Account.

“Collections” means, without duplication, with respect to any Property, all Rents, Other Receipts, Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(d)), Condemnation Proceeds, Net Transfer Proceeds, Cap Receipts, interest on amounts on deposit in the Collection Account and the Reserve Funds, amounts paid to Borrower pursuant to the terms of the applicable Purchase Agreement, amounts drawn on security deposits that become Collections pursuant to Section 4.1.15, amounts paid by Borrower to the Collection Account pursuant to this Agreement and all other payments received with respect to such Property (except for security deposits) and all “proceeds” (as defined in Section 9-102 of the UCC) of such Property.

“Commission” means the Securities and Exchange Commission.

“Compliance Certificate” means the certificate in the form attached hereto as Exhibit C.

“Component” means individually or collectively, as the context may require, any one of Component A, Component B, Component C, Component D, Component E, Component F and Component G, each as more particularly set forth in Section 2.1.2.

“Component G Interest Rate” means a rate of five ten thousandths of one percent (0.0005%) per annum.

“Component Outstanding Principal Balance” means, as of any given date, with respect to each Component, the outstanding principal balance of such Component.

“Concessions” means, for any period of determination, the value of concessions (other than free Rent) provided with respect to the Properties by Borrower (or, for the period prior to the Closing Date, by Borrower’s Affiliates that owned the Properties).

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of a Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting a Property or any part thereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Document” means, (i) with respect to any partnership (whether limited or general), (a) the certificate of partnership (or equivalent filings), (b) the partnership agreement (or equivalent organizational documents) of such partnership and (c) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership’s partnership interests or the holders thereof; (ii) with respect to any limited liability company, (a) the certificate of formation (or the equivalent organizational documents) of such entity, (b) the operating agreement (or the equivalent governing documents) of such entity and (c) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such limited liability company’s membership interests or the holders thereof; and (iii) with respect to any other type of entity, the organizational and governing document for such entity which are equivalent to those described in clauses (i) and (ii) above, as applicable.

“Contest Security” means any security delivered to Lender by Borrower under Section 4.1.3 or Section 4.4.8.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” means, with respect to the Interest Rate Cap Agreement, SMBC Capital Markets, Inc., and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“Cure Period” means, (i) with respect to the failure of any Property to qualify as an Eligible Property (other than with respect to the failure of a Property to comply with the representation in Section 3.2.22) if such failure is reasonably susceptible of cure, a period of thirty (30) days after the earlier of actual knowledge of such condition by a Responsible Officer of Borrower or the Manager or notice thereof by Lender to Borrower; provided that, if Borrower is diligently pursuing such cure during such thirty (30) day period and such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, then such cure period shall be extended for another ninety (90) days so long as Borrower continues to diligently pursue such cure and, provided further, that if the Obligations have been accelerated pursuant to Section 8.2.1, then the cure period hereunder shall be reduced to zero (0) days and (ii) with respect to the failure of a Property to comply with the representation in Section 3.2.22, zero (0) days. If any failure of any Property to qualify as an Eligible Property is not reasonably susceptible of cure, then no cure period shall be available. If any failure of any Property to qualify as an Eligible Property is due to a Voluntary Action, then no cure period shall be available.

“Cut Off Date” means December 10, 2014.

“Debt” means the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including the Spread Maintenance Premium, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage Documents, the Environmental Indemnity or any other Loan Document.

“Debt Service” means, with respect to any particular period of determination, the scheduled interest payments due under the Note for such period.

“Debt Service Coverage Ratio” means, as of any date of determination, a ratio in which:

(i) the numerator is the Underwritten Net Cash Flow calculated for the twelve (12) month period ending on the Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable; and

(ii) the denominator is the aggregate debt service for the twelve (12) month period following such date of determination, calculated as the sum of (A) with respect to Component A, the product of (1) the Component Outstanding Principal Balance for Component A as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component A and (y) the Strike Price described in clause (ii)(B) of the definition of Strike Price, (B) with respect to Component B, the product of (1) the Component Outstanding Principal Balance for Component B as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component B and (y) the Strike Price described in clause (ii)(B) of the definition of Strike Price, (C) with respect to Component C, the product of (1) the Component Outstanding Principal Balance for Component C as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component C and (y) the

Strike Price described in clause (ii)(B) of the definition of Strike Price, (D) with respect to Component D, the product of (1) the Component Outstanding Principal Balance for Component D as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component D and (y) the Strike Price described in clause (ii)(B) of the definition of Strike Price, (E) with respect to Component E, the product of (1) the Component Outstanding Principal Balance for Component E as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component E and (y) the Strike Price described in clause (ii)(B) of the definition of Strike Price, (F) with respect to Component F, the product of (1) the Component Outstanding Principal Balance for Component F as of such date and (2) an interest rate equal to the sum of (x) the Floating Rate Component Spread for Component F and (y) the Strike Price described in clause (ii)(B) of the definition of Strike Price, (G) with respect to Component G, the product of (1) the Component Outstanding Principal Balance for Component G as of such date and (2) the Component G Interest Rate, and (H) the regular monthly fee of the certificate administrator (deemed to be $5,233 per month) and the trustee (deemed to be $417 per month) under the Servicing Agreement.

“Debt Yield” means, as of any date of determination, a fraction expressed as a percentage in which:

(i) the numerator is the Underwritten Net Cash Flow; and

(ii) the denominator is the aggregate Component Outstanding Principal Balances of the Floating Rate Components.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means, with respect to each Floating Rate Component and any other Obligations (other than the Class G Component), a rate per annum equal to the lesser of (i) the Maximum Legal Rate and (ii) three percent (3%) above the Interest Rate applicable to such Floating Rate Component.

“Deficiency” means, with respect to any Property File, (i) the failure of one or more Specified Documents contained therein to be fully executed or to match the information on the most recent Properties Schedule required to be delivered by Section 4.3.6, (ii) one or more Specified Documents contained therein are mutilated, materially damaged or torn or otherwise physically altered or unreadable or (iii) the absence from a Property File of any Specified Document required to be contained in such Property File.

“Designated HOA Properties” means, with respect to any state, HOA Properties located in such state that (i) were not Applicable HOA Properties on the Closing Date, (ii) became Applicable HOA Properties after the Closing Date and (iii) are designated by Borrower to Lender in writing as Designated HOA Properties.

“Disqualified Property” means any Property that fails to constitute an Eligible Property (after the lapse of any applicable Cure Period).

“Eligibility Requirements” means, with respect to any Person, the requirement that such Person has a net worth of not less than Three Hundred Million and No/100 Dollars ($300,000,000.00) (exclusive of such Person’s direct or indirect interest in the Properties and Borrower).

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means:

(i) JPMorgan Chase Bank, National Association or PNC Bank, National Association so long as PNC Bank, National Association’s long term unsecured debt rating shall be at least “A2” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the applicable account for more than 30 days) or such institution’s short term deposit or short term unsecured debt rating shall be at least “P-1” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the applicable account for 30 days or less); or

(ii) a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of letters of credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA“ and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (iii) “Aa2” by Moody’s;

provided that, Bank of America, National Association shall be an Eligible Institution with respect to Property Accounts and the Security Deposit Accounts only, so long as Bank of America, National Association’s long term unsecured debt rating shall be at least “A3” from Moody’s and the equivalent by KBRA (if then rated by KBRA).

“Eligible Lease” means, as of any date of determination, a Lease for a Property that satisfies all of the following:

(i) the Lease reflects customary market standard terms;

(ii) the Lease is entered into on an arms-length basis without payment support by Borrower or its Affiliates (provided that any incentives offered to Tenants shall not be deemed to constitute such payment support);

(iii) the Lease had, as of its commencement date, an initial lease term of at least six (6) months;

(iv) the Lease is to a bona fide third-party lessee; and

(v) the Lease is in compliance with all applicable Legal Requirements in all material respects.

“Eligible Property” means, as of any date of determination, a Property that is in compliance with each of the Property Representations and each of the Property Covenants.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower in connection with the Loan for the benefit of Lender.

“Environmental Laws” has the meaning set forth in the Environmental Indemnity.

“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests, beneficial interests or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from such Person.

“Equity Owner” means 2015-1 IH2 Equity Owner L.P., a Delaware limited partnership.

“Equity Owner GP” means 2015-1 IH2 Equity Owner G.P. LLC, a Delaware limited liability company.

“Equity Owner Guaranty” means that certain Equity Owner Guaranty, dated as of the date hereof, executed by Equity Owner in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equity Owner Security Agreement” means that certain Equity Owner Security Agreement, dated as of the date hereof, executed by Equity Owner in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which another entity is a member or (ii) described in Section 414(m) or (o) of the Code of which another entity is a member, except that this clause (ii) shall apply solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code.

“ERISA Event” means (i) the failure to pay a minimum required contribution or installment to a Plan on or before the due date provided under Section 430 of the Code or Section 303 of ERISA, (ii) the filing of an application with respect to a Plan for a waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure of a Loan Party or any of its ERISA Affiliates to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date, (iv) any officer of any Loan Party or any of its ERISA Affiliates knows or has reason to know that a Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA or (v) the occurrence of a Plan Termination Event.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender’s failure to comply with Section 2.10.6 and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Management Agreement” means that certain Management Agreement, dated as of the date hereof, between Borrower and Existing Manager, pursuant to which Existing Manager is to provide management and other services with respect to the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Existing Manager” means THR Property Management L.P.

“Extension Date” means the Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable.

“Extension Option” means the First Extension Option, the Second Extension Option or the Third Extension Option, as applicable.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” means Fitch, Inc.

“Fixture Filing” means, with respect to any jurisdiction in which any Property or Properties are located in which a separate, stand alone fixture filing is required or generally recorded or filed pursuant to the local law or custom (as reasonably determined by Lender), a Uniform Commercial Code financing statement (or other form of financing statement required in the jurisdiction in which the applicable Property or Properties are located) recorded or filed in the real estate records in which the applicable Property or Properties are located.

“Floating Rate Component Prime Rate Spread” means, in connection with any conversion of the Floating Rate Components from a LIBOR Loan to a Prime Rate Loan, with respect to each Floating Rate Component of the Loan, the difference (expressed as the number of basis points) between (i) the sum of (A) LIBOR, determined as of the Interest Determination Date for which LIBOR was last available, plus (B) the Floating Rate Component Spread applicable to such Floating Rate Component, minus (ii) the Prime Rate as of such Interest Determination Date; provided, however, that if such difference is a negative number for such Floating Rate Component, then the Floating Rate Component Prime Rate Spread for such Component shall be zero.

“Floating Rate Component Spread” means, (i) with respect to Component A, 1.5165% per annum; (ii) with respect to Component B, 1.9165% per annum, (iii) with respect to Component C, 2.6165% per annum, (iv) with respect to Component D, 3.0665% per annum, (v) with respect to Component E, 4.2665% per annum and (vi) with respect to Component F, 4.3665% per annum.

“Floating Rate Components” means Component A, Component B, Component C, Component D, Component E and Component F.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that (i) neither is subject to ERISA nor is a governmental plan within the meaning of Section 3(32) of ERISA and that is maintained, or contributed to, by a Loan Party or any of its ERISA Affiliates and (ii) is mandated by a government other than the United States (other than a state within the United States or an instrumentality thereof) for employees of a Loan Party or any of its ERISA Affiliates.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Government List” means (i) the Annex to E.O. 13224, (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Lender notifies Borrower in writing is now included in “Government Lists”.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“GPR” means, as of any date of determination, the sum of (i) the annualized in place Rents under bona fide Eligible Leases for the Properties as of such date and (ii) the annualized market rents for Properties that are vacant as of such date. For purposes of clause (ii) market rents shall be determined by Lender in its reasonable discretion; provided that Borrower may object to any such determination by delivering written notice to Lender within five (5) Business

Days of any such determination and, in such event, the market rents so objected to shall be as determined by an independent broker opinion of market rent obtained by Lender at Borrower’s sole cost and expense.

“Guarantors” means Equity Owner and Borrower GP.

“Hazardous Substance” has the meaning set forth in the Environmental Indemnity.

“HOA” means a homeowners or condominium association, board, corporation or similar entity with authority to create a Lien on a Property as a result of the non-payment of HOA Fees that are payable with respect to such Property.

“HOA Fees” means all homeowner’s and condominium dues, fees, assessments and impositions, and any other charges levied or assessed or imposed against a Property, or any part thereof, by an HOA.

“HOA Property” means a Property which is subject to an HOA.

“Improvements” means the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on a Property.

“Indebtedness” means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Independent” means, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in clause (i) or (ii) above.

“Independent Accountant” means (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender.

“Individual Material Adverse Effect” means, in respect of a Property, any event or condition that has a material adverse effect on the value, use, occupation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Lender or material liability or obligation on the part of any Loan Party.

“Insolvency Opinion” means that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Interest Determination Date” means, (i) with respect to the Initial Interest Period and the first Interest Period, the date that is two (2) Business Days before the Closing Date and (ii) with respect to any other Interest Period, the date which is two (2) Business Days prior to the commencement of such Interest Period. When used with respect to an Interest Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.

“Interest Rate” shall mean, with respect to each Interest Period, (i) with respect to each Floating Rate Component, an interest rate per annum equal to (A) for a LIBOR Loan, the sum of (1) LIBOR, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period, plus (2) the Floating Rate Component Spread applicable to such Floating Rate Component (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (B) for a Prime Rate Loan, the sum of (1) the Prime Rate, plus (2) the Floating Rate Component Prime Rate Spread applicable to such Floating Rate Component (or, when applicable pursuant to this Agreement or any other Loan Document, the applicable Default Rate) and (ii) with respect to Component G, the Component G Interest Rate.

“Interest Rate Cap Agreement” means the Confirmation and Agreement (together with the schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(i) the notional amount of the Interest Rate Cap Agreement shall be equal to or greater than the aggregate Component Outstanding Principal Balances of the Floating Rate Components;

(ii) the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the other Loan Documents;

(iii) the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with this Agreement;

(iv) the Counterparty under the Interest Rate Cap Agreement shall be obligated to make payments, directly to the Collection Account (whether or not an Event of Default has occurred) from time to time equal to the product of (A) the notional amount of such Interest Rate Cap Agreement multiplied by (B) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to the Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;

(v) the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(vi) the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Lender and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Rating Agencies standards, requirements and criteria (A) that incorporate customary tax “gross up” provisions, (B) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (C) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

“IRS” means the United States Internal Revenue Service.

“KBRA” Kroll Bond Rating Agency, Inc.

“Lease” means a bona fide written lease, sublease, letting, license, concession or other agreement pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property by or on behalf of Borrower (or, with respect to any Vacant Properties on the Closing Date, prior to such Closing Date, by or on behalf of any Affiliate of Borrower), and (i) every modification, amendment or other agreement relating to such lease, sublease or other agreement entered into in connection with such lease, sublease or other agreement, and (ii) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the Tenant.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower or a Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting a Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to a Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“LIBOR” means, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by Lender as set forth below:

(i) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.

(ii) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. Dollars for a one month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than One Million and No/100 Dollars ($1,000,000) that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City reasonably selected by Lender to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than One Million and No/100 Dollars ($1,000,000) that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“LIBOR Loan” means the Floating Rate Components of the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Collateral or any interest therein, or any direct or indirect interest in Borrower or any Loan Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan in the original principal amount of Five Hundred Forty Million Eight Hundred Fifty-Four Thousand and No/100 Dollars ($540,854,000) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Management Agreement, the Sponsor Guaranty, the Equity Owner Guaranty, the Borrower GP Guaranty, the Environmental Indemnity, the Interest Rate Cap Agreement, each Collateral Document, and all other agreements, instruments and documents delivered pursuant thereto or in connection therewith, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” means Borrower, each Guarantor and each Borrower TRS (if any).

“Low Debt Yield Period” shall commence if, as of any Calculation Date, the Debt Yield is less than eighty-five percent (85%) of the Closing Date Debt Yield (a “Low Debt Yield Trigger”), and shall end (i) upon the Properties achieving a Debt Yield of at least the Low Debt Yield Trigger for two (2) consecutive Calculation Dates or (ii) immediately (without waiting for two (2) consecutive Calculation Dates) upon Borrower prepaying the principal amount of the Loan in an amount sufficient to cause the Debt Yield to be equal to or in excess of the Low Debt Yield Trigger (a “Debt Yield Cure Prepayment”).

“Major Contract” means (i) any management agreement relating to the Properties or the Loan Parties, (ii) any agreement between any Loan Party and any Affiliate of any Relevant Party and (iii) any brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) relating to the Properties, in each case involving payment or expense of more than One Million and No/100 Dollars ($1,000,000) during any twelve (12) month period, unless cancelable on thirty (30) days or less notice without requiring payment of termination fees or payments of any kind.

“Management Agreement” means the Existing Management Agreement or a Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Properties in accordance with the terms and provisions of this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Management Fee Cap” means, with respect to the calendar month ending immediately prior to each Monthly Payment Date during the Term, six percent (6.0%) of gross Rents collected with respect to the Properties for such calendar month.

“Manager” means Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Properties in accordance with the terms and provisions of this Agreement or pursuant to a Replacement Management Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the property, business, operations or financial condition of any Loan Party, (ii) the use, operation or value of the Properties, taken as a whole, (iii) the ability of Borrower to repay the principal and interest of the Loan when due or to satisfy any of Borrower’s other obligations under the Loan Documents, or (iv) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.

“Maturity Date” means the Stated Maturity Date, provided that (i) in the event of the exercise by Borrower of the First Extension Option pursuant to Section 2.7, the Maturity Date shall be the First Extended Maturity Date, (ii) in the event of the exercise by Borrower of the Second Extension Option pursuant to Section 2.7, the Maturity Date shall be the Second Extended Maturity Date, and (iii) in the event of the exercise by Borrower of the Third Extension Option pursuant to Section 2.7, the Maturity Date shall be the Third Extended Maturity Date, or such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” means One Hundred Thousand and No/100 Dollars ($100,000).

“Monthly Debt Service Payment Amount” means, for each Monthly Payment Date, an amount equal to the amount of interest which is then due on all the Components of the Loan in the aggregate for the Interest Period during which such Monthly Payment Date occurs.

“Monthly Payment Date” means the ninth (9th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be March 9, 2015.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage or Deed of Trust or Deed to Secure Debt, as applicable, for each Property or for multiple Properties located within the same county or parish, dated as of the Closing Date (or, in connection with a Property which is a Substitute Property, dated as of the date of the substitution), executed and delivered by Borrower, constituting a Lien on the Improvements and the Property or Properties, as applicable, as Collateral for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Documents” means the Mortgages, the Assignments of Leases and Rents and the Fixture Filings.

“Multiemployer Plan” means a plan within the meaning of Section 414(f) of the Code or Section 3(37) of ERISA to which contributions are required to be made by any Loan Party or any of its ERISA Affiliates or to which any such entity has any liability.

“Net Assets” means, with respect to any Person, the difference between (i) the fair market value of such Person’s assets and (ii) such Person’s liabilities determined in accordance with GAAP.

“Net Proceeds” means (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i) and (iii) as a result of damage to or destruction of a Property, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of an Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

“Net Transfer Proceeds” means, with respect to the Transfer of any Property, the gross sales price for such Property (including any earnest money, down payment or similar deposit included in the total sales price paid by the purchaser), less Transfer Expenses.

“Non-Property Taxes” means all Taxes other than Property Taxes and Other Charges.

“NRSRO” means any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” means, collectively, Borrower’s obligations for the payment of the Debt and the performance by the Loan Parties of the Other Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or another Loan Party.

“Operating Expenses” means, for any period, without duplication, all expenses actually paid or payable by Borrower (or, for the period prior to the Closing Date, by Borrower’s Affiliates that owned the Properties) during such period in connection with the administration, operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include, without duplication, (i) all operating expenses incurred in such period based on quarterly financial statements delivered to Lender in accordance with Section 4.3.1(a), (ii) cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties (iii) management fees in an amount equal to the greater of (A) actual management fees or (B) the Management Fee Cap, (iv) administrative, payroll, security and general expenses for the Properties, (v) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (vi) computer processing charges, (vii) operational equipment and other lease payments to the extent constituting operating expenses under GAAP, (viii) Property Taxes, Other Charges and HOA Fees, (ix) insurance premiums, (x) Property maintenance expenses and (xi) all reserves required by Lender hereunder (without duplication). Notwithstanding the foregoing, Operating Expenses shall not include (A) depreciation or amortization, (B) income taxes or other charges in the nature of income taxes, (C) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of any Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (D) Capital Expenditures, (E) Debt Service, (F) expenses incurred in connection with the acquisition, initial renovation and initial leasing of Properties and other activities undertaken prior to such initial lease that do not constitute recurring operating expenses to be paid by Borrower, including eviction of existing tenants, incentive payments to tenants and other similar expenses, (G) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant under a Lease, (H) any service that is required to be provided by the Manager pursuant to the Management Agreement without compensation or reimbursement (other than the management fee set forth in the Management Agreement), (I) any expenses that relate to a Property from and after the release of such Property in accordance with Section 2.5 hereof, (J) bad debt expense with respect to Rents, (K) the value of any free rent or other concessions provided with respect to the Properties, (L) any loss that is covered by the Policies including any portion of a loss that is subject to a deductible under the Policies or (M) corporate overhead expenses incurred by Borrower’s Affiliates.

“Other Charges” means all (i) impositions other than Property Taxes, (ii) charges, liens or fees levied or assessed or imposed against a Property by a Governmental Authority in connection with code violations, and (iii) any other charges levied or assessed or imposed against a Property or any part thereof other than Property Taxes or HOA Fees.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” means (i) the performance of all obligations of the Loan Parties contained herein; (ii) the performance of each obligation of the Relevant Parties contained in any other Loan Document; and (iii) the performance of each obligation of the Relevant Parties contained in any renewal, extension, amendment, restatement, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Other Receipts” for any period of determination, any actual net cash flow receipts received by Borrower (or, for the period prior to the Closing Date, by Borrower’s Affiliates that owned the Properties) from sources other than Rents, such as fees, payments or other compensation from any Tenant (but excluding any security deposits), with respect to the Properties to the extent they are recurring in nature and properly included as operating income for such period in accordance with GAAP.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Principal Balance” means, as of any date, the aggregate Component Outstanding Principal Balances of the Components of the Loan.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six (6) months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s; provided, however, that the investments described in this clause must (1) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (2) if rated by S&P, must not have an “r” highlighter affixed to their rating, (3) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (4) such investments must not be subject to liquidation prior to their maturity;

(iii) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six (6) months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s); provided, however, that the investments described in this clause must (1) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (2) if rated by S&P, must not have an “r” highlighter affixed to their rating, (3) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (4) such investments must not be subject to liquidation prior to their maturity;

(iv) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in its highest long-term unsecured rating category); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six (6) months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category ) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s); provided, however, that the investments described in this clause must (1) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (2) if rated by S&P, must not have an “r” highlighter affixed to their rating, (3) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (4) such investments must not be subject to liquidation prior to their maturity;

(vi) units of taxable money market funds, which funds are regulated investment companies and invested solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(vii) any other security, obligation or investment which has been specifically approved as a Permitted Investment in writing (A) by Lender and (B) each Rating Agency, as confirmed by satisfaction of the Rating Agency Condition with respect to each Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment and provided, further, that each investment described hereunder must have (x) a predetermined fixed amount of principal due at maturity (that cannot vary or change) and (y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days.

“Permitted Liens” means, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policies for the Properties and, with respect to any Substitute Property, as Lender has approved in writing in Lender’s reasonable discretion, (iii) Liens, if any, for Non-Property Taxes or Property Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens arising after the Closing Date for Non-Property Taxes, Property Taxes, Other Charges or HOA Fees being contested in accordance with Section 4.1.3 or Section 4.4.8, (v) any workers’, mechanics’ or other similar Liens on a Property that are bonded or discharged within sixty (60)

days after Borrower first receives written notice of such Lien, (vi) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting any Property and that would not reasonably be expected to and do not have an Individual Material Adverse Effect on the Property, (vii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, (viii) the Specified Liens and (ix) rights of Tenants as Tenants only under Leases permitted hereunder.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA that is established, maintained or contributed to by any Loan Party or any of its ERISA Affiliates (or as to which such entity has any liability) and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Termination Event” means (i) any event described in Section 4043 of ERISA with respect to any Plan; (ii) the withdrawal of any Loan Party or any of its ERISA Affiliates from a Plan during a plan year in which such Loan Party or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Loan Party or any of its ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution of proceedings by the PBGC to terminate a Plan or by any similar foreign governmental authority to terminate a Foreign Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the institution of proceedings by a foreign governmental authority to appoint a trustee to administer any Foreign Plan; or (vii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan or Foreign Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Prepayment Notice” means a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4.2, which date shall be no earlier than ten (10) days after the date of such Prepayment Notice and no later than ninety (90) days after the date of such Prepayment Notice. A Prepayment Notice may be revoked in writing by Borrower, or may be modified in writing by Borrower to a new specified Business Day, in each case, on or prior to the proposed prepayment date set forth in such Prepayment Notice; provided that such new Business Day shall be no earlier than such proposed prepayment date. If revoked (as opposed to modified), any new Prepayment Notice shall comply with the timeframes set forth above. Borrower shall pay to Lender all out-of-pocket costs and expenses (if any) incurred by Lender in connection with Borrower’s permitted revocation or modification of any Prepayment Notice.

“Prime Rate” means the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” then Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” means the Floating Rate Components of the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Priority” means that the valid and proper foreclosure of a Lien for HOA Fees will extinguish the Lien of the Mortgage with respect to the relevant HOA Property.

“Properties Schedule” means the data tape of Properties attached hereto as Schedule I.A. as of the Closing Date, as updated on a monthly basis in the form attached hereto as Schedule I.B. (and supplemented quarterly by the data included on Schedule I.C. and Schedule I.D. and, following a Sponsor Public Listing or a Sponsor Public Sale, further supplemented quarterly by the data included on Schedule I.E.) pursuant to Section 4.3.6.

“Property” means, individually, and “Properties” means, collectively, (i) the residential real properties described on the Properties Schedule as of the Closing Date and encumbered by the Mortgages and (ii) any residential real properties that are Substitute Properties; provided that if the Allocated Loan Amount for any Property has been reduced to zero and all interest and other Obligations related thereto that are required to be paid on or prior to the date when the Allocated Loan Amount for such Property is required to be repaid have been repaid in full, then such residential real property shall no longer be a Property hereunder. The Properties include the Improvements now or hereafter erected or installed thereon and other personal property owned by Borrower located thereon, together with all rights pertaining to such real property, Improvements and personal property.

“Property Account Bank” means the Eligible Institution at which a Property Account is maintained.

“Property Account Control Agreement” means the Deposit Account Control Agreement dated the date hereof among Borrower, Lender, Manager and a Property Account Bank, providing for springing control by Lender, substantially in the form set forth as Exhibit B attached hereto or such other form as may be reasonably acceptable to Lender.

“Property Accounts” means the Rent Deposit Accounts and Borrower’s Operating Account.

“Property Covenants” means those covenants set forth in Section 4.4 and the covenants contained in Section 2 of the Environmental Indemnity.

“Property File” means with respect to each Property:

(i) The Purchase Agreement, auction receipt or other applicable purchase documentation reasonably satisfactory to Lender;

(ii) The documentation described in Sections 3.2.3, 3.2.4, 3.2.5, 4.4.3, 4.4.4, and 4.4.5;

(iii) Evidence reasonably satisfactory to Lender of the insurance policies required by Section 5.1.1 with respect to such Property;

(iv) The executed Lease and any renewals, amendments or modification of the Lease, each of which shall be delivered to the Property File within ten (10) days after execution thereof

(provided, that if such Property is a Vacant Property, such Property will be disclosed in the Property File as a Vacant Property until an Eligible Lease is executed with respect to such Property); and

(v) The Broker Price Opinion for such Property.

“Property Representations” means those representations and warranties set forth in Section 3.2 and Section 1 of the Environmental Indemnity.

“Property Taxes” means any real estate and personal property taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property, any Collateral, any part of either of the foregoing or Borrower.

“Public Vehicle” means a Person whose securities are listed and traded on a national securities exchange and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Purchase Agreement” means the purchase agreement with respect to the purchase of a Property entered into by Borrower or its Affiliate and a third party seller of a Property who is not an Affiliate of any Loan Party.

“Qualified Manager” means (i) Existing Manager, (ii) any Person that is under common Control with Existing Manager or Sponsor and/or (iii) a reputable Person that has at least two (2) years’ experience in the management of at least two hundred and fifty (250) residential rental properties in each metropolitan statistical area in which the applicable Properties to be managed by such Person are located and is not the subject of a bankruptcy or similar proceeding; provided, that in the case of the foregoing clause (iii), Borrower shall have obtained a Rating Agency Confirmation in respect of the management of the Properties by such Person; and provided, further, that in the case of the foregoing clause (ii) and clause (iii), if such Person is an Affiliate of Borrower, Borrower shall have obtained an additional Insolvency Opinion if such an opinion is requested by Lender.

“Qualified Title Insurance Company” means each title insurance company listed on Schedule VI and any other title insurance company unless such title insurance company is disqualified by Lender in its sole discretion by notice to Borrower.

“Qualified Transferee” means (i) Sponsor or (ii) any Person that (A) has a net worth of not less than Three Hundred Million and No/100 Dollars ($300,000,000) (exclusive of such Person’s direct or indirect interest in the Properties and Borrower), (B) has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding or any governmental or regulatory investigation which resulted in a final, nonappealable conviction for criminal activity involving moral turpitude, (C) is (or is under common Control with a Person that is) regularly engaged in the management, ownership or operation of one to four unit residential rental properties and (D) with respect to the applicable Transfer to such Person, Borrower shall have obtained a Rating Agency Confirmation.

“Quarterly HOA Report” has the meaning set forth in Section 4.3.12(a).

“Rating Agencies” means the nationally-recognized statistical rating organization (e.g. S&P, Moody’s, Fitch, DBRS, Inc., Morningstar, Inc., KBRA or any successor thereto) that have been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Rating Agency Confirmation” means a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Securities are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its reasonable, good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“Records” means all leases, agreements, instruments, documents, books, records and other information (including, without limitation, tapes, disks, punch cards and related property and rights) maintained with respect to Properties or the Loan Parties, other than the Property Files.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the releases (Asset Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005) and Asset-Backed Securities, Securities Act Release No. 33-9638, 79 Fed. Reg. 57,184 (Sept. 24, 2014)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time. Each of the parties hereto acknowledge that the Regulation AB provisions herein shall be construed as if the Certificates were publicly registered and reporting were required at all times.

“Related Loan” means a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” means a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to a Property.

“Release Amount” means, for a Property, the following applicable amount together with any other amounts specified in Section 2.4.5:

(i) in connection with the Transfer of a Property (other than a Designated HOA Property) pursuant to Section 2.5 or any failure of a Property to qualify as an Eligible Property due to the occurrence of a Voluntary Action (such Properties, “Release Premium Properties”), (A) one hundred five percent (105%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is less than $54,085,400, (B) one hundred ten percent (110%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $54,085,400 but less than $81,128,100, (C) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $81,128,100 but less than $108,170,800, and (D) one hundred twenty percent (120%) of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $108,170,800;

(ii) in connection with any failure of a Property to qualify as an Eligible Property other than due to the occurrence of a Voluntary Action that is not cured within the applicable Cure Period, an amount equal to one hundred percent (100%) of the Allocated Loan Amount for such Property;

(iii) in connection with any Condemnation or Casualty of any Property for which prepayment of the Release Amount is required pursuant to Section 5.3 or Section 5.4, one hundred percent (100%) of the Allocated Loan Amount for such Property; and

(iv) in connection with the release of a Designated HOA Property, a percentage of the Allocated Loan Amount for such Property that is equal to the greater of (A) one hundred percent (100%) and (B) the percentage with respect to which Borrower has obtained a Rating Agency Confirmation.

“Relevant Party” means each Loan Party, Equity Owner GP and Sponsor (and, collectively “Relevant Parties”).

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Renovation Standards” means the maintenance, repairs, improvements and installations that are necessary (i) for a Property to conform to applicable material Legal Requirements and not deviate materially from local rental market standards for the area in which such Property is located and (ii) for a Property to conform to Requirements for Existing Housing One to Four Family Units (4905.1) or Minimum Property Standard for One and Two Family Dwellings (200.926) as applicable, as published by the U.S. Department of Housing and Urban Development.

“Rents” means, with respect to each Property, all rents and rent equivalents.

“Repayment Date” means the date of a prepayment of the Loan pursuant to the provisions of Section 2.4.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 2.6.3(c) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, the date required in Section 2.6 or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection with an extension of the Maturity Date pursuant to Section 2.7, the date required in Section 2.7; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap

Agreement shall be such interest rate cap agreement approved in writing by Lender, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.

“Replacement Management Agreement” means, collectively, (i) either (A) a management agreement with a Qualified Manager, substantially in the same form and substance as the Existing Management Agreement, (B) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, that with respect to this clause (B), (x) if such management agreement provides for the payment of management fees in excess of those fees provided for under the Existing Management Agreement, then Borrower shall have obtained a Rating Agency Confirmation with respect to such increase in management fees and (y) otherwise Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation with respect to such management agreement or (C) a management agreement with a Manager approved by Lender in accordance with Section 4.1.13(b)(y) and satisfying the conditions set forth in clauses (x) and (y) above, and (ii) an assignment of management agreement and subordination of management fees substantially in the form of the Assignment of Management Agreement dated as of the date hereof (or such other form as shall be reasonably acceptable to Lender and the Qualified Manager).

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Request for Release” means a request for release of a Property in connection with any Transfer of a Property, substantially in the form attached hereto as Exhibit E.

“Reserve Funds” means, collectively, all funds deposited by Borrower with Lender or Collection Account Bank pursuant to Article 6, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the HOA Funds, the Casualty and Condemnation Funds, the Cash Collateral Funds, the Special Insurance Reserve Funds and the Eligibility Funds.

“Reserve Release Date” means any Business Day as requested by Borrower pursuant to a Reserve Release Request; provided that there shall be no more than one Reserve Release Date in any calendar month.

“Reserve Release Request” means any written request by Borrower for a release of Reserves Funds made in accordance with Article 6.

“Responsible Officer” means, as to any Person, the chief executive officer or president or, with respect to financial matters, the chief financial officer or treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certified resolution.

“Restoration” means the repair and restoration of a Property after a Casualty as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such material alterations as may be approved by Lender, such approval not to be unreasonably withheld, delayed or conditioned.

“Restricted Junior Payment” means, with respect to any Person, (i) any dividend or other distribution of any nature (cash, securities, assets, Indebtedness or otherwise) and any payment, by virtue of redemption, retirement or otherwise, on any class of Equity Interests or subordinate Indebtedness issued by such Person, whether such Equity Interests are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests or subordinate Indebtedness of such Person now or hereafter outstanding, or (iii) any payment of management or similar fees by such Person (other than payment of management fees under any Management Agreement to the extent expressly permitted by this Agreement).

“Restricted Pledge Party” means, collectively, Borrower, each Borrower TRS, any Guarantor, and any other direct or indirect equity holder in Borrower, any Borrower TRS or any Guarantor up to, but not including, the first direct or indirect equity holder that has substantial assets other than the Properties and the other Collateral.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Solvent” means, with respect to any Person or any consolidated group, on any date of determination, that on such date (i) the fair saleable value of such Person’s or consolidated group’s assets exceeds its total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of such Person’s or consolidated group’s assets exceeds its probable liabilities, as applicable, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, (iii) such Person’s or consolidated group’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted and (iv) such Person or consolidated group does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

“Specified Documents” means, with respect to any Property File, each document listed in the definition of “Property File”.

“Specified Liens” means the Liens described on Schedule XII affecting one or more of the Properties as of the Closing Date, provided that all such Liens on the affected Properties are affirmatively covered by Title Insurance Policies.

“Sponsor” means IH2 Property Holdco L.P., a Delaware limited partnership.

“Sponsor Financial Covenant” means the requirement that Sponsor or any Qualified Transferee that executes and delivers a replacement guaranty pursuant to Section 7.1(h) maintain Net Assets of not less than One Hundred Fifty Million and No/100 Dollars ($150,000,000) (exclusive of Sponsor’s or such Qualified Transferee’s direct or indirect interest in Borrower).

“Sponsor Guaranty” means that certain Sponsor Guaranty, dated as of the date hereof, executed by Sponsor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Sponsor Parent Entity” means any Person that owns, directly or indirectly, one hundred percent (100%) of the legal and beneficial interests in Sponsor.

“Sponsor Public Listing” means the listing of the direct or indirect legal or beneficial interests of Sponsor (or any direct or indirect wholly owned subsidiary of Sponsor or any Sponsor Parent Entity) on the New York Stock Exchange or another nationally recognized securities exchange.

“Sponsor Public Sale” means the sale, transfer or conveyance (but not a pledge), in one or a series of transactions (i) of more than fifty percent (50%) of the direct or indirect legal or beneficial interests in Sponsor (or any direct or indirect wholly owned subsidiary of Sponsor or any Sponsor Parent Entity) to a Public Vehicle or (ii) through which Sponsor (or any direct or indirect wholly owned subsidiary of Sponsor or any Sponsor Parent Entity) becomes, or is merged with or into, a Public Vehicle.

“Spread Maintenance Date” means the Monthly Payment Date occurring in March 2016.

“Spread Maintenance Premium” means, with respect to any prepayment of principal (or acceleration of the Loan) prior to the Spread Maintenance Date (other than payments made pursuant to Section 2.4.3(a) (except where such prepayment arises as a result of a Voluntary Action) or Section 2.4.3(c)), and with respect to each Floating Rate Component, an amount equal to the product of the following: (i) the amount of such prepayment (or the amount of principal so accelerated) allocable to such Floating Rate Component, multiplied by (ii) the Floating Rate Component Spread applicable to such Floating Rate Component, multiplied by (iii) a fraction (expressed as a percentage) having a numerator equal to the number of months difference between the Spread Maintenance Date and the date such prepayment occurs (or the next succeeding Monthly Payment Date through which interest has been paid by Borrower) and a denominator equal to twelve (12). The total Spread Maintenance Premium shall be the sum of the Spread Maintenance Premium for each of the Floating Rate Components. All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

“Stated Maturity Date” means March 9, 2017, as the same may be extended pursuant to Section 2.7.

“Strike Price” means (i) as to any Interest Rate Cap Agreement during the initial term of the Loan, 2.0698% per annum, and (ii) as to any Replacement Interest Rate Cap Agreement obtained in connection with the exercise of any Extension Option, a rate per annum equal to the greater of (A) 2.0698% per annum and (B) the interest rate at which the Debt Service Coverage Ratio as of the Calculation Date immediately preceding the applicable Extension Date is not less than 1.20:1.00.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of a Property.

“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Title Insurance Owner’s Policy” means, with respect to each Property, an ALTA owner title insurance policy issued by a Qualified Title Insurance Company in a form reasonably acceptable to Lender (or, if such Property is in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined to be reasonably acceptable to Lender) issued with respect to such Property and insuring the legal title to such Property, as applicable, posted to Lender’s online data room pursuant to Section 4.1.14 with electronic or written notification to Lender of such posting.

“Title Insurance Policy” means, with respect to each Property or multiple Properties encumbered by the same Mortgage, an ALTA mortgagee title insurance policy issued by a Qualified Title Insurance Company containing such endorsements as Lender may reasonably require (to the extent available in the state where the Property or the Properties, as applicable, are located) in a form reasonably acceptable to Lender (or, if such Property or the Properties, as applicable, are located in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined to be reasonably acceptable to Lender) issued with respect to such Property or Properties, as applicable, and insuring the Lien of the Mortgage Documents encumbering such Property or Properties (subject to Permitted Liens), as applicable, and posted to Lender’s online data room pursuant to Section 4.1.14 with electronic or written notification to Lender of such posting.

“Transfer Date” means the date upon which a Transfer of a Property is consummated.

“Transfer Expenses” means, with respect to the Transfer of any Property, the reasonable expenses of Borrower incurred in connection therewith not to exceed six percent (6.0%) of all gross amounts realized with respect thereto, for any of the following: (i) third party real estate commissions, (ii) the closing costs of the purchaser of such Property actually paid by Borrower and (iii) Borrower’s miscellaneous closings costs, including, but not limited to title, escrow and appraisal costs and expenses.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Yield Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Yield Period has ended pursuant to the terms hereof.

“Trust Fund Expenses” means (i) any interest payable to the Servicer, or any special servicer, trustee, operating advisor, custodian, or certificate administrator in connection with the Loan or the Properties pursuant to the Servicing Agreement in respect of advances made by any of the foregoing; provided, however, that Borrower shall only be obligated to pay any amounts described in this clause (i) if and to the extent such interest exceeds the sum of the Default Rate interest and late payment charges payable pursuant to Section 2.3.4 in respect of the event giving rise to the related advances; (ii) all special servicing fees, work-out, liquidation fees and other fees payable to any special servicer under the Servicing Agreement (A) after the Loan is transferred to the special servicer as a result of (1) the occurrence of an Event of Default or (2) an acknowledgement by Borrower in writing that the Loan is likely to go into default, or (B) in connection with any Borrower requested or consensual work-out or modification of the Loan; (iii) the regular monthly fee of the certificate administrator (capped at $5,233 per month) and the trustee (capped at $417 per month) under the Servicing Agreement, (iv) the fees and expenses of Midland Loan Services as Servicer as set forth in Schedule IX, (v) the costs and expenses of any Servicer (including costs and expenses of any third party hired by such Servicer) in connection with (A) the determination of market rents for purposes of and in accordance with clause (ii) of the definition of “GPR” and (B) the verification of information set forth in any Quarterly HOA Reports delivered pursuant to clause (h) of Schedule X, as well as the verification and/or preparation of any reports related to HOA compliance required to be performed by the Servicer under the Servicing Agreement and (vi) except for the regular monthly fees payable to the master servicer and any operating advisor, any other cost, fee or expense of the Servicer, the trustee, the operating advisor and any certificate administrator under the Servicing Agreement (A) after the Loan is transferred to the special servicer as a result of (1) the occurrence of an Event of Default or (2) an acknowledgement by Borrower in writing that the Loan is likely to go into default, (B) the occurrence of an Event of Default under clauses (i), (ii) or (iii) of Section 8.1 or (C) in connection with any Borrower requested or consensual work out or modification of the Loan or any other special waiver or approval requests made by Borrower or any Guarantor during the term of the Loan (in each case including, but not limited to, (1) any costs and expenses in connection with Broker Price Opinions and, where Broker Price Opinions are not sufficient in accordance customary mortgage servicing standards, appraisals of the Properties or the Equity Interests in Borrower (or any updates to Broker Price Opinions or such appraisals) conducted by or on behalf of the Servicer, (2) property inspections conducted by or on behalf of the Servicer, (3) lien searches conducted by or on behalf of the Servicer, (4) any reimbursements to the trustee, the Servicer, the operating advisor, any certificate administrator thereunder and related Persons of each of the foregoing, or the trust fund, pursuant to the Servicing Agreement, (5) any indemnification to Persons entitled thereto under the Servicing Agreement, (6) any litigation expenses arising from an Event of Default and (7) the cost of Rating Agency Confirmations and/or opinions of counsel, if any, required to be obtained pursuant to the Servicing Agreement in connection with servicing or administering the Loan or the Properties and administration of the trust fund).

“Trustee” means any trustee holding the Loan or any Component in a Securitization.

“U.S. Dollars” refers to lawful money of the United States.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Underwritten Capital Expenditures” means, as of any date of determination, for the twelve (12) month period ending on such date, the product of (i) the number of Properties multiplied by (ii) $750.

“Underwritten Net Cash Flow” means, as of any date of determination, the excess of: (i) for the twelve (12) month period ending on such date, the sum of (A) the lesser of (1) GPR multiplied by 94.0%, and (2) Actual Rent Collections, and (B) Other Receipts; over (ii) for the twelve (12) month period ending on such date, the sum of (A) Operating Expenses, adjusted to reflect exclusion of amounts representing non-recurring expenses, (B) Underwritten Capital Expenditures and (C) Concessions. For purposes of the foregoing calculations, for the first Calculation Date after the Closing Date, Operating Expenses, Concessions, Actual Rent Collections and Other Receipts with respect to the Properties for the period from and including October 1, 2014, to and including such Calculation Date shall be annualized to determine the twelve (12) month Operating Expenses, Concessions, Actual Rent Collections and Other Receipts with respect to the Properties.

Notwithstanding the foregoing, Underwritten Net Cash Flow shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of any Property, (c) any item of income otherwise included in Underwritten Net Cash Flow but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(G)” of the definition thereof, (d) security deposits received from Tenants until forfeited or applied and (e) any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions).

Notwithstanding anything herein to the contrary, the Underwritten Net Cash Flow of any Property that is a Disqualified Property shall be zero for all purposes of this Agreement.

“United States” means the United States of America.

“Unrestricted Cash” means any cash or Permitted Investments not held (or required to be held) in any Collection Account, Account, Rent Deposit Account or Security Deposit Account, to the extent the cash value thereof could be distributed as a Restricted Junior Payment by a Loan Party pursuant to Section 4.2.12 on such date.

“Vacant Property” means, individually, and “Vacant Properties” means, collectively, the Properties listed on Schedule XI attached hereto which are not leased to or occupied by any Tenant as of the Cut-Off Date.

“Voluntary Action” means, in respect of any Property, a voluntary action or omission by any Loan Party or an action or omission by any third party authorized by a Loan Party that, in each case, such Loan Party intends to result in (i) an imposition of a Lien (other than a Permitted Lien) on such Property or (ii) a Transfer of such Property.

Section 1.2 Index of Other Definitions. The following terms are defined in the Sections, Schedules or Loan Documents as indicated below:

“Acceptable Blanket Policy” – 5.1.1(c)

“Acceptable LLC” – Schedule IV

“Account Collateral” – 6.9

“Accounts” – 6.1.1

“Act” – Schedule IV

“Affected Property” and “Affected Properties” – 2.4.3(a)

“Agreement” – Introductory Paragraph

“Anti-Money Laundering Laws” –3.1.27

“Approved Annual Budget” – 6.8.3

“Approved Extraordinary Operating Expense” – 6.8.4

“Approved Initial Budget” – 6.8.3

“Available Cash” – 6.8.1(i)

“Borrower” – Introductory Paragraph

“Borrower’s Operating Account” – 6.1.3

“Breakage Costs” – 2.2.5

“Capital Expenditure Account” – 6.4.1

“Capital Expenditure Funds” – 6.4.1

“Cash Collateral Account” – 6.7.1

“Cash Collateral Floor” – 6.7.2

“Cash Collateral Funds” – 6.7.1

“Cash Management Accounts” – 6.9

“Casualty” – 5.2

“Casualty and Condemnation Account” – 6.6

“Casualty and Condemnation Funds” – 6.6

“Casualty Consultant” – 5.4(d)(iii)

“Casualty Retainage” – 5.4(d)(iv)

“Cause” – Schedule IV

“Committee” – Schedule IV

“Condemnation Proceeds” – Net Proceeds Definition

“Counterparty Opinion” – 2.6.3(g)

“Covered Disclosure Information” – 9.2(b)

“Debt Yield Cure Prepayment” – Low Debt Yield Period Definition

“Designated Renovation Property” – Sponsor Guaranty

“Disclosure Document” – 9.2(a)

“Eligibility Funds” – 6.10(a)

“Eligibility Reserve Account” – 6.10(a)

“Embargoed Person” – 4.2.16

“Equity Certificate” – 10.28(a)

“ERISA Plan” – 3.1.8(a)

“Event of Default” – 8.1

“Excess Deductible”- 5.1.3

“Exchange Act” – 9.2(a)

“Exchange Act Filing” – 9.1(d)

“Extraordinary Operating Expense” – 6.8.4

“First Extended Maturity Date” – 2.7.1

“First Extension Notice” – 2.7.1

“First Extension Option” – 2.7.1

“Fully Condemned Property” – 5.3(b)

“Fully Condemned Property Prepayment Amount” – 5.3(b)

“Guarantor’s Permitted Indebtedness” – 4.2.8

“HOA Funds” – 6.2.3

“HOA Subaccount” – 6.2.3

“Indemnified Liabilities” – 4.1.21

“Independent Director” – Schedule IV

“Independent Manager” – Schedule IV

“Initial Interest Period” – 2.3.1

“Insurance Account” – 6.3.1

“Insurance Funds” – 6.3.1

“Insurance Premiums” – 5.1.1(b)

“Insurance Proceeds” – Net Proceeds Definition

“Interest Period” – 2.3.2

“Interest Shortfall” – 2.4.5(a)(ii)

“Issuer” – 9.2(b)

“Lender” – Introductory Paragraph

“Lender Group” – 9.2(b)

“Liabilities” – 9.2(b)

“Low Debt Yield Trigger” – Low Debt Yield Period Definition

“Margin Stock” – 3.1.16

“Material Action” – Schedule IV

“Monthly Budgeted Amount” – 6.8.3

“Nationally Recognized Service Company” – Schedule IV

“Net Proceeds Deficiency” – 5.4(d)(vi)

“Note” – 2.1.4

“Notice” – 10.5

“Participant Register” – 10.24

“Patriot Act Offense” – 3.1.26

“Periodic Rating Agency Information” – 4.3.10

“Permitted Indebtedness” – 4.2.8

“Permitted Transfers” – 7.1

“Policy” and “Policies” – 5.1.1(b)

“Qualified Release Property Default” – 2.5(b)

“Quarterly HOA Report” – 4.3.12

“Rate Cap Collateral” – 2.6.2

“Register” – 10.24

“Registrar” – 10.24

“Release Conditions” – 2.5

“Release Premium Properties” – Release Amount Definition

“Release Property” – 2.5

“Rent Deposit Account” – 6.1.1

“Rent Deposit Account Retained Amount” – 6.1.1

“Rent Deposit Bank” – 6.1.1

“Review Waiver” – 10.2(b)

“Second Extended Maturity Date” – 2.7.1

“Second Extension Notice” – 2.7.1

“Second Extension Option” – 2.7.1

“Secondary Market Transaction” – 9.1(a)

“Securities” – 9.1(a)

“Securitization” – 9.1(a)

“Securities Act” – 9.2(a)

“Security Deposit Account” – 4.1.15(a)

“Servicer” – 10.20

“Servicing Agreement” – 10.20

“Sole Member” – Schedule IV

“SPC Party” – Schedule IV

“Special Insurance Reserve Account” – 6.5(a)

“Special Insurance Reserve Funds” – 6.5(a)

“Special Member” – Schedule IV

“Special Purpose Bankruptcy Remote Entity” – Schedule IV

“Substitute Mortgage Documents” – 2.4.3(a)(x)

“Substitute Property” and “Substitute Properties” – 2.4.3(a)

“Succeeding Interest Period” – 2.4.5(a)(ii)

“Tax Account” – 6.2.1

“Tax Funds” – 6.2.1

“Tenant Direction Letter” – 6.1.1

“Third Extended Maturity Date” – 2.7.1

“Third Extension Notice” – 2.7.1

“Third Extension Option” – 2.7.1

“Transfer” – 4.2.3

“Underwriter Group” – 9.2(b)

“Updated Information” – 9.1(b)(i)

“U.S. Tax Compliance Certificate” – 2.10.6(b)(ii)(C)

Section 1.3 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Components of the Loan. For purposes of the computation of the interest accrued on the Loan from time to time and certain other computations set forth herein, the Loan shall be divided into multiple components designated as “Component A”, “Component B”, “Component C”, “Component D”, “Component E”, “Component F” and “Component G”. The following table sets forth the initial Component Outstanding Principal Balance of each such Component.

Component	Initial Principal Amount

Component A	$227,790,000
Component B	$56,520,000
Component C	$49,668,000
Component D	$44,530,000
Component E	$67,824,000
Component F	$67,479,000
Component G	$27,043,000

2.1.3 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.4 The Note. The Loan and all of the Components thereof shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of Five Hundred Forty Million Eight Hundred Fifty-Four Thousand and No/100 Dollars ($540,854,000) executed by Borrower and payable to the order of Lender in evidence of each of the Components of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents. If the Note is mutilated or defaced and is surrendered to the Borrower, or if there shall be delivered to the Borrower evidence to its reasonable satisfaction of the destruction, loss or theft of the Note, then the Borrower shall execute and deliver, in lieu of the mutilated, defaced, destroyed lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount and bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note, provided that the applicant for a replacement Note shall indemnify Borrower for any liability, obligation, loss or damages the Borrower may incur in connection with any enforcement, collection or attempted enforcement or collection of the destroyed, lost or stolen Note. In the event that, as of the date a replacement Note is requested, the principal amount of any such mutilated, defaced, destroyed, stolen or lost Note shall have become, or will within the next succeeding fifteen (15) days become, due and payable in accordance with its terms, the Borrower may, at its discretion, not authenticate and deliver such a replacement Note. Borrower shall not be required to incur any material cost or expense in procuring any such indemnity or with the preparation, execution, authentication and delivery of any such replacement Note.

2.1.5 Use of Proceeds. Borrower shall use proceeds of the Loan to (a) make initial deposits of the Reserve Funds, (b) make distributions to Equity Owner and Borrower GP, (c) pay costs and expenses incurred in connection with the closing of the Loan and the related Securitization, and (d) to the extent any proceeds remain after satisfying clauses (a) through (c) above, for such lawful purpose as Borrower shall designate.

Section 2.2 Interest Rate.

2.2.1 Interest Rate.

(a) Each Component of the Loan shall accrue interest throughout the Term at the Interest Rate applicable to such Component during each Interest Period. The total interest accrued under the Loan shall be the sum of the interest accrued on the Component Outstanding Principal Balance of each of the Components. Borrower shall pay to Lender on each Monthly Payment Date the interest accrued or to be accrued on the Loan for the related Interest Period.

(b) Component G shall accrue interest at the Component G Interest Rate. Subject to the terms and conditions hereof, the Floating Rate Components of the Loan shall be a LIBOR Loan. In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Floating Rate Components of the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a Prime Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

(c) If, pursuant to the terms hereof, the Floating Rate Components of the Loan have been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Floating Rate Components of the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a LIBOR Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a Prime Rate Loan to a LIBOR Loan.

(d) If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make or maintain a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period, or upon such earlier date as may be required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Component Outstanding Principal Balance of each of the Floating Rate Components and, to the extent not prohibited by applicable law, all other portions of the Debt (other than the Component Outstanding Principal Balance of the Component G), shall accrue interest at the Default Rate, calculated from the date such payment was due or, if later, such Default shall have occurred, without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3 Interest Calculation. Interest on the Loan and other Obligations shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance or the amount of such other Obligations, as applicable. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period in which such Monthly Payment Date occurs.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5 Breakage Indemnity. Borrower shall indemnify Lender against any loss or expense which Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Monthly Payment Date (unless interest is paid by Borrower on such payment through the end of the applicable Interest Period) and (ii) any default in payment or prepayment of the Principal or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise) (collectively, “Breakage Costs”), provided, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.2.5, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.2.5 are in addition to Borrower’s obligations to pay any Spread Maintenance Premium applicable to a payment or prepayment of the Loan.

Section 2.3 Loan Payments.

2.3.1 Payments. On the Closing Date, Borrower shall pay interest on the Outstanding Principal Balance from the date hereof through and including February 14, 2015 (the “Initial Interest Period”). On March 9, 2015, and each Monthly Payment Date thereafter during the Term, Borrower shall make a payment of principal and interest equal to the Monthly Debt Service Payment Amount, which payment shall be applied in accordance with Article 6. Borrower shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article 6.

2.3.2 Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the fifteenth (15th) calendar day of a calendar month and ending on (and including) the fourteenth (14th) calendar day of the following calendar month. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the Monthly Payment Date is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall adjust the Interest Period and, with respect to the Floating Rate Components, the Interest Determination Date accordingly, so that (a) after giving effect to any such change or adjustment, the period of time between the Monthly Payment Date and the end of the Interest Period shall not be greater than five (5) days and (b) the date of each Maturity Date (including the Stated Maturity Date, the First Extended Maturity Date, the Second Extended Maturity Date and the Third Extended Maturity Date) and any other date in the Loan Documents which corresponds with a Monthly Payment Date shall be automatically amended to reflect the Monthly Payment Date as so adjusted. With respect to payments of principal due on any Component on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding the Maturity Date.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage Documents and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Borrower Security Agreement, the Mortgage Documents and the other Loan Documents to the extent permitted by law.

2.3.5 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2 Voluntary Prepayments. Provided that Borrower shall timely deliver to Lender a Prepayment Notice, Borrower may prepay all or any portion of the Outstanding Principal Balance and any other amounts outstanding under the Note, this Agreement, the Mortgage Documents and any of the other Loan Documents, on any Business Day, provided that Borrower shall comply with the provisions of and pay to Lender the amounts set forth in Section 2.4.5. Each such prepayment shall be in a minimum principal amount equal to One Million and No/100 Dollars ($1,000,000) and in integral multiples of One Hundred Thousand and No/100 Dollars ($100,000) in excess thereof and shall be made and applied in the manner set forth in Section 2.4.5.

2.4.3 Mandatory Prepayments.

(a) Disqualified Properties. If at any time any Property shall become a Disqualified Property, Borrower shall, no later than the close of business on the fifth (5th) Business Day following the last day of the applicable Cure Period, if any, give notice thereof to Lender and prepay the Debt in the applicable Release Amount with respect to such Property. No Spread Maintenance Premium shall be owing on any such prepayment unless such Property became a Disqualified Property as a result of a Voluntary Action. After the prepayment of the Debt by the Release Amount with respect to a Disqualified Property as provided above, Lender shall release the Disqualified Property from the applicable Mortgage Documents and related Lien, provided, that (x) Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Assignment of Leases and Rents applicable to the Disqualified Property encumbers other Property(ies) in addition to the Disqualified Property, such release shall be a partial release that relates only to the Disqualified Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Disqualified Property is located and shall contain standard provisions protecting the rights of Lender, (y) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees) and (z) such Disqualified Property is a separate legal parcel from the property remaining encumbered by Mortgages. Notwithstanding the foregoing, in lieu of such prepayment, Borrower may either (1) deposit an amount equal to one hundred percent (100%) of the Allocated Loan Amount for such Disqualified Property in the Eligibility Reserve Account in accordance with and subject to Section 6.10 or (2) substitute a Disqualified Property or a portfolio of Disqualified Properties (each, an “Affected Property” and collectively, the “Affected Properties”) with a substitute Eligible Property or a portfolio of Eligible Properties (each, a “Substitute Property” and collectively, the “Substitute Properties”) provided that, in the case of a proposed substitution, the following conditions are satisfied:

(i) each substitute Eligible Property is either a detached single-family residential real property or a condominium or townhome (so long as condominium units and townhomes constitute no more than two percent (2%) of the Properties by BPO Value and provided no condominium that is a Substitute Property shall consist of more than one single-family unit), but excluding housing cooperatives and manufactured housing;

(ii) no Event of Default shall have occurred and be continuing except as related to, and cured by the removal of, the Affected Property or Affected Properties being substituted;

(iii) Lender shall have obtained, at Borrower’s sole cost and expense, a Broker Price Opinion for the Substitute Property (or Broker Price Opinions for a portfolio of Substitute Properties) being substituted and based on such Broker Price Opinion(s), the Substitute Property (or portfolio of Substitute Properties) being substituted shall have the same or greater BPO Value as the greater of (x) the BPO Value of the Affected Property (or portfolio of Affected Properties) being substituted as of the Closing Date and (y) the BPO Value of the Affected Property (or portfolio of Affected Properties) being substituted at the time of substitution;

(iv) Borrower shall deliver to Lender an Officer’s Certificate stating that each Substitute Property satisfies each of the Property Representations and is in compliance with each of the Property Covenants on the date of the substitution after giving effect to the substitution;

(v) the Eligible Lease for each Substitute Property shall have a remaining contractual term of at least six (6) months (without giving effect to any extension option in such lease);

(vi) the in place Rents under the Lease(s) for the Substitute Property (or Substitute Properties, if a portfolio of Affected Properties are being substituted) shall be equal to or greater than the greater of (A) the in place Rents under the Lease(s) for the Affected Property (or portfolio of Affected Properties) being substituted measured as of the time of substitution and (B) the in place Rents under the Lease(s) for the Affected Property (or portfolio of Affected Properties) being substituted measured as of the Closing Date;

(vii) simultaneously with the substitution, Borrower shall convey all of Borrower’s right, title and interest in, to and under the Affected Property (or portfolio of Affected Properties) being substituted to a Person other than Borrower or a Loan Party or any Person owned directly or indirectly to Borrower or a Loan Party and Borrower shall deliver to Lender a copy of the deed conveying all of Borrower’s right, title and interest in such Affected Property (or portfolio of Affected Properties) being substituted;

(viii) Borrower shall deliver on or prior to the date of substitution evidence satisfactory to Lender that each Substitute Property is insured pursuant to Policies meeting the requirements of Article 5;

(ix) Borrower shall deliver to Lender the Property File with respect to each Substitute Property;

(x) Borrower shall have executed and delivered to Lender, the Mortgage Documents with respect to each Substitute Property, which shall be in substantially the same form as the Mortgage, Assignment of Leases and Rents and Fixture Filing, if applicable, executed and/or delivered on the Closing Date (or with respect to any such Affected Property which was previously a Substitute Property, the date such Affected Property became collateral for the Loan) with such changes as may be necessitated or appropriate (as reasonably determined by Lender) for the jurisdiction in which the Substitute Property is located, and which may, in Lender’s reasonable discretion, be Mortgage Documents with respect to only such Substitute Property (and in the event the Substitute Property is located in the same county or parish in which one or more other Properties (other than the Affected Property or Affected Properties being substituted) is located, such Mortgage and Assignment of Leases and Rents may be in the form of an amendment and spreader agreement to the existing Mortgage and Assignment of Leases and Rents covering such Property or Properties located in the same county or parish as the Substitute Property, in each case, in form and substance reasonably acceptable to Lender) (the “Substitute Mortgage Documents”);

(xi) Borrower shall deliver to Lender the following opinions of counsel: (A) an opinion of counsel admitted to practice under the laws of the state in which the Substitute Property (or portfolio of Substitute Properties) being substituted is located in form and substance reasonably satisfactory to Lender opining as to the enforceability of the Substitute Mortgage Documents with respect to the Substitute Property (or portfolio of Substitute Properties) and (B) an opinion stating that the Substitute Mortgage Documents were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Substitute Mortgage Documents and the performance by Borrower of its obligations thereunder will not cause a breach or a default under, any agreement, document or instrument to which Borrower is a party or to which it or the Properties are bound and otherwise in form and substance reasonably satisfactory to Lender;

(xii) Lender shall have received a Title Insurance Policy for each Substitute Property (or, in the event a Substitute Property is located in the same county or parish in which one or more other Properties (other than an Affected Property being substituted) is located, an endorsement to the existing Title Insurance Policy with respect to such Property or Properties located in the same county or parish as such Substitute Property in form and substance reasonably satisfactory to Lender) insuring the Lien of the Mortgage encumbering such Substitute Property as a valid first lien on such Substitute Property, free and clear of all exceptions other than the Permitted Liens;

(xiii) each Substitute Property shall be located in a metropolitan statistical area that contains at least one property described on the Properties Schedule as of the Closing Date,

(xiv) no acquisition of a Substitute Property will result in Borrower or any Loan Party incurring any indebtedness (except as permitted by this Agreement);

(xv) the BPO Value of the Affected Properties, together with the BPO Value of all other Affected Properties since the date hereof, shall be no more than ten percent (10%) of the aggregate BPO Values of all Properties as of the Closing Date;

(xvi) if any Lien, litigation or governmental proceeding is existing or pending or, to the actual knowledge of a Responsible Officer of Manager or a Loan Party, threatened against any Affected Property being substituted with a Substitute Property or against such Substitute Property which may result in liability for Borrower, Borrower shall have deposited with Lender reserves reasonably satisfactory to Lender as security for the satisfaction of such liability;

(xvii) simultaneously with the substitution of an Affected Property or Affected Properties, Lender shall release the Affected Property or Affected Properties from the applicable Mortgage Documents and related Lien, provided, that Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Assignment of Leases and Rents applicable to the Affected Property or Affected Properties encumbers other Property(ies) in addition to the Affected Property or Affected Properties, such release shall be a partial release that relates only to the Affected Property or Affected Properties being substituted and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Affected Property or Affected Properties are located which contains standard provisions protecting the rights of Lender;

(xviii) Borrower shall pay to Lender all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the substitution (including, without limitation, costs and expenses incurred by Lender in connection with the release of the Affected Property (or portfolio of Affected Properties) being substituted from applicable Mortgage Documents) and, in addition, the current reasonable and customary fee being assessed by Lender and/or its Servicer to effect releases or assignments; and

(xix) the Affected Property or Affected Properties shall constitute separate legal parcels from the property remaining encumbered by Mortgages, and each Substitute Property shall be comprised of one or more separate legal parcels on a stand-alone basis.

Any such deposit in the Eligibility Reserve Account or any such substitution shall be completed no later than the due date for the prepayment required under this Section 2.4.3(a). Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust, no substitution under this Agreement will be permitted unless (1) either (aa) immediately after such substitution the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties (as determined by Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property (other than fixtures) or going concern value, if any) is equal to or less than one hundred twenty-five percent (125%) or (bb) the ratio of the unpaid principal balance of the Loan to the value of the Properties (including the Substitute Property or Substitute Properties) will not increase as a result of the substitution of the Substitute Property or

Substitute Properties for the Affected Property or Affected Properties, or (2) Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the substitution of the Substitute Property or Substitute Properties for the Affected Property or Affected Properties.

(b) Transfer. If at any time any Property is Transferred to a third party (other than for the avoidance of doubt, a Borrower TRS), then Borrower shall, no later than the close of business on the day on which such Transfer occurs, give notice thereof to Lender and prepay the Debt in the applicable Release Amount with respect to such Property in accordance with Section 2.5.

(c) Condemnation or Casualty. If Borrower is required to make any prepayment under Section 5.3 or Section 5.4 as a result of a Condemnation or Casualty, on the next occurring Monthly Payment Date following the date on which Lender actually receives the applicable Net Proceeds, one hundred percent (100%) of such Net Proceeds and all other amounts required to be prepaid pursuant to Section 5.3 or Section 5.4, as applicable, shall be applied to the prepayment of the Debt in accordance with Section 2.4.5(d). Notwithstanding anything herein to the contrary, no Spread Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.3(c).

(d) Application of Mandatory Prepayments. Each such prepayment shall be made and applied in the manner set forth in Section 2.4.5.

(e) Payment from Collection Account. Lender may collect any prepayment required under this Section 2.4.3 from the Collection Account on the date such prepayment is payable hereunder.

2.4.4 Prepayments After Default.

(a) If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1, and Borrower shall pay, as part of the Debt, all of: (i) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii), and (iv) an amount equal to the applicable Spread Maintenance Premium (if made before the Spread Maintenance Date).

(b) Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of any Event of Default, any payment of principal, interest and other amounts payable under the Loan Documents from whatever source may be applied by Lender among the Components and other Obligations as Lender shall determine in its sole and absolute discretion.

2.4.5 Prepayment/Repayment Conditions.

(a) On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Lender:

(i) all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid on the applicable Component or Components through and including the Repayment Date together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;

(ii) if such prepayment is made during the period from and including the first day after a Monthly Payment Date through and including the last day of the Interest Period in which such prepayment occurs, all interest on the principal amount being prepaid on the applicable Component or Components which would have accrued from the first day of the Interest Period immediately following the Interest Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (A) the Interest Rate if such prepayment occurs on or after the Interest Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before the Interest Determination Date for the Succeeding Interest Period (the “Interest Shortfall”);

(iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii);

(iv) the Spread Maintenance Premium applicable thereto (if such prepayment occurs prior to the Spread Maintenance Date); provided that no Spread Maintenance Premium shall be due in connection with a prepayment under Section 2.4.3(a) (except where such prepayment arises as a result of a Voluntary Action) or Section 2.4.3(c); and

(v) all other sums, then due under the Note, this Agreement and the other Loan Documents.

(b) If the Interest Shortfall for any Floating Rate Component was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Interest Determination Date for the Succeeding Interest Period then (i) if the Interest Rate applicable to such Floating Rate Component for such Succeeding Interest Period is less than the Assumed Note Rate applicable to such Floating Rate Component, Lender shall promptly refund to Borrower the amount of the Interest Shortfall paid with respect to such Floating Rate Component, calculated at a rate equal to the difference between the Assumed Note Rate applicable to such Floating Rate Component and the Interest Rate applicable to such Floating Rate Component for such Interest Period, or (ii) if the Interest Rate applicable to such Floating Rate Component is greater than the Assumed Note Rate applicable to such Floating Rate Component, Borrower shall promptly (and in no event later than the ninth (9th) day of the following month) pay Lender the amount of such additional Interest Shortfall applicable to such Floating Rate Component calculated at a rate equal to the amount by which the Interest Rate applicable to such Floating Rate Component exceeds the Assumed Note Rate applicable to such Floating Rate Component.

(c) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the repayment or prepayment (including without limitation reasonable attorneys’ fees and expenses and costs and expenses related to the Transfer or substitution of any Property); provided, for the avoidance of doubt, this provision shall not apply with respect to Taxes.

(d) Except during an Event of Default, prepayments shall be applied by Lender in the following order of priority: (i) first, to any amounts (other than principal, interest, Interest Shortfall, Breakage Costs and Spread Maintenance Premium) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment; (ii) second, interest payable pursuant to Section 2.4.5(a)(i) on the applicable Component or Components being prepaid pursuant to this clause (d) at the Interest Rate; (iii) third, Interest Shortfall on the applicable Component or Components being prepaid pursuant to this clause (d); (iv) fourth, Breakage Costs on the applicable Component or Components being prepaid pursuant to this clause (d); (v) fifth, Spread Maintenance Premium, to the extent applicable, on the applicable Floating Rate Component or Floating Rate Components being prepaid pursuant to this clause (d) and (vi) sixth, to principal, applied as set forth in clause (e) below.

(e) Except during an Event of Default, prepayments of principal of the Loan made pursuant to this Section 2.4.5 shall be applied to the Loan (i) first, to Component A until the Component Outstanding Principal Balance of Component A is reduced to zero, (ii) second, to Component B until the Component Outstanding Principal Balance of Component B is reduced to zero, (iii) third, to Component C until the Component Outstanding Principal Balance of Component C is reduced to zero, (iv) fourth, to Component D until the Component Outstanding Principal Balance of Component D is reduced to zero, (v) fifth, to Component E until the Component Outstanding Principal Balance of Component E is reduced to zero, (vi) sixth, to Component F until the Component Outstanding Principal Balance of Component F is reduced to zero and (vii) seventh, to Component G until the Component Outstanding Principal Balance of Component G is reduced to zero; provided, that so long as no Default or Event of Default shall then exist or would result therefrom, any voluntary prepayments of principal on the Loan made from Unrestricted Cash pursuant to Section 2.4.2, other than Debt Yield Cure Prepayments, shall be applied to the Components of the Loan on a pro rata basis based on the Component Outstanding Principal Balance of each such Component relative to the aggregate Component Outstanding Principal Balances for all of the Components until the Component Outstanding Principal Balance for each Component has been reduced to zero.

(f) Prepayments under Section 2.4.2 shall reduce the Allocated Loan Amounts for each Property on a pro rata basis. Prepayments under Section 2.4.3 shall reduce the Allocated Loan Amount with respect to the applicable Property, until the Allocated Loan Amount and any interest, fees or other Obligations related thereto is zero and any excess of such prepayment shall be applied to reduce the Allocated Loan Amounts for the remaining Properties on a pro rata basis.

(g) Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan

Documents, release the Liens of the Mortgage Documents and cause the trustees under any of the Mortgages to reconvey the applicable Properties to Borrower. In connection with the releases of the Liens, Borrower shall submit to Lender, forms of releases of Liens (and related Loan Documents) for execution by Lender. Such releases shall be the forms appropriate in the jurisdictions in which the Properties are located and contain standard provisions protecting the rights of Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such releases, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all out-of-pocket costs, taxes and expenses associated with the release of the Liens of the Mortgage Documents, including Lender’s reasonable attorneys’ fees.

Section 2.5 Transfers of Properties. Borrower may Transfer any Property (each, a “Release Property”) and Lender shall release the Release Property from the applicable Mortgage Documents and release the security interest and Lien on any Collateral located at such Property, provided that the following conditions precedent to such Transfer are satisfied (the “Release Conditions”); provided, that, for the avoidance of doubt, the Release Conditions do not need to be satisfied in order for Lender to release its security interest and Lien on any Disqualified Property in connection with any prepayment or substitution in accordance with Section 2.4.3(a):

(a) Borrower shall submit to Lender, not less than ten (10) Business Days’ prior to the Transfer Date, a Request for Release, together with all attachments thereto and evidence reasonably satisfactory to Lender that the conditions precedent set forth in this Section 2.5 will be satisfied upon the consummation of such Transfer (for the avoidance of doubt, no Request for Release need be provided in connection with a contribution of a Release Property to a Borrower TRS);

(b) No Event of Default has occurred and is continuing (other than a non-monetary Event of Default that is specific to such Release Property to which Section 2.4.3(a) is applicable and would be cured as a result of the release of the Release Property, so long as a mandatory prepayment is made with respect thereto in accordance with Section 2.4.3(a) (a “Qualified Release Property Default”));

(c) The Debt Yield as of the most recent Calculation Date, after giving pro forma effect to the elimination of the Underwritten Net Cash Flow for the Release Property and the repayment of the Loan in the applicable Release Amount, is at least the greater of (x) the Closing Date Debt Yield and (y) the actual Debt Yield as of such date; provided that the condition in this clause (c) shall not be applicable to a Transfer of a Property if the Loan is prepaid in the amount that is the greater of the applicable Release Amount and one hundred percent (100%) of the Net Transfer Proceeds for the Transferred Property;

(d) The Release Property shall be Transferred to a Person other than Borrower, any other Loan Party or, unless the release of the Release Property is effected in order to cure a Qualified Release Property Default or is a release of a Designated HOA Property, any Affiliate of Borrower or any other Loan Party; provided that Borrower may contribute the Release Property to a Borrower TRS;

(e) Except for (i) the release of the Release Property that is effected in order to cure a Qualified Release Property Default, (ii) any contribution to a Borrower TRS described in the proviso of the foregoing clause (d) or (iii) a release of a Designated HOA Property, the Release Property shall be Transferred pursuant to a bona fide all-cash sale of the Release Property on arms-length terms and conditions;

(f) Except for any contribution to a Borrower TRS described in the proviso of the foregoing clause (d), on or prior to the Transfer Date, Borrower shall prepay the Outstanding Principal Balance by an amount equal to the applicable Release Amount for the Release Property, and Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.5;

(g) Except for any contribution to a Borrower TRS described in the proviso of the foregoing clause (d), if a Trigger Period is continuing on the Transfer Date, the excess, if any, of (i) the Net Transfer Proceeds for the Release Property over (ii) the applicable Release Amount for the Release Property and any other amounts payable to Lender in connection with such release, shall be deposited into the Cash Collateral Account;

(h) Borrower shall submit to Lender, not less than five (5) Business Days prior to the Transfer Date, a draft release for the applicable Mortgage Documents (and, in the event the Mortgage and the Assignment of Leases and Rents applicable to the Release Property encumber other Property(ies) in addition to the Release Property, such release shall be a partial release that relates only to the Release Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which the Release Property is located and shall contain standard provisions protecting the rights of Lender. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment;

(i) Borrower shall have paid all taxes and all reasonable out-of-pocket costs and expenses incurred by Lender and/or its Servicer in connection with any such release and, in addition, the current reasonable and customary fee being assessed by Lender and/or its Servicer to effect such release or assignment;

(j) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties (as determined by Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of any personal property (other than fixtures) or going concern value, if any) exceeds or would exceed one hundred twenty-five percent (125%) immediately after giving effect to the release of the Release Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Release Amount or (ii) the least amount that is a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that, if this Section 2.5(i) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the Release Property; and

(k) The Release Property is a separate legal parcel from the property remaining encumbered by Mortgages.

Section 2.6 Interest Rate Cap Agreement.

2.6.1 Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement, which shall have a term expiring no earlier than the last day of the Interest Period in which the Stated Maturity Date occurs and have a notional amount which shall not at any time be less than the aggregate Component Outstanding Principal Balances of the Floating Rate Components. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price.

2.6.2 Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Lender as collateral and hereby grants to Lender a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (a) the Interest Rate Cap Agreement; (b) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (c) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

2.6.3 Covenants.

(a) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Collection Account pursuant to Section 6.1.1. Subject to the terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, unless the Counterparty shall have posted collateral on terms acceptable to each Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender, Servicer or any other Person of such downgrade, withdrawal or qualification. In the event that the Counterparty is downgraded (i) below BBB+ by S&P or Fitch (or, if such counterparty was an approved counterparty based on its short-term rating by S&P or Fitch, below “A-2” by S&P or “F-2” by Fitch) or (ii) below “Baa1” by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.

(d) In the event that Borrower fails to purchase and deliver to Lender a Replacement Interest Rate Cap Agreement as and when required hereunder, Lender may purchase a Replacement Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Replacement Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(e) Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f) Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Lender provided for in this Section 2.6.3 (f) shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.6.4 [Reserved].

2.6.5 Representations and Warranties. Borrower hereby covenants with, and represents and warrants to Lender as of the Closing Date as follows:

(a) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c) The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d) Giving effect to the aforesaid grant and assignment to Lender, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e) Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.

2.6.6 Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, Borrower shall direct Counterparty to deposit such amounts immediately upon becoming payable to Borrower into the Collection Account; provided that if, notwithstanding such direction, Borrower receives any payments with respect to the Interest Rate Cap Agreement, Borrower shall immediately deposit such amounts into the Collection Account.

2.6.7 Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a) Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral. It is expressly agreed that Lender may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b) Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c) Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d) Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e) Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Lender, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f) Lender may exercise all of the rights and remedies of a secured party under the UCC.

(g) Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Lender in exercising its rights under this Section 2.6.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.

2.6.8 Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

2.6.9 Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

2.6.10 Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

2.6.11 Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any Extension Option pursuant to Section 2.7, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.6 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.

Section 2.7 Extension Options.

2.7.1 Extension Options. Borrower shall have the option (the “First Extension Option”), by written notice (the “First Extension Notice”) delivered to Lender (which notice may be revoked) no later than thirty (30) days prior to the Stated Maturity Date, to extend the Maturity Date to March 9, 2018 (the “First Extended Maturity Date”). In the event Borrower shall have exercised the First Extension Option, Borrower shall have the option (the “Second Extension Option”), by written notice (the “Second Extension Notice”) delivered to Lender (which notice may be revoked) no later than thirty (30) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to March 9, 2019 (the “Second Extended Maturity Date”). In the event Borrower shall have exercised the Second Extension Option, Borrower shall have the option (the “Third Extension Option”), by written notice (the “Third Extension Notice”) delivered to Lender (which notice may be revoked) no later than thirty (30) days prior to the Second Extended Maturity Date, to extend the Second Extended Maturity Date to March 9, 2020 (the “Third Extended Maturity Date”). Borrower’s right to so extend the applicable Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

(a) (i) no Event of Default shall have occurred and be continuing on the applicable Extension Date;

(b) Borrower shall (i) obtain and deliver to Lender not later than the first day of the term of the Loan as extended, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the aggregate Component Outstanding Principal Balances of the Floating Rate Components, which Replacement Interest Rate Cap Agreement(s) shall be (A) effective for the period commencing on the Business Day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs and (B) otherwise on same terms set forth in Section 2.6 and at the applicable Strike Price and (ii) execute and deliver an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement;

(c) Borrower shall deliver a Counterparty Opinion with respect to the Replacement Interest Rate Cap Agreement and the related Acknowledgment and shall deliver to Lender an executed Collateral Assignment of Interest Rate Protection Agreement;

(d) All amounts due and payable by Borrower and any other Person pursuant to this Agreement or the other Loan Documents as of the Stated Maturity Date, the First Extended Maturity Date, and the Second Extended Maturity Date, as applicable, and all reasonable, out-of-pocket costs and expenses of Lender, including fees and expenses of Lender’s counsel, in connection with the Loan and/or the applicable extension of the Term shall have been paid in full.

(e) If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Maturity Date hereunder.

2.7.2 Extension Documentation. As soon as practicable following an extension of the Maturity Date pursuant to this Section 2.7, Borrower shall, if requested by Lender, execute and deliver an amendment of and/or restatement of the Note and shall, if requested by Lender, enter into such amendments to the related Loan Documents as may be necessary or appropriate to evidence the extension of the Maturity Date as provided in this Section 2.7; provided, however, that no failure by Borrower to enter into any such amendments and/or restatements shall affect the rights or obligations of Borrower or Lender with respect to the extension of the Maturity Date.

Section 2.8 Spread Maintenance Premium. Upon any repayment or prepayment of the Loan (including in connection with an acceleration of the Loan but excluding in connection with any mandatory prepayment pursuant to Section 2.4.3(a) (except where such prepayment arises as a result of a Voluntary Action) or Section 2.4.3(c)) made prior to the Spread Maintenance Date, Borrower shall pay to Lender on the date of such repayment or prepayment (or acceleration of the Loan) the Spread Maintenance Premium applicable thereto. All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

Section 2.9 Increased Costs. In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(a) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(b) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(c) shall hereafter subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(d) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder in each case by an amount deemed by Lender in good faith to be material;

then, in any such case, Borrower shall promptly pay Lender, upon demand, additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in good faith that Lender deems allocable to the Loan. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.9, Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to compensate Lender in accordance herewith. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.10, this Section 2.9 shall survive payment of the Debt and the satisfaction of all other Obligations.

Section 2.10 Taxes.

2.10.1 Defined Terms. For purposes of this Section 2.10, the term “applicable law” includes FATCA.

2.10.2 Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.10.3 Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

2.10.4 Indemnification by the Loan Parties. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

2.10.5 Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.10, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

2.10.6 Status of Lender.

(a) If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document then Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10.6(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(b) Without limiting the generality of the foregoing,

(i) If Lender is a U.S. Person it shall deliver to Borrower (in such number of copies as shall be reasonably requested by Borrower) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax;

(ii) If Lender is a Foreign Lender it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be reasonably requested by Borrower) on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (in the case of an individual) or W-8BEN-E (in the case of an entity) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (in the case of an individual) or W-8BEN-E (in the case of an entity) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (in the case of an individual) or W-8BEN-E (in the case of an entity); or

(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (in the case of an individual) or W-8BEN-E (in the case of an entity), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be reasonably requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(iv) if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

2.10.7 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.10.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.10.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.10.7 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.10.7 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.10.8 Survival. Each party’s obligations under this Section 2.10 shall survive any assignment of rights by, or the replacement of, Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 General Representations. Borrower represents and warrants to Lender as of the Closing Date that, except to the extent (if any) disclosed on Schedule III with reference to a specific subsection of this Section 3.1:

3.1.1 Organization; Special Purpose. Each Loan Party and each SPC Party has been duly organized and is validly existing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Loan Party and each SPC Party is duly qualified to do business and in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each SPC Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except to the extent that failure to do so could not in the aggregate reasonably be expected to have a Material Adverse Effect. The sole business of Borrower is the acquisition, ownership, maintenance, sale, transfer, refinancing, management, leasing and operation of the Properties; the sole business of Borrower GP is acting as the sole general partner of Borrower, including, providing the Borrower GP Guaranty and the Borrower GP Security Agreement; and the sole business of Equity Owner is acting as the sole limited partner of Borrower and the sole member of Borrower GP, including, providing the Equity Owner Guaranty and the Equity Owner Security Agreement. Each Loan Party and each SPC Party is a Special Purpose Bankruptcy Remote Entity.

3.1.2 Proceedings; Enforceability. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by or on behalf of each Loan Party party thereto and constitute legal, valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party party thereto in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Loan Party including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Loan Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party party thereto (i) will not contravene such Loan Party’s Constituent Documents, (ii) will not result in any violation of the provisions of any Legal Requirement of any Governmental Authority having jurisdiction over any Loan Party or any of each Loan Party’s properties or assets, (iii) with respect to each Loan Party, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, management agreement or other agreement or instrument to which any Loan Party is a party or to, which any of each Loan Party’s property or assets is subject, that would be reasonably expected to have a Material Adverse Effect and (iv) with respect to each Loan Party, except for Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the assets of any Loan Party. Any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by each Loan Party of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.

3.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity now pending or, to the actual knowledge of a Responsible Officer of Manager or any Loan Party, threatened, against or affecting any Loan Party or any SPC Party or Manager, as applicable, which actions, suits or proceedings (i) involve this Agreement, the Mortgage Documents, the Loan Documents or the transactions contemplated thereby or (ii) if adversely determined, would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity that resulted in a judgment against any Loan Party or any SPC Party that has not been paid in full that would otherwise constitute an Event of Default under Section 8.1.

3.1.5 Agreements. No Loan Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which default would be expected to have a Material Adverse Effect. Other than the Loan Documents, no Loan Party has a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Loan Party is a party other than, with respect to Borrower, the Management Agreement.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Loan Party of, or compliance by any Loan Party with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by the applicable Loan Party.

3.1.7 Solvency. Each Loan Party and each SPC Party has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loans, each Loan Party and each SPC Party is Solvent. No petition in bankruptcy has been filed against any Loan Party or any SPC Party in the last seven (7) years, and no Loan Party in the last seven (7) years has made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Loan Party or SPC Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to the actual knowledge of any Loan Party, no Person is contemplating the filing of any such petition against any Loan Party or SPC Party.

3.1.8 Employee Benefit Matters.

(b) Assuming no portion of the assets used by Lender to fund the Loan constitutes the assets of an ERISA Plan, the assets of each Loan Party do not constitute “plan assets” of (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code or (c) any employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation applicable to such Loan Party which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (each of (a), (b) and (c), an “ERISA Plan”) with the result that the transactions contemplated by this Agreement, including, but not limited to, the exercise by Lender of any rights under the Loan Documents will constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Loan Party or any of its ERISA Affiliates sponsors, maintains or contributes to any Plans or Foreign Plans. None of Equity Owner GP, any Loan Party or any of their respective Subsidiaries has any employees.

(c) Each Plan (and each related trust, insurance contract or fund) is in compliance in all materials respects with its terms and will all applicable laws, including without limitation ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified status and exempt status. With respect to each Plan of a Loan Party, each Loan Party and all of its ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the Code and Section 302(a) of ERISA and paid all required minimum contributions and all required installments on or before the due dates under Section 430(j) of the Code and Section 303(j) of ERISA. Neither any Loan Party nor any of its ERISA Affiliates has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. Neither any Loan Party nor any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. No Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(j) of ERISA. There are no existing, pending or threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which any Loan Party or any of its ERISA Affiliates has incurred or otherwise has or could have an obligation or any liability. With respect to each Multiemployer Plan to which any Loan Party or any of its ERISA Affiliates is required to make a contribution, each Loan Party and all of its ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA. No Plan Termination Event has or is reasonably expected to occur.

(d) Each Foreign Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plan. The aggregate of the liabilities to provide all of the accrued benefits under each Foreign Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such plan. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Loan Party or any of its ERISA Affiliates with respect to any Foreign Plan.

3.1.9 Compliance with Legal Requirements. Each Loan Party is in compliance with all applicable Legal Requirements, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect. No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except for any default or violation that would not reasonably be expected to have a Material Adverse Effect.

3.1.10 Perfection Representations.

(a) The Borrower Security Agreement, the Equity Owner Security Agreement and the Borrower GP Security Agreement create valid and continuing security interests (as defined in the applicable UCC) in the personal property Collateral in favor of Lender, which security interests are prior to all other Liens arising under the UCC, subject to Permitted Liens, and are enforceable as such against creditors of each Loan Party, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(b) All appropriate financing statements have been filed in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to Lender hereunder in the Collateral that may be perfected by filing a financing statement;

(c) Other than the security interest granted to Lender pursuant to Borrower Security Agreement, the Equity Owner Security Agreement and the Borrower GP Security Agreement, no Loan Party has pledged, assigned, collaterally assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except to the extent expressly permitted by the terms hereof. No Loan Party has authorized the filing of and is not aware of any financing statements against any Loan Party that include a description of the Collateral other than any financing statement relating to the security interest granted to Lender hereunder or that has been terminated.

(d) No instrument or document that constitutes or evidences any Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than Lender.

(e) The grant of the security interest in the Collateral by each Loan Party to Lender, pursuant to Borrower Security Agreement, the Equity Owner Security Agreement and the Borrower GP Security Agreement is in the ordinary course of business for each Loan Party and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(f) The chief executive office and the location of each Loan Party’s records regarding the Collateral are listed on Schedule VII. Except as otherwise disclosed to Lender in writing, each Loan Party’s legal name is as set forth in this Agreement, each Loan Party has not changed its name since its formation. Except as otherwise listed on Schedule VII, each Loan Party does not have trade names, fictitious names, assumed names or “doing business as” names and each Loan Party’s federal employer identification number and organizational identification number is set forth on Schedule VII.

(g) Borrower is a limited partnership, and the jurisdiction in which Borrower is organized is Delaware. Borrower’s Tax I.D. number is 47-2448007 and Borrower’s Delaware Organizational I.D. number is 5642305.

3.1.11 Business. Since its formation, no Loan Party has conducted any business other than entering into and performing its obligations under the Loan Documents to which it is a party and as described on Schedule IV. Since the date of formation of each Loan Party, no event has occurred which would reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Loan Party owns or holds, directly or indirectly (a) any capital stock or equity security of, or any equity interest in, any Person other than a Loan Party, except as set forth on Schedule VIII or (b) any debt security or other evidence of indebtedness of any Person, except for Permitted Investments and as otherwise contemplated by the Loan Documents. Borrower does not have any subsidiaries.

3.1.12 Management. The ownership, leasing, management and collection practices used by each Loan Party and Manager with respect to the Properties have been, to the actual knowledge of the Responsible Officers of the Manager and each Loan Party, in compliance with all applicable Legal Requirements, and all necessary licenses, permits and regulatory requirements pertaining thereto have been obtained and remain in full force and effect, except to the extent that failure to obtain would not reasonably be expected to have a Material Adverse Effect.

3.1.13 Financial Information. All financial data that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects (or, to the extent that any such financial data was incorrect in any material respect when delivered, the same has been corrected by financial data subsequently delivered to Lender prior to the date hereof), (b) accurately represent the financial condition of the Properties as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections were materially inaccurate. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Properties or the operation thereof, except as referred to or reflected in said financial statements. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that would reasonably be expected to have a Material Adverse Effect. Borrower has no known contingent liabilities.

3.1.14 Insurance. Borrower has obtained and delivered to Lender certificates evidencing the Policies required to be maintained under Section 5.1.1. All such Policies are in full force and effect, with all premiums prepaid thereunder. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies that would reasonably be expected to have a Material Adverse Effect. With respect to any insurance policy, neither Borrower nor, to Borrower’s or Manager’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies in any material respect.

3.1.15 Tax Filings. Each Loan Party has filed, or caused to be filed, on a timely basis all Tax returns (including, without limitation, all foreign, federal, state, local and other Tax returns) required to be filed by it, is not liable for Non-Property Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Non-Property Taxes (to the extent such Taxes, assessment and other governmental charges exceed One Hundred Thousand and No/100 Dollars ($100,000) in the aggregate) payable by such Loan Party except as permitted by Section 4.1.3 or 4.4.7. All material recording or other similar taxes required to be paid by any Loan Party under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.

3.1.16 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“Margin Stock”) or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements in any material respects or by the terms and conditions of this Agreement or the other Loan Documents. None of the Collateral is comprised of Margin Stock and less than twenty-five percent (25%) of the assets of each Loan Party are comprised of Margin Stock.

3.1.17 Organizational Chart. The organizational chart attached as Schedule II, relating to the Loan Parties and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule II has any ownership interest in, or right of control, directly or indirectly, in Borrower or any other Loan Party.

3.1.18 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.19 FIRPTA. No Loan Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.20 Investment Company Act. No Loan Party or any Person controlling such Loan Party, including Sponsor, is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.1.21 Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.22 Other Debt; Liens. No Loan Party has any Indebtedness other than, with respect to Borrower, Permitted Indebtedness, and with respect to each Guarantor, Guarantor Permitted Indebtedness.

3.1.23 Contracts.

(a) Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b) Each of the Major Contracts is in full force and effect, there are no material defaults by Borrower thereunder and, to the knowledge of Borrower and Manager, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager, any Affiliate of Borrower or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c) Borrower has delivered copies of the Major Contracts (including all amendments and supplements thereto) to Lender that are true, correct and complete in all material respects.

(d) Except for the Manager under the Management Agreement, no Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

3.1.24 Full and Accurate Disclosure. All information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Loan Party to Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto (but excluding any projections, forward looking statements, budgets, estimates and general market data as to which each Loan Party only represents and warrants that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time), when taken as a whole, as of the date furnished, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading.

3.1.25 Illegal Activity. None of the Properties has been or will be purchased with proceeds of any illegal activity.

3.1.26 Embargoed Person.

(a) No Loan Party nor any of its respective officers, directors or members is a Person (or to Borrower’s knowledge, owned or controlled by a Person): (i) that is listed on a Government List, (ii) is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001, (iii) has been previously indicted for or convicted of any felony involving a crime of moral turpitude or any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(b) At the time Borrower first entered into a Lease with each Tenant (excluding any Tenant who occupied a Property pursuant to an in-place Lease when such Property was acquired by Borrower’s Affiliate), no such Tenant was listed on either of the Government Lists described in Section 4.1.17.

3.1.27 Anti-Money Laundering. Borrower and each other Loan Party is in compliance in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”). Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws, Borrower has (a) established an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws, (b) conducted, in all material respects, the due diligence required under the Anti-Money Laundering Laws in connection with the Leases and Tenants, including with respect to the legitimacy of the applicable Tenant and the origin of the assets used by said Tenant to lease the applicable Property and (c) maintains sufficient information to identify the applicable Tenant for purposes of compliance, in all material respects, with the Anti-Money Laundering Laws.

Section 3.2 Property Representations. Borrower represents and warrants to Lender with respect to each Property as follows:

3.2.1 Property/Title.

(a) Borrower has good and marketable fee simple legal and equitable title to the real property comprising the Property, subject to Permitted Liens. The Mortgage Documents, when properly recorded and/or filed in the appropriate records, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to the Permitted Liens, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Liens.

(b) All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Mortgage Documents with respect to such Property, including the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy and the Title Insurance Owner’s Policy for such Property.

(c) The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property. The Property is comprised of one (1) or more separate legal parcels and no portion of any Property constitutes a portion of any legal parcel not a part of such Property.

3.2.2 Adverse Claims. Borrower’s ownership of the Property is free and clear of any Liens other than Permitted Liens.

3.2.3 Title Insurance Owner’s Policy. The Property File for the Property includes either (a) a Title Insurance Owner’s Policy insuring fee simple ownership of such Property by Borrower in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a Qualified Title Insurance Company with no title exceptions other than Permitted Liens or (b) a marked or initialed binding commitment that is effective as a Title Insurance Owner’s Policy in respect of such Property in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a Qualified Title Insurance Company with no title exceptions other than Permitted Liens, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents as are necessary for the recordation of the deed for such Property and issuance of such Title Insurance Owner’s Policy.

3.2.4 Deed. The Property File for such Property includes a deed for such Property conveying the Property to Borrower, with vesting in the actual name of Borrower with a certification from Borrower that such Property’s deed has been recorded or presented to and accepted for recording by the applicable Qualified Title Insurance Company issuing the related Title Insurance Owner’s Policy or binding commitment referred to in Section 3.2.3, with all fees, premiums and deed stamps and other transfer taxes paid.

3.2.5 Mortgage File Required Documents. The Property File for the Property includes (a) either (i) certified or file stamped (in each case by the applicable land registry) original executed Mortgage Documents or (ii) a copy of the Mortgage Documents in recordable form that have been submitted by the title insurance company for recording in the jurisdiction in which such Property is located (with Lender and Borrower acknowledging that the Mortgage Documents delivered on the Closing Date consist solely of Mortgages (which include Assignments of Leases and Rents and Fixture Filings as a part thereof), and that no separate Assignments of Leases and Rents or Fixture Filings are included as part of the Mortgage Documents delivered at the Closing Date), (b) an opinion of counsel admitted to practice in the state in which such Property is located in form and substance reasonably satisfactory to Lender in respect of the enforceability of such Mortgage Documents and an opinion of counsel in form and substance reasonably satisfactory to Lender stating that the Mortgage Documents were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Mortgage Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or such Property is bound, (c) either (x) a Title Insurance Policy insuring the Lien of the Mortgage encumbering such Property, or (y) a marked or initialed binding commitment that is effective as a Title Insurance Policy in respect of such Property, in each case, issued by a Qualified Title Insurance Company with no title exceptions other than Permitted Liens, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents specified in such commitment as necessary for the issuance of such Title Insurance Policy, and (d) evidence that all taxes, fees and other charges payable in connection therewith have been paid in full.

3.2.6 Property File. The Property File for such Property has been delivered to Lender and there is no Deficiency with respect to such Property File.

3.2.7 Property Taxes, Other Charges and HOA Fees. There are no delinquent Property Taxes, Other Charges or HOA Fees outstanding with respect to the Property, other than Property Taxes, Other Charges or HOA Fees that may exist in accordance with Section 4.4.8. As of the Closing Date, there are no pending or, to Borrower’s or Manager’s knowledge, proposed, special or other assessments for HOA improvements affecting the Property that would reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.8 Compliance with Renovation Standards. If the Property is a Vacant Property, it was previously subject to an Eligible Lease. Except for the Designated Renovation Properties, if the Property is then subject to an Eligible Lease, or if the Property is a Vacant Property previously subject to an Eligible Lease, at the commencement of such Eligible Lease, such Property satisfied the Renovation Standards and all renovations thereto were conducted in accordance with applicable Legal Requirements, in all material respects.

3.2.9 Physical Condition. The Property is subject to an Eligible Lease or is a Vacant Property previously subject to an Eligible Lease, and at the commencement of such Eligible Lease, such Property was (and to Borrower’s knowledge continues to be) in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that has an Individual Material Adverse Effect on the Property.

3.2.10 Brokers. There is no commission or other compensation payable to any broker or finder in connection with the purchase of the Property by Borrower or its Affiliate that has not been paid or is being contested in good faith by Borrower.

3.2.11 Leasing. As of the Cut Off Date, unless such Property is a Vacant Property, or, in case of any Substitute Property, as of the date such Property becomes a Substitute Property, the Property was leased by Borrower pursuant to an Eligible Lease and each such lease was in full force and effect and was not in default in any material respect. No Person (other than the Borrower) has any possessory interest in the Property or right to occupy the same except any Tenant under and pursuant to the provisions of the applicable Lease and any Person claiming rights through any such Tenant. The copy of such Eligible Lease in the Property File is true and complete in all material respects and there are no material oral agreements with respect thereto. No Rent (or security deposits) has been paid more than one (1) month in advance of its due date. As of the date hereof, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to the relevant Tenant has already been provided to such Tenant. The leasing of the Property has complied in all material respects with Borrower’s internal leasing guidelines.

3.2.12 Insurance. The Property is covered by property, casualty, liability, business interruption, windstorm, flood, earthquake and other applicable insurance policies as and to the extent, and in compliance with the applicable requirements of Section 5.1.1 and Neither Borrower or Manager has taken (or omitted to take) any action that would impair or invalidate the coverage provided by any such policies. As of the date hereof, no claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such policies and would reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.13 Lawsuits, Etc. As of the date hereof, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity pending or to the actual knowledge of Borrower or Manager, threatened against or affecting the Property, which actions, suits or proceedings would reasonably be expected to have an Individual Material Adverse Effect on such Property.

3.2.14 Orders, Injunctions, Etc. There are no orders, injunctions, decrees or judgments outstanding with respect to the Property that would reasonably be expected to have an Individual Material Adverse Effect on such Property.

3.2.15 Agreements Relating to the Property. Borrower is not a party to any agreement or instrument or subject to any restriction of record which would reasonably be expected to have an Individual Material Adverse Effect on such Property. Borrower has not received notice of a default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Property is bound. Borrower does not have a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which the Property is bound, other than obligations under the Loan Documents. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Lien with respect to the Property. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or other third parties.

3.2.16 Accuracy of Information Regarding Property. The Property is not a housing cooperative or manufactured housing. All material information with respect to the Property included in the Property File and the Properties Schedule is true, complete and accurate in all material respects. If the Property is located in Nevada, (a) the HOA (if any) affecting such Property is accurately identified on Schedule XIV and (b) the notice address of each such HOA (if any) included in Schedule XIV hereof (as may be updated by Borrower from time to time by written notice to Lender) is true, complete, and accurate in all respects.

3.2.17 Compliance with Legal Requirements. The Property (including the leasing and intended use thereof) complies with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There is no consent, approval, permit, license, order or authorization of, and no filing with or notice to, any court or Governmental Authority related to the operation, use or leasing of the Property that has not been obtained, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There has not been committed by Borrower or by any other Person in occupancy of or involved with the operation, use or leasing of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof.

3.2.18 Environmental Laws. The Property is in material compliance with all Environmental Laws. No Loan Party nor any Affiliate of any Loan Party has caused or has knowledge of any discharge, spill, uncontrolled loss or seepage of any Hazardous Substance onto any property comprising or adjoining any location of the Property, and no Loan Party nor any Affiliate of any Loan Party nor, to the actual knowledge of Borrower or Manager, any tenant or occupant of all or part of the Property, is now or has been involved in operations at any Property which would reasonably expected to lead to environmental liability for any Loan Party or any Affiliate of a Loan Party or the imposition of a Lien (other than a Permitted Lien) on the Property under any Environmental Law. There is no condition presently existing and no event has occurred or failed to occur prior to the date hereof, concerning the Property relating to any Hazardous Substance or other hazardous or toxic materials or condition, asbestos, mold or other environmental or similar matters which would reasonably be expected to have an Individual Material Adverse Effect on the Property.

3.2.19 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer or septic system, and storm drain facilities adequate to service the Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the applicable Title Insurance Owner’s Policy and Title Insurance Policy and all roads necessary for the use of the Property for its intended purposes have been completed, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.20 Eminent Domain. As of the date hereof, there is no proceeding pending or, to Borrower’s or Manager’s knowledge, threatened, for the total or partial condemnation or taking of the Property by eminent domain or for the relocation of roadways resulting in a failure of access to the Property on public roads.

3.2.21 Flood Zone. The Property is not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) is in full force and effect with respect to the Property.

3.2.22 Specified Liens. The Property will not be subject to any Specified Lien at any time on or after the first anniversary of the Closing Date.

Section 3.3 Survival of Representations. The representations and warranties set forth in this Article III and elsewhere in this Agreement and the other Loan Documents shall (a) survive until the Debt has been paid in full and (b) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

COVENANTS

Section 4.1 Affirmative Covenants. Borrower shall comply with the following covenants:

4.1.1 Compliance with Laws, Etc. Borrower shall and shall cause each other Loan Party to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, licenses and permits and to comply with all Legal Requirements applicable to it and the Properties (and the use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. Any Loan Party, at such Loan Party’s expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to a Loan Party or any Property or any alleged violation of any Legal Requirement; provided that (a) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which a Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (b) no Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; and (c) the Loan Party shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.1.2 Preservation of Existence. Borrower shall and shall cause each other Loan Party and each SPC Party to (a) observe all procedures required by its Constituent Documents and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and (b) qualify and remain qualified in good standing (where relevant) as a foreign limited liability company or limited partnership, as applicable, in each other jurisdiction where the nature of its business requires such qualification and to the extent such concept exists in such jurisdiction and where, in the case of clause (b), except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

4.1.3 Non-Property Taxes. Borrower shall and shall cause each other Loan Party and each SPC Party to file, cause to be filed or obtain an extension of the time to file, all Tax returns for Non-Property Taxes and reports required by law to be filed by it and to promptly pay or cause to be paid all Non-Property Taxes now or hereafter levied, assessed or imposed on it as the same become due and payable; provided that, after prior notice to Lender, such Loan Party or such SPC Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any such Non-Property Taxes and, in such event, may permit the Non-Property Taxes so contested to remain unpaid during any period, including appeals, when a Loan Party or SPC Party is in good faith contesting the same so long as (a) no Event of Default has occurred and remains uncured, (b) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements, (c) no Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (d) the applicable Loan Party or SPC Party has set aside on its books adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Non-Property Taxes would not reasonably be expected to have a Material Adverse Effect, (e) enforcement of the contested Non-Property Taxes is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or other Collateral, (f) any Non-Property Taxes determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, (g) to the extent such Non-Property Taxes (when aggregated with all other Taxes that any Loan Party or SPC Party is then contesting under this Section 4.1.3 or Section 4.4.8 and for which Borrower has not delivered to Lender any Contest Security) exceed One Million and No/100 Dollars ($1,000,000), Borrower shall deliver to Lender either (i) cash, or other security as may be approved by Lender, in an amount sufficient to insure the payment of any such Non-Property Taxes, together with all interest and penalties thereon or (ii) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (h) failure to pay such Non-Property Taxes will not subject Lender to any civil or criminal liability, (i) such contest shall not affect the ownership, use or occupancy of any Property or other Collateral, and (j) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (a) through (i) of this Section 4.1.3. Notwithstanding the foregoing, Borrower shall and shall cause each other Loan Party and each SPC Party to pay any contested Non-Property Taxes (or, if cash or other security has been provided, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto) if, in Lender’s reasonable judgment, any Property or other Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Collateral Document being primed by any related Lien.

4.1.4 Access to Properties. Subject to the rights of Tenants, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5 Perform Loan Documents. Borrower shall and shall cause each other Loan Party to, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, the Loan Party, and shall pay when due all costs, fees and expenses of Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, the Loan Party.

4.1.6 Awards and Insurance Benefits. Borrower shall cooperate with Lender, in accordance with the relevant provisions of this Agreement, to enable Lender to receive the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by the Loan Parties of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds.

4.1.7 Security Interest; Further Assurances. Borrower shall and shall cause each other Loan Party to take all necessary action to establish and maintain, in favor of Lender a valid and perfected first priority security interest in all Collateral to the full extent contemplated herein, free and clear of any Liens (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Lender’s security interest in the Collateral). Borrower shall and shall cause each other Loan Party to, at the Loan Party’s sole cost and expense execute any and all further documents, financing statements, agreements, affirmations, waivers and instruments, and take all such further actions (including the filing and recording of financing statements) that may be required under any applicable Legal Requirement, or that Lender deems necessary or advisable, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or by the Collateral Documents or the enforceability of any guaranty or other Loan Document. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect.

4.1.8 Keeping of Records and Books of Account. Borrower shall and shall cause each other Loan Party to maintain and implement administrative and operating procedures (including an ability to recreate records regarding the Properties in the event of the destruction of the originals thereof) and keep and maintain on a calendar year basis, in accordance with the requirements for a Special Purpose Bankruptcy Remote Entity set forth herein, as applicable, GAAP, and, to the extent required under Section 9.1, the requirements of Regulation AB, proper and accurate documents, books, records and other information reasonably necessary for the collection of all Rents and other Collections and payments of its obligations. Such books and records shall include, without limitation, records adequate to permit the identification of each Property and all items of income and expense in connection with the operation of each Property. Lender shall have the right from time to time (but, in any event, not more than twice in any calendar year (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) during normal business hours upon reasonable notice (which may be given verbally) to Borrower to examine such books, records, accounts, agreements, leases, instruments and other documents and the collection systems of the Loan Parties and Manager at the offices of the Loan Parties or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. Borrower shall pay any reasonable out-of-pocket costs and expenses incurred by Lender in any such examination.

4.1.9 Special Purpose Bankruptcy Remote Entity/Separateness.

(a) Borrower shall and shall cause each other Loan Party and each SPC Party to be and continue to be a Special Purpose Bankruptcy Remote Entity.

(b) Borrower shall and shall cause each other Loan Party to comply in all material respects with all of the stated facts and assumptions made with respect to the Loan Parties in each Insolvency Opinion. Each entity other than a Loan Party with respect to which an assumption is made or a fact stated in an Insolvency Opinion will comply in all material respects with all of the assumptions made and facts stated with respect to it in such Insolvency Opinion.

4.1.10 Location of Records. Borrower shall and shall cause each other Loan Party to keep its chief place of business and chief executive office and the offices where it keeps the Records at the address(es) referred to on Schedule VII or upon thirty (30) days’ prior written notice to Lender, at any other location in the United States where all actions reasonably requested by Lender to protect and perfect the interests of Lender in the Collateral have been taken and completed.

4.1.11 Business and Operations. Borrower shall and shall cause each other Loan Party to, directly or through the Manager or subcontractors of the Manager (subject to Section 4.2.1), continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, sale, management, leasing and operation of the Properties. Borrower shall and shall cause each other Loan Party to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Borrower or a Borrower TRS, as applicable, shall, at all times during the term of the Loan, continue to own or lease all equipment, fixtures and personal property which are necessary to operate the Properties.

4.1.12 Leasing Matters. Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases for its Properties in a commercially reasonable manner; and (ii) enforce the terms, covenants and conditions contained in such Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner except in each case to the extent that the failure to do so would not reasonably be expected to have an Individual Material Adverse Effect with respect to a Property. No Rent may be collected under any Lease for the Properties more than one (1) month in advance of its due date.

4.1.13 Property Management.

(a) Borrower shall (i) cause Manager to manage the Properties in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement in a commercially reasonable manner. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed. In no event shall the fee payable to Manager for any Interest Period exceed the Management Fee Cap for such Interest Period and in no event shall Borrower pay or become obligated to pay to Manager, any transition or termination costs or expenses, termination fees, or their equivalent in connection with the Transfer of a Property or the termination of the Management Agreement.

(b) If any one or more of the following events occurs: (i) the occurrence of an Event of Default, (ii) Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period (including as a result of any gross negligence, fraud, willful misconduct or misappropriation of funds), or (iii) Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, then Lender shall have the right to require Borrower to replace the Manager and enter into a Replacement Management Agreement with (x) a Qualified Manager selected by Borrower that is not an Affiliate of Borrower or (y) another property manager chosen by Borrower and approved by Lender; provided, that such approval shall be conditioned upon Borrower delivering a Rating Agency Confirmation as to such property manager. If Borrower fails to select a new Qualified Manager or a replacement Manager that satisfies the conditions described in the foregoing clause (y) and enter into a Replacement Management Agreement with such Person within sixty (60) days of Lender’s demand to replace the Manager, then Lender may choose the replacement property manager provided that such replacement property manager is a Qualified Manager or satisfies the conditions set forth in the foregoing clause (y).

4.1.14 Property Files. Borrower will deliver to Lender all Property Files in an electronic format reasonably agreed by Lender and Borrower.

4.1.15 Security Deposits.

(a) All security deposits of Tenants, whether held in cash or any other form, shall be deposited into one or more Eligible Accounts (each, a “Security Deposit Account”) established and maintained by Borrower at a local bank which shall be an Eligible Institution, held in compliance with all Legal Requirements, and identified on Schedule XIII, as such schedule may be updated from time to time by delivery of written notice by the Borrower to Lender, and shall not be commingled with any other funds of Borrower. On or before the Closing Date, Borrower shall cause all security deposits of Tenants received by Borrower or Manager on or before the Closing Date to be deposited into a Security Deposit Account. Borrower shall cause all security deposits of Tenants received by Borrower or Manager after the Closing Date to be deposited into a Security Deposit Account, the Collection Account or a Rent Deposit Account within three (3) Business Days of receipt; provided that if Borrower receives a check or other payment that combines a security deposit of a Tenant together with Rent or other amounts owing by a Tenant, then Borrower shall deposit the combined payment into the Rent Deposit Account or Cash Management Account. Borrower shall maintain complete and accurate records of all transactions pertaining to security deposits of Tenants and the Security Deposit Accounts, with sufficient detail to identify all security deposits of Tenants separate and apart from other payments received from or by Tenants. Borrower shall, no less frequently than once each month, transfer into a Security Deposit Account any security deposits of Tenants previously received and deposited into the Collection Account or a Rent Deposit Account. The security deposits of Tenants shall be disbursed by Borrower in accordance with the terms of the applicable Leases and all Legal Requirements. In the event the Tenant under any Lease defaults such that the applicable security deposit may be drawn upon on account of such default, the proceeds of such draw shall constitute Collections and Borrower shall immediately deposit the proceeds thereof into a Rent Deposit Account or the Collection Account. Borrower shall pay for all expenses of opening and maintaining the Security Deposit Accounts. So long as the Debt is outstanding, except as otherwise provided in this Section 4.1.15(a), Borrower shall not (and shall not permit Manager or any other Person to) open any other accounts for the deposit of security deposits of Tenants other than the Security Deposit Accounts.

(b) Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.

(c) (i) Upon Lender’s written request following the occurrence and during the continuance of an Event of Default, Borrower shall deliver (or cause to be delivered) to Lender (or Servicer) or to one or more accounts designated by Lender (or Servicer) the security deposits of Tenants, and (ii) upon a foreclosure of any Property or action in lieu thereof, Borrower shall deliver to Lender (or Servicer) or to an account designated by Lender (or Servicer) the security deposit applicable to the Lease with respect to such Property, except, in each case, to the extent any such security deposits were previously deposited into a Rent Deposit Account or the Collection Account in accordance with Section 4.1.15(a) following a default by the Tenant under the applicable Lease. Any security deposits delivered to Lender (or Servicer) pursuant to this Section 4.1.15(c) will be held by Lender (or Servicer) for the benefit of the applicable Tenants in accordance with the terms of the Leases and applicable law.

4.1.16 Anti-Money Laundering. Borrower shall comply and shall cause each other Loan Party to comply in all material respects with all applicable Anti-Money Laundering Laws. Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws, Borrower shall (a) maintain an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws, (b) conduct, in all material respects, the due diligence required under the Anti-Money Laundering Laws in connection with the Leases and Tenants, including with respect to the legitimacy of the applicable Tenant and the origin of the assets used by said Tenant to lease the applicable Property and (c) maintain sufficient information to identify the applicable Tenant for purposes of compliance, in all material respects, with the Anti-Money Laundering Laws. Borrower shall provide notice to Lender, within five (5) Business Days of receipt, of any written notice of any Anti-Money Laundering Law violation or action involving a Loan Party.

4.1.17 Embargoed Persons. Prior to entering into a Lease with a prospective Tenant (excluding any existing Tenant of a Property that was previously screened in accordance with this Section 4.1.17), Borrower shall confirm that such prospective Tenant is not a Person whose name appears on a Government List. Borrower shall not knowingly enter into a Lease with a Person whose name appears on a Government List unless Borrower determines that such Person is not the terrorist, narcotics trafficker or other Person who is identified on such Government List but merely has the same name as such Person. If notwithstanding such confirmation, a Responsible Officer of a Loan Party or Manager obtains knowledge that a Tenant is a Person whose name appears on a Government List, it shall promptly provide notice of such fact to Lender within five (5) Business Days of acquiring knowledge thereof.

4.1.18 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

4.1.19 Further Assurances. Borrower shall and shall cause each other Loan Party to, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith.

(b) cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.

4.1.20 Costs and Expenses.

(a) Except as otherwise expressly set forth herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the Relevant Parties’ ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.20); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.20); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Relevant Party; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections, Broker Price Opinions and broker opinions of market rent; (vi) the creation, perfection or protection of Lender’s Liens in the Collateral (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, environmental reports and Lender’s diligence consultant); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Relevant Party, the Loan Documents, any Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.20) and, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from any Relevant Party under this Agreement, the other Loan Documents or with respect to any Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender; provided, further, that this Section 4.1.20 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b) In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder

(other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c) Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Collection Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.1.20 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents.

4.1.21 Indemnity. Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (a) any breach by any Relevant Party of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; and (b) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

4.1.22 ERISA Matters. Each Loan Party shall and shall cause each of its ERISA Affiliates to establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. Each Loan Party shall and shall cause each of its ERISA Affiliates to establish, maintain and operate all Foreign Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans.

4.1.23 Formation of a Borrower TRS. If Borrower organizes a Borrower TRS then the following covenants shall be applicable:

(a) Borrower shall cause such Borrower TRS to execute and deliver to Lender promptly after the formation of such Borrower TRS and, in any event, prior to contributing any Properties or other Collateral to such Borrower TRS: (i) a guaranty substantially in the form of the Equity Owner Guaranty, guaranteeing the Obligations; (ii) a security agreement, substantially in the form of the Borrower Security Agreement, pursuant to which all personal property assets of such Borrower TRS are pledged by such Borrower TRS as security for the Obligations and (iii) such other agreements, instruments, approvals, legal opinions or other documents as are reasonably requested by Lender in order to create, perfect or establish the first priority (subject to Permitted Liens) of any Lien purported to be covered by any such Collateral Documents or otherwise to effect the intent that all property and assets of such Borrower TRS shall become Collateral for the Obligations; provided, that for the avoidance of doubt, the Lien of the Mortgage encumbering any Property contributed to the Borrower TRS shall not be released at such time and no new Mortgage shall be executed with respect to or recorded against any Property contributed to such Borrower TRS by Borrower;

(b) Borrower shall deliver promptly after the formation of such Borrower TRS and, in any event, prior to contributing any Properties or other Collateral to such Borrower TRS: (i) an updated Exhibit D to the Borrower Security Agreement reflecting the pledge of Borrower’s capital stock in such Borrower TRS as Collateral for the Obligations, (ii) a certificate evidencing all of the capital stock of such Borrower TRS; (iii) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed and (iv) such other agreements, instruments, approvals, legal opinions or other documents as are reasonably requested by Lender in order to create, perfect or establish the first priority of (subject to Permitted Liens) Lender’s Lien in such capital stock or otherwise to effect the intent that such capital stock shall become Collateral for the Obligations; and

(c) Prior to contributing a Property to such Borrower TRS, Borrower shall cause such Borrower TRS to execute and deliver to Lender an assumption of the Mortgage related to such Property, in form and substance reasonably acceptable to Lender and Borrower.

4.1.24 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.5.

Section 4.2 Negative Covenants. Borrower shall comply with the following covenants:

4.2.1 Prohibition Against Termination or Modification. Borrower shall not (a) surrender, terminate, cancel, modify, renew or extend the Management Agreement, provided, that Borrower may, without Lender’s consent, replace Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement, (b) enter into any other agreement relating to the management or operation of a Property with Manager or any other Person, provided, that Borrower may permit Manager to enter into sub-management agreements with third-party service providers to perform all or any portion of the services by Manager so long as (x) the fees and charges payable under any such sub-management agreements shall be the sole responsibility of Manager, (y) Borrower shall have no liabilities of obligations under any such sub-management agreements, and (z) any such sub-management agreements will be terminable without penalty upon the termination of the Management Agreement, (c) consent to the assignment by the Manager of its interest under the Management Agreement, or (d) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) shall execute a Replacement Management Agreement.

4.2.2 Liens Against Collateral. Borrower shall not and shall cause each other Loan Party not to create or suffer to exist any Liens upon or with respect to, any Collateral except for Liens permitted under the Loan Documents (including, without limitation, Permitted Liens).

4.2.3 Transfers. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its Affiliates, and their principals in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties in connection with the repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties or Borrower’s Equity Interests. Therefore, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 7, neither Borrower nor any Loan Party nor any other Person having a direct or indirect ownership or beneficial interest in Borrower or any Loan Party shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Properties or Collateral or any part thereof, or any interest, direct or indirect, in Borrower or any Loan Party, whether voluntarily or involuntarily and whether directly or indirectly, by operation of law or otherwise (a “Transfer”). A Transfer within the meaning of this Section 4.2.3 shall be deemed to include (a) an installment sales agreement wherein Borrower agrees to sell a Property or any part thereof for a price to be paid in installments; (b) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (c) if Borrower, any Guarantor or any general partner, managing member or controlling shareholder of Borrower or any Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (d) if Borrower, any Loan Party, any Guarantor or any general partner, managing member or controlling shareholder of Borrower, any Loan Party, or any Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (e) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower or any Loan Party.

4.2.4 Change in Business. Borrower shall, and shall cause each Borrower TRS to, not enter into any line of business other than the acquisition, renovation, rehabilitation, ownership, management and operation of the Properties (and any businesses ancillary or related thereto, including the ownership of a Borrower TRS), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Except as provided in the Loan Documents, Borrower shall cause (a) Equity Owner to not engage in any activity other than acting as the limited partner of Borrower and the sole member of Borrower GP, (b) Borrower GP to not engage in any activity other than acting as the sole general partner of Borrower, (c) Equity Owner GP to not engage in any activity other than acting as the sole general partner of Equity Owner and (d) any Borrower TRS not to engage in any activity other than marketing and sale of Properties.

4.2.5 Changes to Accounts. Borrower shall not and shall cause each other Loan Party not to (a) open or permit to remain open any cash, securities or other account with any bank,

custodian or institution other than the Collection Account, the Accounts, the Security Deposit Accounts and Property Accounts that are subject to a Property Account Control Agreement, (b) change or permit to change any account number of the Collection Account, the Accounts or any Property Account, (c) open or permit to remain open any sub-account of the Collection Account (except any Account), the Accounts or any Property Account, (d) permit any funds of Persons other than Borrower or any Borrower TRS to be deposited or held in any of the Collection Account, the Accounts or the Property Accounts or (e) permit any Collections or other proceeds of any Properties to be deposited or held in Borrower’s Operating Account other than cash that is distributed to Borrower pursuant to Section 6.8.1(i).

4.2.6 Dissolution, Merger, Consolidation, Etc. Borrower shall not and shall cause each other Loan Party not to (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity other than the business activity of such Loan Party described on Schedule IV or otherwise herein, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of any Loan Party except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its Constituent Documents or its qualification and good standing in any jurisdiction or (e) cause or permit any SPC Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the Constituent Documents of such SPC Party, in each case, without obtaining the prior written consent of Lender.

4.2.7 ERISA Matters. None of the Loan Parties or their ERISA Affiliates shall establish or be a party to any employee benefit plan within the meaning of Section 3(2) of ERISA that is a defined benefit pension plan that is subject to Part III of Subchapter D, Chapter 1, Subtitle A of the Code.

4.2.8 Indebtedness. Borrower shall not and shall cause any Borrower TRS not to create, incur, assume or suffer to exist any indebtedness other than (a) the Debt and (b) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (i) are not evidenced by a note, (ii) do not exceed, at any time, a maximum aggregate amount of three percent (3%) of the original principal amount of the Loan and (iii) are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”). Borrower shall cause each Guarantor and each other SPC Party not to create, incur, assume or suffer to exist any indebtedness other than indebtedness incurred under the Equity Owner Guaranty, the Borrower GP Guaranty, this Agreement and the other Loan Documents to which Guarantors are a party and unsecured trade payables incurred in the ordinary course of business related to the ownership of (x) with respect to Equity Owner, its limited partnership interest in Borrower and limited liability company interest in Borrower GP, (y) with respect to Borrower GP, its general partnership interest in Borrower and (z) with respect to Equity Owner GP, its general partnership interest in Equity Owner, in each case (A) do not exceed at any one time Ten Thousand and No/100 Dollars ($10,000.00), and (B) are paid within sixty (60) days after the date incurred (collectively, the “Guarantor’s Permitted Indebtedness”). Nothing contained herein shall be deemed to require Borrower, any Borrower TRS or any Guarantor to pay any unsecured trade payables so long as Borrower, such Borrower TRS or such Guarantor, as applicable, is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of commencement of any such action or proceeding, and during the pendency of such action or proceeding (1) no Event of Default is continuing, (2) no Property nor any material part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost and (3) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

4.2.9 Limitation on Transactions with Affiliates. Borrower shall not and shall cause each other Loan Party and each SPC Party not to enter into, or be a party to any transaction with any Affiliate of the Loan Parties, except for: (a) the Loan Documents; (b) capital contributions by (i) Sponsor to Equity Owner and Equity Owner GP or (ii) Equity Owner and Borrower GP to Borrower; (c) Restricted Junior Payments which are in compliance with Section 4.2.12; (d) the Management Agreement; (e) transactions with any Borrower TRS in accordance with the terms of this Agreement, including Section 4.1.23; and (f) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

4.2.10 Loan Documents. Borrower shall not and shall cause each other Loan Party not to terminate, amend or otherwise modify any Loan Document, or grant or consent to any such termination, amendment, waiver or consent, except in accordance with the terms thereof.

4.2.11 Limitation on Investments. Borrower shall not and shall cause each other Loan Party and each SPC Party not to make or suffer to exist any loans or advances to, or extend any credit to, purchase any property or asset or make any investment (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for acquisition of the Properties and related Collateral and Permitted Investments and for creation of a Borrower TRS and contributions of Properties to a Borrower TRS as permitted by Section 4.1.23.

4.2.12 Restricted Junior Payments. Borrower shall not and shall cause each other Loan Party and each SPC Party not to make any Restricted Junior Payment; provided, that the Loan Parties may make Restricted Junior Payments so long as (a) no Default or Event of Default shall then exist or would result therefrom, (b) such Restricted Junior Payments have been approved by all necessary action on the part of the Loan Parties or SPC Parties, as applicable, and in compliance with all applicable laws and (c) such Restricted Junior Payments are paid from Unrestricted Cash.

4.2.13 Limitation on Issuance of Equity Interests. Borrower shall not and shall cause each other Loan Party and each SPC Party not to issue or sell or enter into any agreement or arrangement for the issuance and sale of any Equity Interests.

4.2.14 Principal Place of Business. Borrower shall not and shall cause each other Loan Party and each SPC Party not to change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

4.2.15 Change of Name, Identity or Structure. Borrower shall not and shall cause each other Loan Party and each SPC Party not to change its name, identity (including its trade name or names) or change its organizational structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed. Borrower shall not and shall cause each other Loan Party and each SPC Party not to change its jurisdiction of organization. Prior to or contemporaneously with the effective date of any such change, Borrower shall deliver to Lender any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall and shall cause each other Loan Party and each SPC Party to execute a certificate in form satisfactory to Lender listing the trade names under which such Loan Party or SPC Party intends to operate it business, and representing and warranting that such Loan Party or SPC Party does business under no other trade name.

4.2.16 No Embargoed Persons. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, Borrower shall ensure that (a) none of the funds or other assets of any Loan Party or any SPC Party shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower or Guarantors, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Loan Party or SPC Party with the result that the investment in any Loan Party (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Loan Party or SPC Party shall be derived from any unlawful activity with the result that the investment in such Loan Party or SPC Party (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

4.2.17 Zoning. Borrower shall not, and shall cause each Borrower TRS not to, (a) initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance that would reasonably be expected to have an Individual Material Adverse Effect on such Property or (b) use or knowingly permit the use of any portion of any Property in any manner that results in any Property or the use thereof becoming non-conforming under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed.

4.2.18 Special Purpose Bankruptcy Remote Entity. Borrower shall not and shall cause each other Loan Party and each SPC Party not to directly or indirectly make any change, amendment or modification to its Constituent Documents, or otherwise take any action, which will result in Borrower or any other Loan Party or SPC Party not being a Special Purpose Bankruptcy Remote Entity.

4.2.19 No Joint Assessment. Borrower shall not and shall cause any Borrower TRS not to suffer, permit or initiate the joint assessment of any Property (a) with any other real property constituting a tax lot separate from such Property, and (b) which constitutes real property with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Property.

Section 4.3 Reporting Covenants. Borrower shall, unless Lender shall otherwise consent in writing, furnish or cause to be furnished to Lender the following reports, notices and other documents:

4.3.1 Financial Reporting. Borrower shall furnish the following financial reports to Lender:

(a) As soon as available and in any event within forty-five (45) days after the end of the first three calendar quarters of each year and within ninety (90) days after the end of the fourth calendar quarter of each year commencing with the first calendar quarter ending after the Closing Date, consolidated balance sheets, statements of operations and retained earnings, and statements of cash flows of Borrower, in each case, as at the end of such quarter and for the period commencing at the end of the immediately preceding calendar year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding calendar year (if any), all in reasonable detail and prepared in accordance with GAAP. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.

(b) As soon as available, and in any event (i) within ninety (90) days after the end of each calendar year, unaudited copies, and (ii) within 120 days following the end of each calendar year, audited copies, of a balance sheet, statements of operations and retained earnings, and statement of cash flows of Borrower, in each case, as at the end of such calendar year, setting forth in each case in comparative form the figures for the immediately preceding calendar year (if any), all in reasonable detail and prepared in accordance with GAAP and the inclusion of footnotes to the extent required by GAAP, such audited financial statements to be accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of an Independent Accountant selected by Borrower that is reasonably acceptable to Lender (which opinion on such consolidated information shall be without (1) any qualification as to the scope of such audit or (2) a “going concern” or like qualification (other than a going concern qualification that relates solely to the near term maturity of the Loans hereunder)), together with a written statement of such accountants (A) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (B) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof.

(c) As soon as available, and in any event within forty-five (45) days after the end of each calendar month (i) an operating statement in respect of such calendar month and a calendar year-to-date operating statement for Borrower, (ii) a statement for each Property showing (A) rent roll in respect of such calendar month and calendar year-to-date, (B) expiration date of the related Lease, (C) vacancy status, (D) security deposits maintained, (E) Tenant payment status, (F) Capital Expenditures and repairs and (G) known violations of any Legal Requirements; provided that any of the foregoing items may be excluded from such statements if they are included in the Properties Schedule, (iii) an Officer’s Certificate certifying that such operating statement and Property statements are true, correct and complete in all material respects as of their respective dates, and (iv) upon Lender’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position, ongoing maintenance and results of operation of the Properties (on a combined basis) during such calendar month;

(d) Simultaneously with the delivery of the financial statements of Borrower required by clauses (a) and (b) above an Officer’s Certificate certifying (i) that such statements fairly represent the financial condition and results of operations of Borrower as of the end of such quarter or calendar year (as applicable) and the results of operations and cash flows of Borrower for such quarter or calendar year (as applicable), in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of Borrower furnished to Lender, subject to normal year-end adjustments and the absence of footnotes, (ii) stating that such Responsible Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Relevant Parties with a view to determining whether the Relevant Parties are in compliance with the provisions the Loan Documents to the extent applicable to them, and that such review has not disclosed, and such Responsible Officer has no knowledge of, the existence of an Event of Default or Default or, if an Event of Default or Default exists, describing the nature and period of existence thereof and the action which the Relevant Parties propose to take or have taken with respect thereto and (iii) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or any Property or Properties in which the amount involved is Five Hundred Thousand and No/100 Dollars ($500,000) (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto.

(e) Simultaneously with the delivery of the financial statements required by clauses (a) and (b) above, a reconciliation for the relevant period of net income to Underwritten Net Cash Flow;

(f) Simultaneously with the delivery of the financial statements required by clause (a) above, a duly completed Compliance Certificate, with appropriate insertions, containing the data and calculations set forth on Exhibit C;

(g) Simultaneously with the delivery of the financial statements required by clause (a) above, a certificate executed by a Responsible Officer of Borrower certifying (i) the current Property Tax assessment amounts and Other Charges and HOA Fees payable in respect of each Property, (ii) the payment of all Property Taxes, Other Charges and HOA Fees prior to the date such Property Taxes, Other Charges or HOA Fees become delinquent, subject to any contest conducted in accordance with Section 4.4.8 and (iii) if an Acceptable Blanket Policy is not in place with respect to all Properties, the monthly cost of the insurance required under in Section 5.1.1;

(h) Simultaneously with the delivery of the financial statements required by clause (a) above, a report setting forth a quarterly summary of any and all Capital Expenditures made at each Property during the prior calendar quarter.

4.3.2 Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after any Responsible Officer of any Loan Party obtains knowledge of any matter or the occurrence of any event concerning any Loan Party which would reasonably be expected to have a Material Adverse Effect, written notice thereof.

4.3.3 Litigation. Prompt written notice to Lender of any litigation or governmental proceedings pending or to the actual knowledge of a Responsible Officer of any Loan Party or Manager, threatened in writing against any Loan Party, any SPC Party or against Manager with respect to any Property, which would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect with respect to any Property.

4.3.4 Event of Default. Promptly after any Responsible Officer of any Loan Party or Manager obtains knowledge of the occurrence of each Event of Default or Default (if such Default is continuing on the date of such notice), a statement of a Responsible Officer of Manager setting forth the details of such Event of Default or Default and the action which such Loan Party is taking or proposes to take with respect thereto.

4.3.5 Other Defaults. Promptly and in no event more than two (2) Business Days after any Responsible Officer of any Loan Party or Manager obtains actual knowledge of any default by any Loan Party or SPC Party under any agreement other than the Loan Documents to which such Loan Party or SPC Party is a party which would reasonably be expected to have a Material Adverse Effect, the statement of a Responsible Officer of Manager setting forth the details of such default and the action which such Loan Party or SPC Party is taking or proposes to take with respect thereto.

4.3.6 Properties Schedule. Borrower shall deliver to Lender no later than the tenth (10th) Business Day of each calendar month (a) an updated Properties Schedule containing each of the data fields set forth on Schedule I.B. (other than those under the caption “BPO Values”); provided that the information under the caption “Underwritten Net Cash Flow” need only be updated in the Properties Schedule that is delivered for the months of March, June, September and December of each year and (b) a calculation of the monthly turnover rate for the Properties for the prior calendar month, which shall be equal to the number of Properties that became vacant during such calendar month divided by the daily average number of Properties during such calendar month. The foregoing information shall be delivered together with a certificate of a Responsible Officer of Borrower certifying that it is true, correct and complete (i) with respect to the information in the Properties Schedule other than Underwritten Net Cash Flow data, as of the last day of the preceding calendar month, (ii) with respect to the Underwritten Net Cash Flow data in the Properties Schedule, for the calendar quarter ended on the last day of the preceding calendar month and (iii) with respect to the turnover rate of the Properties, for the prior calendar month. In addition, the Borrower shall deliver to Lender no later than sixty (60) days after the end of the first three calendar quarters and within ninety (90) days of the fourth calendar quarter of each year, (A) quarterly supplements to the Properties Schedule which includes the information set forth on Schedule I.C. (the “Supplemental Quarterly Properties Information”) and the information set forth on Schedule I.D. (the “Quarterly Investor Rollup Report”), (B) following a Sponsor Public Listing or a Sponsor Public Sale (notice of which shall be provided by Borrower to Lender), an updated Properties Schedule containing each of the data fields set forth on Schedule I.E., updated to reflect the data as of the last day of the related calendar quarter or for the applicable calendar quarter and (C) a calculation of the quarterly turnover rate for the Properties for the prior calendar quarter, which shall be equal to the number of Properties that became vacant during such calendar quarter divided by the daily average number of Properties during such calendar quarter. The foregoing information shall be delivered together with a certificate of a Responsible Officer of Borrower certifying that it is true, correct and complete (1) with respect to the information in the Properties Schedule, as of the last day of the preceding quarter and (2) with respect to the turnover rate of the Properties, for the prior calendar quarter.

4.3.7 Disqualified Properties. Promptly and in no event more than ten (10) Business Days after any Responsible Officer of Borrower or Manager obtains actual knowledge that any Property fails to comply with the Property Representations or the Property Covenants, written notice thereof and the action that Borrower is taking or proposes to take with respect thereto.

4.3.8 Security Deposits.

(a) Within five (5) days of the last day of each calendar month, written notice of the aggregate amount of security deposits deposited into the Security Deposit Account during such month, which notice shall include (i) the identity of each applicable Security Deposit Account (including, the name and identification number of the applicable Security Deposit Account, the name, address and wiring instructions of the financial institution which maintains the Security Deposit Account, and the name of the Person to contact at such financial institution) and (ii) amount of each security deposit allocable to such Security Deposit Account.

(b) Within ten (10) Business Days of Lender’s request therefore, a written accounting of all security deposits of Tenants held in connection with the Leases, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

4.3.9 ERISA Matters.

(a) As soon as reasonably possible, and in any event within thirty (30) days after the occurrence of any ERISA Event, written notice of, and any requested information relating to such ERISA Event.

(b) As soon as reasonably possible after the occurrence of a Plan Termination Event, written notice of any action that any Loan Party or any of its ERISA Affiliates proposes to take with respect thereto, along with a copy of any notices received from or filed with the PBGC, the IRS or any Multiemployer Plan with respect to such Plan Termination Event, as applicable.

(c) As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Loan Party has actual knowledge of, or with respect to any Plan or Multiemployer Plan to which such Loan Party or any of its ERISA Affiliates makes direct contributions has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Responsible Officer of Borrower setting forth details respecting such event or condition and the action, if any, that the applicable Loan Party or any of its ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any such Loan Party or any of its ERISA Affiliates with respect to such event or condition):

(i) any Reportable Event with respect to a Plan, as to which the PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 404(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Loan Party or any of its ERISA Affiliates to terminate any Plan;

(iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Equity Owner GP, any Loan Party or any of their ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Loan Party or any of its ERISA Affiliates, as applicable, that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Loan Party or any of its ERISA Affiliates, as applicable, of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Loan Party or any of its ERISA Affiliates, as applicable, to enforce Section 515 of ERISA; and (vi) failure to satisfy Section 436 of the Code.

4.3.10 Periodic Rating Agency Information. Borrower shall, or shall cause Manager to, deliver to the Rating Agencies the information and reports set forth on Schedule X (the “Periodic Rating Agency Information”) at the times set forth therein.

4.3.11 Other Reports. Borrower shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all material reports prepared by Manager pursuant to the Management Agreement, including, without limitation, the Annual Budget.

(b) Borrower shall deliver to Lender, within ten (10) Business Days of Lender’s request therefor, copies of any requested Property Tax, Other Charge or insurance bills, statements or invoices received by Borrower or any Loan Party with respect to the Properties.

(c) Borrower shall, as soon as reasonably practicable after request by Lender furnish or cause to be furnished to Lender in such manner and in such detail as may be reasonably requested by Lender, such additional information, documents, records or reports as may be reasonably requested with respect to the Property or the conditions or operations, financial or otherwise, of the Relevant Parties.

4.3.12 HOA Reporting.

(a) The Borrower shall deliver to Lender, within twenty-eight (28) days after the end of each calendar quarter, a report (the “Quarterly HOA Report”) containing the following information with respect to each Applicable HOA Property, a data tape of such Applicable HOA Property containing the following data fields: (x) the data fields set forth on the Properties Schedule under the captions “Property ID”, “YardiCode”, “Property Name”, “Address (Street)”, “City”, “County”, “State”, “Closest MSA”, and “Zip Code” and (y) the HOA name, the frequency with which payments are due to the HOA, the last HOA payment due date, the next HOA payment due date, the amount owed on the last HOA payment due date, the amount paid on the last HOA payment due date, the amount owed on the next HOA payment due date and payments to the HOA for the applicable Fiscal Year, which such Quarterly HOA Report shall be certified by a Responsible Officer of Borrower as true, correct and complete in all material respects.

(b) Subject to the remainder of this subsection (b), Borrower shall deliver to Lender, within twenty (20) Business Days after the end of each calendar quarter of each year, one or more legal opinions (which may be in the form of a bring-down or date-down opinion with respect to an earlier delivered opinion, including, without limitation, any Closing Date HOA Opinion) from a nationally recognized law firm (or one with prominent standing in the applicable state) specifying with respect to each state in which a Property is located whether such state is an Applicable HOA State (as defined under clause (a) of the definition thereof). Any opinion required to be delivered pursuant to this Section 4.3.12(b) may be aggregated with any other opinion required to be delivered to Lender (or Servicer on behalf of Lender) so long as all the states in which Properties are located are included in such opinion or opinions and such opinion or opinions specifically reference this Agreement and otherwise meet the requirements of this Section 4.3.12(b). If, with respect to any state in which a Property is located, (i) Borrower fails to deliver to Lender an opinion pursuant to this Section 4.3.12(b), Lender may in its sole and absolute discretion designate such state an Applicable HOA State by written notice to Borrower or (ii) any opinion delivered to Lender pursuant to this Section 4.3.12(b) shall be unsatisfactory to Lender in its reasonable discretion, Lender may request in writing that Borrower obtain a second opinion from a nationally recognized law firm (or one with prominent standing in the applicable state) and deliver such opinion to Lender within twenty (20) Business Days of such written request and (1) if Borrower fails to deliver such a second opinion to Lender, Lender may in its reasonable discretion designate such state an Applicable HOA State by written notice to Borrower or (2) if any such second opinion delivered to Lender shall be unsatisfactory to Lender in its sole and absolute discretion and Lender believes in good faith that such state is an Applicable HOA State (as defined under clause (a) of the definition thereof), Lender may designate such state an Applicable HOA State by written notice to Borrower. In addition, if Lender believes in good faith that any provisions for the subordination of Liens for HOA Fees to the Lien of the Mortgages are unenforceable under the laws of an Applicable HOA State or that such Lien for HOA Fees would be entitled to Priority, Lender may redesignate all affected HOA Properties in such Applicable HOA State as Applicable HOA Properties. On the Closing Date, Lender acknowledges based on the Closing Date HOA Opinions that the only Applicable HOA Properties are listed on Schedule XV.

(c) If subsequent to the Closing Date there is consummated a securitization of a single borrower single family residential rental financing similar to the transactions contemplated by this Agreement and such financing contains HOA reporting and/or HOA Opinion delivery requirements and/or HOA Funds reserve requirements that are less burdensome to the borrower thereunder than those required by this Agreement (including Sections 4.3.12, 4.4.11, 6.2.3, 6.2.4 and Schedule X), then subject to receipt by Borrower of a Rating Agency Confirmation, Lender at the request of Borrower shall amend this Agreement in a manner consistent with such less burdensome requirements.

Section 4.4 Property Covenants. Borrower shall comply with the following covenants with respect to each Property:

4.4.1 Ownership of the Property. Borrower shall take all necessary action to retain title to the Property and the related Collateral irrevocably in Borrower, free and clear of any Liens other than Permitted Liens. Borrower shall warrant and defend the title to the Property and every part thereof, subject only to Permitted Liens, in each case against the claims of all Persons whomsoever.

4.4.2 Liens Against the Property. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in any Property, except for the Permitted Liens.

4.4.3 Title Insurance for the Property. If a Title Insurance Policy or a Title Insurance Owner’s Policy provided in the Property File with respect to the Property initially consists of a marked or initialed binding commitment, then Borrower shall post a copy to the Property File of a fully issued Title Insurance Policy or Title Insurance Owner’s Policy, as applicable, for such Property in the form and with the coverages and endorsements as provided in such marked or initialed binding commitment within one hundred eighty (180) days following the date hereof.

4.4.4 Deeds. If a deed provided in the Property File with respect to the Property does not initially consist of a certified copy of the original conforming recorded deed from the applicable recording office, then Borrower shall post a copy such a deed to the Property File within three hundred sixty (360) days following the date hereof.

4.4.5 Mortgage Documents. If any Mortgage Documents provided in the Property File with respect to the Property initially consists of a copy of such Mortgage Documents in recordable form that have been submitted by the title insurance company for recording in the jurisdiction in which the Property is located, then Borrower shall post a copy to the Property File of a certified or file stamped (in each by the applicable land registry) executed original of such Mortgage Documents within one hundred eighty (180) days following the date hereof.

4.4.6 Condition of the Property. Except if the Property has suffered a Casualty and is in the process of being restored in accordance with Section 5.4, Borrower shall keep and maintain in all material respects the Property in a good, safe and habitable condition and repair and free of and clear of any damage or waste, and from time to time make, or cause to be made, in all material respects, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, that are necessary to comply with the Renovation Standards and applicable Legal Requirements in all material respects; provided, that a Designated Renovation Property need not comply with the Renovation Standards during the time that it is leased to the Tenant who is in occupancy of such Designated Renovation Property as of the Closing Date and for so long thereafter as is reasonably necessary to renovate such Property in accordance with the Renovation Standards.

4.4.7 Compliance with Legal Requirements. The Property (including the leasing and intended use thereof) shall comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of the Property, all such certifications, permits, licenses and approvals shall be maintained in full force and effect, except as would not reasonably be expected to have an Individual Material Adverse Effect on the Property. Borrower shall obtain and maintain in full force and effect all consents, approvals, orders, certifications, permits, licenses and authorizations of, and make all filings with or notices to, any court or Governmental Authority related to the operation, use or leasing of the Property except where the failure to obtain would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. Borrower shall not and shall not permit any other Loan Party, any Borrower TRS, any Manager or any other Person in occupancy of or involved with the operation, use or leasing of the Property to commit any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof.

4.4.8 Property Taxes, Other Charges and HOA Fees. Borrower shall promptly pay or cause to be paid all Property Taxes, Other Charges and HOA Fees now or hereafter levied, assessed or imposed on it as the same become due and payable and shall furnish to Lender evidence of payment of Property Taxes, Other Charges and HOA Fees prior to the date the same shall become delinquent, and shall promptly pay for all utility services provided to the Property as the same become due and payable (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider); provided that, after prior written notice to Lender of its intention to contest any such Property Taxes, Other Charges and HOA Fees, such Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any such Property Taxes, Other Charges and HOA Fees and, in such event, may permit the Property Taxes, Other Charges and HOA Fees so contested to remain unpaid during any period, including appeals, when a Loan Party is in good faith contesting the same so long as (a) no Event of Default has occurred and remains uncured, (b) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements, (c) no Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (d) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Property Taxes, Other Charges and HOA Fees would not reasonably be expected to have an Individual Material Adverse Effect on the applicable Property, (e) enforcement of the contested Property Taxes, Other Charges and HOA Fees is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or other Collateral which is reasonably expected to have an Individual Material Adverse Effect, (f) any Property Taxes, Other Charges and HOA Fees determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, (g) to the extent such Property Taxes, Other Charges and HOA Fees (when aggregated with all other Taxes that any Loan Party is then contesting under this Section 4.4.8 or Section 4.1.3 and for which Borrower has not delivered to Lender any Contest Security) exceed Two Million Five Hundred Thousand and No/100 Dollars

($2,500,000), Borrower shall deliver to Lender either (i) cash, or other security as may be approved by Lender, in an amount sufficient to insure the payment of any such Property Taxes, Other Charges and HOA Fees, together with all interest and penalties thereon or (ii) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (h) failure to pay such Property Taxes, Other Charges and HOA Fees will not subject Lender to any civil or criminal liability, (i) such contest shall not affect the ownership, use or occupancy of any Property, and (j) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (a) through (j) of this Section 4.4.8. Notwithstanding the foregoing, Borrower shall pay any contested Property Taxes, Other Charges and HOA Fees (or, if cash or other security has been provided, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto) if, in Lender’s reasonable judgment, any Property or other Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Collateral Document being primed by any related Lien.

4.4.9 Compliance with Agreements Relating to the Properties. Borrower shall not enter into any agreement or instrument or become subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on any Property. Borrower shall not default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any Property is bound. Borrower shall not have a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which any Property is bound, other than obligations under the Loan Documents. Borrower shall not, and shall cause each Borrower TRS not to, default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Lien with respect to any Property. No Property nor any part thereof shall be subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or other third parties.

4.4.10 Leasing. Borrower shall not enter into any Lease (including any renewals or extensions of any existing Lease) for any Property unless such Lease is an Eligible Lease.

4.4.11 Verification of HOA Payments. Borrower shall deliver to Lender, within twenty-eight (28) days after the end of each calendar quarter, with respect to each Applicable HOA Property, proof of payment of the paid HOA Fees identified in the corresponding Quarterly HOA Report (whether in the form of cancelled checks, receipts, ACH confirmations, confirmation of electronic payments or other evidence of such payment reasonably satisfactory to Lender) unless such proof of payment has previously been delivered (e.g. quarterly prepayments) as may reflect that as of the end of such calendar quarter no other amounts (except HOA Fees that may be contested in accordance with Section 4.4.8) remain then due and payable by Borrower or that Borrower has prepaid or otherwise has a positive credit balance (whether in the form of invoices, payment coupons, account statements, assessment letters, estoppels, receipts or other evidence reasonably satisfactory to Lender).

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies.

(a) Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Properties providing at least the following coverages:

(i) comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Closing Date, including, but not limited to, loss caused by any type of windstorm (including hail) on the Properties (A) in an amount equal to one hundred percent (100%) of the “full replacement cost”, which for purposes of this Agreement shall mean actual replacement value of the Properties, subject to a loss limit equal to Fifty Million and No/100 Dollars ($50,000,000) per occurrence; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at any Property waiving all co-insurance provisions or to be written on a no co-insurance form and (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000) (it being understood that, so long as no Default or Event of Default has occurred and is continuing (1) Borrower may utilize a Five Million and No/100 Dollars ($5,000,000) aggregate deductible stop loss subject to a Twenty-Five Thousand and No/100 Dollars ($25,000) per occurrence deductible and a Twenty-Five Thousand and No/100 Dollars ($25,000) maintenance deductible following the exhaustion of the aggregate, (2) the aggregate stop loss does not contain any losses arising from named windstorm, earthquake or flood, (3) the perils of named windstorm or flood shall be permitted to have a per occurrence deductible of fifteen percent (15%) of the total insurable value of the Properties subject to a loss (with a minimum deductible of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) per occurrence for any and all locations), (4) the peril of earth movement including but not limited to earthquake shall be permitted to have a per occurrence deductible of fifteen percent (15%) of the total insurable value of the Properties subject to a loss (with a minimum deductible of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) per occurrence for any and all locations) and (5) the peril of “other wind and hail” shall be permitted to have a per occurrence deductible of fifteen percent (15%) of the total insurable value of the Properties subject to a loss (with a minimum deductible of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) per occurrence for any and all locations)). In addition, Borrower shall obtain (x) if any portion of a Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require, (y) named storm insurance in an amount equal to or greater than Twenty-Five Million and No/100 Dollars ($25,000,000) in all states other than Florida and One Hundred Sixty Million and No/100 Dollars ($160,000,000) in Florida, provided that such coverage amount shall be increased if a higher coverage amount is indicated (and may be decreased if lower coverage amount is indicated) based upon a storm risk analysis on a 475 year event Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) (such analysis to be secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such storm risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge, if applicable and loss amplification, at the expense of the applicable Borrower at least two times per year or more frequently as may reasonably be requested by Lender and shared with Lender presented by the Properties located in areas prone to named storm activity); and (z) earthquake insurance in an amount equal to or greater than Thirty-Five Million and No/100 Dollars ($35,000,000) in all states other than California and Washington and Seventy Million and No/100 Dollars ($70,000,000) in California and Washington, provided that such coverage amount shall be increased if a higher coverage amount is indicated (and may be decreased if lower coverage amount is indicated) based upon a seismic risk analysis on a 475 year event Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) (such analysis to be secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Borrower at least two times per year or more frequently as may reasonably be requested by Lender and shared with Lender presented by the Properties located in areas prone to seismic activity); provided that the insurance pursuant to subclauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a)(i);

(ii) business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (A) with loss payable to Lender for the benefit of Lenders; (B) covering all risks required to be covered by the insurance provided for in Section 5.1.1(a)(i), (ii), (iv) and (viii); (C) in an amount equal to one hundred percent (100%) of the aggregate projected net income from the operation of the Properties for a period of at least twelve (12) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property at a Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty (30) days from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’ reasonable estimate of the net income from each Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied in Lender’s sole discretion to (x) the Obligations or (y) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of their obligation to pay the Obligations on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or renovations are being made with respect to any Property, and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy, (B) the insurance provided for in Section 5.1.1(a) written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to Section 5.1.1(a)(i), (iii), (iv) and (viii), (z) including permission to occupy such Property and (C) with an agreed amount endorsement waiving co-insurance provisions;

(iv) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence; Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and overall $20,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in any Loan Document to the extent the same is available;

(v) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vi) if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Lender;

(vii) umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 5.1.1(a)(iv), and including employer liability and automobile liability, if required; and

(viii) upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Properties located in or around the region in which Properties are located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be placed per the requirements of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds and evidence that the Properties are specifically covered by such policies. Certificates of insurance evidencing the Policies shall be delivered to Lender on the Closing Date with respect to the current Policies in place on the Closing Date. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as mortgagee and loss payee, as its interests may appear, and in the case of property damage, boiler and machinery, windstorm, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(vi), shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and (iv) the issuers thereof shall give notice to Lender if a Policy has not been renewed ten (10) days prior to its expiration; and

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Collateral Documents and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the pledge of the Equity Interests of Borrower pursuant to Borrower Security Agreement the Policies shall remain in full force and effect.

5.1.2 Insurance Company. All Policies required pursuant to Section 5.1.1 shall (a) be issued by financially sound and responsible insurance companies authorized to do business in the states where the applicable Properties are located and having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch, provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (i) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch and (ii) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a rating of “Baa2” by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “BBB” or better by S&P or Fitch; (b) with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear; (c) with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (d) with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (e) contain a waiver of subrogation against Lender; (f) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing that (i) neither Borrower, Lender nor any other party shall be a co-insurer under said Policies, (ii) Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation, and (iii) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Properties, but in no event in excess of an amount reasonably acceptable to Lender; and (g) be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Certified copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue, Floor 31

New York, New York 10179

Attention: Chuckie C. Reddy

Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.3). Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

5.1.3 Special Insurance Reserve. Notwithstanding anything in this Section 5.1 to the contrary, Borrower shall be permitted to obtain and maintain insurance policies with deductibles in excess of the amounts specified in this Section 5.1, so long as Borrower shall have deposited into and maintains at all times in the Special Insurance Reserve Account an amount equal to the difference between such higher deductible and the applicable deductible specified in this Section 5.1 (such amount, the “Excess Deductible”).

Section 5.2 Casualty. If a Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (a) if an Event of Default is continuing or (b) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are reasonably expected to be equal to or greater than the Casualty Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation. Any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. If Borrower or any party other than Lender receives any Insurance Proceeds or Condemnation Proceeds, Borrower shall immediately deliver such proceeds to Lender and shall endorse, and cause all such third parties to endorse, check payable therefor to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of a Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings which is reasonably expected to involve an Award of an amount greater than the Casualty Threshold Amount. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the

Debt shall not be reduced until any Condemnation Proceeds shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. If Borrower or any party other than Lender receives any Condemnation Proceeds, Borrower shall immediately deliver such proceeds to Lender and shall endorse, and cause all such third parties to endorse, a check payable therefore to the order of Lender. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. Net Proceeds from a Condemnation shall be applied as follows:

(a) If a partial Condemnation of a Property does not interfere with the use of such Property as a residential rental property, then the Net Proceeds paid by the condemning authority shall be applied to the prepayment of the Debt in accordance with Section 2.4.3(c).

(b) If a partial Condemnation of a Property does interfere with the use of such Property as a residential rental property or if there occurs a complete Condemnation of a Property (each, a “Fully Condemned Property”), then (i) if no Event of Default shall have occurred and be continuing and, within thirty (30) days of the date of the occurrence of such Condemnation, Borrower delivers to Lender a written undertaking to substitute the Fully Condemned Property with a Substitute Property in accordance with the requirements of Section 2.4.3(a), then (A) if Net Proceeds are paid by the condemning authority directly to Borrower subsequent to such substitution, such Net Proceeds may be retained by Borrower (for the avoidance of doubt, Net Proceeds received by Borrower prior to such substitution shall be immediately paid to Lender as required by Section 5.2), (B) if Net Proceeds are paid by the condemning authority to Lender, such Net Proceeds will be disbursed by Lender to Borrower upon the consummation of such substitution and (C) Borrower shall provide a Substitute Property within ten (10) Business Days of the date of such undertaking in accordance with the requirements of Section 2.4.3(a) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower, (C) Net Proceeds shall be applied to the prepayment of the Debt in accordance with Section 2.4.3(c) and (D) Borrower shall prepay the Loan in an amount equal to the positive difference between such Net Proceeds and the Allocated Loan Amount for the Fully Condemned Property, together with all interest and other amounts required to be paid in connection therewith under Section 2.4.5 (collectively, the “Fully Condemned Property Prepayment Amounts”). Following Borrower’s written request after either (1) the substitution of a Substitute Property for such Fully Condemned Property in accordance with the conditions set forth above or (2) receipt by Lender of the Net Proceeds and payment by Borrower of the Fully Condemned Property Prepayment Amounts, Lender shall release the Fully Condemned Property from the applicable Mortgage Documents and related Lien, provided, that (x) Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Assignment of Leases and Rents applicable to the Fully Condemned Property encumbers other Property(ies) in addition to the Fully Condemned Property, such release shall be a partial release that relates only to the Fully Condemned Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Fully Condemned Property is located and shall contain standard provisions protecting the rights of Lender and (y) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees).

Section 5.4 Restoration. The following provisions shall apply in connection with the Restoration of any Property or Properties affected by a Casualty:

(a) If the Net Proceeds reasonably expected to be received in connection with any single Casualty event is less than the Casualty Threshold Amount, then, (i) if no Event of Default shall have occurred and be continuing and, within sixty (60) days of the date of the occurrence of such Casualty, Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, then (A) if Net Proceeds are paid by the insurance company directly to Borrower subsequent to delivering such undertaking, such Net Proceeds may be retained by Borrower (for the avoidance of doubt, Net Proceeds received by Borrower prior to delivering such undertaking shall be immediately paid to Lender as required by Section 5.2), (B) if Net Proceeds are paid by the insurance company to Lender, such Net Proceeds will be disbursed by Lender to Borrower and (C) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of Section 5.4(c) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2, (C) such Net Proceeds shall be applied to the prepayment of the Debt in accordance with Section 2.4.3(c), (D) Borrower shall prepay the Loan in an amount equal to the positive difference between such Net Proceeds and the Allocated Loan Amount for the affected Properties, together with all interest and other amounts required to be paid in connection therewith under Section 2.4.5, and (E) following Borrower’s written request and receipt by Lender of the Net Proceeds and payment by Borrower of the amounts set forth in clause (D) above, Lender shall release the affected Properties from the applicable Mortgage Documents and related Liens, provided, that (x) Borrower has delivered to Lender draft releases (and, in the event any of the Mortgages and the Assignments of Leases and Rents applicable to any of the affected Properties encumber other Property(ies) in addition to the affected Properties, such release shall be a partial release that relates only to the affected Property(ies) and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such affected Properties are located and shall contain standard provisions protecting the rights of Lender and (y) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees).

(b) If the Net Proceeds reasonably expected to be received in connection with any single Casualty event is greater than the Casualty Threshold Amount, then, (i) if no Event of Default shall have occurred and be continuing and, within sixty (60) days of the date of the occurrence of such Casualty, Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, then (A) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2 and (B) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of and subject to the conditions of Section 5.4(d) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2, (C) such Net Proceeds shall be applied to the prepayment of the Debt in accordance with Section 2.4.3(c), (D) Borrower shall prepay the Loan in an amount equal to the positive difference between such Net Proceeds and the Allocated Loan Amount for the affected Properties, together with all interest and other amounts required to be paid in connection therewith under Section 2.4.5, and (E) following Borrower’s written request and receipt by Lender of the Net Proceeds and payment by Borrower of the amounts set forth in clause (D) above, Lender shall release the affected Properties from the applicable Mortgage Documents and related Liens, provided, that (x) Borrower has delivered to Lender draft releases (and, in the event any of the Mortgages and the Assignments of Leases and Rents applicable to any of the affected Properties encumber other Property(ies) in addition to the affected Properties, such release shall be a partial release that relates only to the affected Property(ies) and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such affected Properties are located and shall contain standard provisions protecting the rights of Lender and (y) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees).

(c) If Borrower elects to undertake the Restoration of a Property or Properties pursuant to Section 5.4(a), (i) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion; (ii) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction; (iii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Renovation Standards and (iv) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender.

(d) If Borrower elects to undertake the Restoration of a Property or Properties pursuant to Section 5.4(b), the following provisions shall apply:

(i) the Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender that the following conditions are met: (i) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion; (ii) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Properties as a result of the occurrence of the Casualty, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(ii), if applicable, or (3) by other funds of Borrower; (iii) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, as extended pursuant to Section 2.7, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(ii); (iv) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction; (v) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Renovation Standards; (vi) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender and (vii) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(d), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Properties which have been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (x) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (y) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (z) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(d) shall constitute additional security for the Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(d), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(e) All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any Restoration including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.

(f) Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of Section 5.3 or Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of a Mortgage following a Casualty or Condemnation of a Property (but taking into account any proposed Restoration of the remaining portion of such Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties is greater than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property (other than fixtures) or going concern value, if any), the Outstanding Principal Balance must be paid down (by application of the Net Proceeds or Award, as applicable, or if such amounts are not sufficient, by Borrower) by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of such Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in Section 5.3 or Section 5.4.

(g) In the event of foreclosure of a Mortgage, or other transfer of title to a Property or Properties in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Property or Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1 Cash Management Arrangements.

6.1.1 Rent Deposit Account and Collection Account. Borrower shall establish and maintain one or more trust accounts for the purpose of collecting Rents (each, a “Rent Deposit Account”) at a local bank selected by Borrower and reasonably approved by Lender which shall be an Eligible Institution (the “Rent Deposit Bank”). The Rent Deposit Accounts shall be subject to a Property Account Control Agreement and Borrower and Manager shall have access to and may make withdrawals from any Rent Deposit Account for the sole purpose of making refunds of partial payments of Rents to preserve rights of eviction (as provided below) until the occurrence of an Event of Default, after which Lender may exercise sole control and dominion over each Rent Deposit Account and neither Borrower nor Manager shall have the right of withdrawal from or access to the Rent Deposit Accounts; provided that, for the avoidance of doubt, no Property Account Control Agreement shall be required with respect to Security Deposit Accounts. Borrower shall cause all Rents which are paid to or received by Borrower or Manager to be deposited into a Rent Deposit Account or the Collection Account, provided that all Rents are deposited into the Collection Account within three (3) Business Days after receipt thereof by Borrower or Manager. Borrower shall (or instruct Manager to) cause all funds on deposit in a Rent Deposit Account to be deposited into the Collection Account every third (3rd) Business Day (or more frequently in Borrower’s discretion), provided, that so long as no Event of Default exists, Borrower may cause Rent Deposit Bank to retain a reasonable amount of funds in the Rent Deposit Accounts (the “Rent Deposit Account Retained Amount”) with respect to anticipated overdrafts, charge-backs and refunds of partial payments of Rents to preserve rights of eviction, provided in no event shall the Rent Deposit Account Retained

Amount exceed two and one-half percent (2.5%) of the total Rents deposited into the Rent Deposit Accounts during the immediately prior calendar month. Borrower shall cause any Rents which are paid to Borrower or Manager via wire or other electronic means to be deposited directly into a Rent Deposit Account or the Collection Account and, without limitation of the foregoing, Borrower shall notify and advise each current and future Tenant to send all payments of Rent pursuant to an instruction letter in the form of Exhibit D attached hereto (a “Tenant Direction Letter”). Without the consent of Lender, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever, or direct or cause any Tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter. In the event of any Transfer of any Property, Borrower shall (or shall cause the Manager or the closing title company or escrow agent, as applicable, to) deposit directly into the Collection Account the Net Transfer Proceeds for allocation in accordance with the terms of this Agreement. In addition, Borrower shall, and shall cause Manager to, deposit any other Collections received by or on behalf of Borrower directly into the Collection Account within three (3) Business Days following receipt thereof. Without in any way limiting the foregoing, any Rents and other Collections received by Borrower or Manager shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, and such amounts shall not be commingled with any other funds or property of Borrower or Manager. Lender may also establish subaccounts of the Collection Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Collection Account and all other Accounts shall be subject to the Blocked Account Control Agreement and shall be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Neither Borrower nor Manager shall have the right of withdrawal with respect to the Collection Account or any Accounts except with the prior written consent of Lender, and neither Borrower, Manager, nor any Person claiming on or behalf of or through Borrower or Manager shall have any right or authority to give instructions with respect to the Collection Account or the Accounts. Borrower acknowledges and agrees that Collection Account Bank shall comply with (i) the instructions originated by Lender with respect to the disposition of funds in the Collection Account and the Accounts without the further consent of Borrower or Manager or any other Person and (ii) all “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) and instructions originated by Lender directing the transfer or redemption of any financial asset relating to the Collection Account or any Account without further consent by Borrower or any other Person. The Collection Account and each Account is and shall be treated either as a “securities account”, as such term is defined in Section 8-501(a) of the UCC, or a “deposit account”, as defined in Section 9-102(a)(29) of the UCC. Borrower shall not further pledge, assign or grant any security interest in the Rent Deposit Accounts or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Rent Deposit Accounts and/or the related Property Account Control Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Rent Deposit Accounts were established.

6.1.2 Investment of Funds in Collection Account, Accounts, and Rent Deposit Account. Sums on deposit in the Collection Account and the Accounts may be invested in Permitted Investments. Lender shall have the right to direct Collection Account Bank to invest sums on deposit in the Collection Account and the Accounts in Permitted Investments. The Collection Account shall be assigned the federal tax identification number of Borrower. Sums on deposit in the Rent Deposit Accounts shall not be invested in Permitted Investments and shall be held solely in cash. The amount of actual losses sustained on a liquidation of a Permitted Investment in the Collection Account or an Account shall be deposited into the Collection Account or the applicable Account, as applicable, by Borrower no later than one (1) Business Day following such liquidation. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments.

6.1.3 Borrower’s Operating Account. Borrower shall establish and maintain an account (the “Borrower’s Operating Account”) at a local bank selected by Borrower and reasonably approved by Lender which shall be an Eligible Institution. Borrower may also establish and maintain subaccounts of Borrower’s Operating Account (which may be ledger or book entry accounts and not actual accounts). Borrower’s Operating Account (and any subaccounts thereof) shall be subject to a Property Account Control Agreement in which Borrower and Manager shall have access to and may make withdrawals from Borrower’s Operating Account until the occurrence of an Event of Default, after which Lender may exercise sole control and dominion over Borrower’s Operating Account (and any subaccounts thereof) and neither Borrower nor Manager shall have the right of withdrawal from or access to Borrower’s Operating Account (and any subaccounts thereof).

6.1.4 General. Borrower shall pay for all expenses of opening and maintaining the Collection Account (and the Accounts) and the Property Accounts. There are no other accounts maintained by Borrower or Manager or any other Person other than the Rent Deposit Accounts and the Collection Account into which Rents or any other Collections shall be deposited. So long as the Debt is outstanding, Borrower shall not (and shall not permit Manager or any other Person to) open any other account for the deposit of Rents or any other Collections.

Section 6.2 Tax Funds; HOA Funds.

6.2.1 Deposits of Tax Funds. Borrower shall deposit with Lender (i) on the Closing Date, an amount equal to $2,141,133.92 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Property Taxes that Lender estimates will be payable during the next ensuing twelve (12) months (initially, $713,711.31), in order to accumulate sufficient funds to pay all such Property Taxes prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Property Taxes, Lender shall notify Borrower of such determination and, commencing with the first Monthly Payment Date following Borrower’s receipt of such written notice, the monthly deposits for Property Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Property Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Property Taxes are due, Borrower will deposit with or on behalf of Lender such amount within one (1) Business Day after its receipt of such notice.

6.2.2 Release of Tax Funds. Provided no Event of Default is continuing, Lender shall apply Tax Funds in the Tax Account to reimburse Borrower for payments of Property Taxes made by Borrower after delivery by Borrower to Lender of evidence of such payment reasonably acceptable to Lender. If the amount of the Tax Funds shall exceed the amounts due for Property Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the Tax Funds reserved for any Property will be released upon a permitted sale and release of such Property in accordance with the terms hereof.

6.2.3 Deposits of HOA Funds. Borrower shall deposit with Lender on the Closing Date, an amount equal to the HOA Fees that Lender estimates will be payable with respect to all Applicable HOA Properties during the next ensuing twelve (12) months (initially, $62,718.08) which amounts shall be transferred into a subaccount established at the Collection Account Bank to hold such funds (the “HOA Subaccount”). Amounts deposited from time to time into the HOA Subaccount pursuant to this Section 6.2.3 are referred to herein as the “HOA Funds”. If at any time Lender reasonably determines that the HOA Funds will not be sufficient to pay the HOA Fees for the Applicable HOA Properties for the next ensuing twelve (12) months, Lender shall notify Borrower of such determination and, within thirty (30) days following Borrower’s receipt of such written notice, Borrower shall deposit with Lender for transfer into the HOA Subaccount an amount that Lender estimates is sufficient to make up the deficiency.

6.2.4 Release of HOA Funds. If at any time Lender believes in good faith that HOA Fees due and payable to an HOA for any HOA Property have become delinquent, Lender shall in its sole and absolute discretion apply the HOA Funds to pay such HOA Fees. If the amount of the HOA Funds shall exceed the HOA Fees that Lender estimates will be payable with respect to all Applicable HOA Properties during the next ensuing twelve (12) months, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the HOA Funds. Any HOA Funds remaining in the HOA Subaccount after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the HOA Funds reserved for any Applicable HOA Property shall be released upon a permitted sale and release of such Property in accordance with the terms hereof.

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds. Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums prior to the expiration of the Policies, which amounts shall be transferred into an Account established at the Collection Account Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.3.2 Release of Insurance Funds. Provided no Event of Default is continuing, Lender shall apply Insurance Funds in the Insurance Account to timely pay, or reimburse Borrower for payments of, Insurance Premiums. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrower. Provided no Default or Event of Default exists, the Insurance Funds reserved for any Property will be released upon a permitted sale and release of such Property in accordance with the terms hereof.

6.3.3 Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.3.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.3.1 shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. As of the date hereof, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.1.

Section 6.4 Capital Expenditure Funds.

6.4.1 Deposits of Capital Expenditure Funds. Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date, an amount equal to one-twelfth of the product of (i) $750 multiplied by (ii) the number of Properties to which the Loan is applicable, in order to accumulate sufficient funds, for annual Capital Expenditures, which amounts shall be transferred into an Account (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds”.

6.4.2 Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Lender shall disburse Capital Expenditure Funds out of the Capital Expenditure Account to pay for Capital Expenditures or to reimburse Borrower for Capital Expenditures actually paid for by Borrower, provided that: (i) such disbursement is for an Approved Capital Expenditure, (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the Renovation Standards and, (3) stating that the Approved Capital Expenditures to be funded from the disbursement in question have not been the subject of a previous disbursement have been paid for by Borrower and (iii) for any individual expenditure greater than Twenty-Five Thousand and No/100 Dollars ($25,000), Borrower has delivered to Lender copies of any invoices, bills or statements related to such Approved Capital Expenditures that are requested by Lender. For the avoidance of doubt, Borrower shall not be entitled to receive a distribution of Capital Expenditure Funds for expenses related to the refurbishment or repair of a Property to the extent that Borrower has been or will be entitled to reimbursement for such expenses from a Tenant’s security deposit.

Section 6.5 Special Insurance Reserve Account.

(a) Deposit of Special Insurance Reserve Funds. If pursuant to Section 5.1.3 Borrower elects maintain insurance policies with deductibles in excess of the amounts required by Section 5.1.1, Borrower shall deposit into and maintain in an Account (the “Special Insurance Reserve Account”) an aggregate amount equal to the difference between deductibles in respect of insurance policies maintained by Borrower that are in excess of the levels required by Section 5.1.1. Amounts deposited from time to time into the Special Insurance Reserve Account pursuant to this Section 6.5 are referred to herein as the “Special Insurance Reserve Funds”.

(b) Release of Special Insurance Reserve Funds. Provided no Event of Default is continuing, in the event of a Casualty, Lender shall disburse to Borrower Special Insurance Reserve Funds in the amount of the applicable Excess Deductible within five (5) Business Days of receipt by Lender of written request therefor by Borrower; provided that if Borrower continues to maintain insurance policies with Excess Deductibles, then no disbursement shall be made to the extent such disbursement would result in the Special Insurance Reserve Funds on deposit in the Special Insurance Reserve Account to be less than the aggregate amount of the Excess Deductibles.

Section 6.6 Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Section 5.2 and Section 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.6 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.3 or Section 5.4, as applicable.

Section 6.7 Cash Collateral Reserve.

6.7.1 Cash Collateral Account. If a Trigger Period shall be continuing, all Available Cash (after payment of the Monthly Budgeted Amount and any Approved Extraordinary Operating Expenses in accordance with Section 6.8.1) shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.7 are referred to as the “Cash Collateral Funds”. Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal to cause the Debt Yield to meet the Low Debt Yield Trigger (together with the applicable Spread Maintenance Premium, if any, applicable thereto) or any other amounts due hereunder.

6.7.2 Withdrawal of Cash Collateral Funds. Provided no Default or an Event of Default hereunder is continuing and there is an amount exceeding Five Million Dollars ($5,000,000) on deposit in the Cash Collateral Account (the “Cash Collateral Floor”), Lender shall make disbursements from the Cash Collateral Account of Cash Collateral Funds in excess of the Cash Collateral Floor to pay costs and expenses in connection with the ownership, management and/or operation of the Properties to the extent such amounts are not otherwise paid pursuant to Section 6.8.1 or by Manager pursuant to the Management Agreement for the following items: (i) Operating Expenses including Management Fees (subject to discretionary Operating Expenses being within a five percent (5%) variation of an Approved Annual Budget), (ii) emergency repairs and/or life-safety items (including applicable Capital Expenditures for such purpose), (iii) Capital Expenditures set forth in an Approved Annual Budget (subject to a five percent (5%) variation for Capital Expenditures in such Approved Annual Budget), (iv) legal, audit and accounting costs associated with the Properties or Borrower, excluding legal fees incurred in connection with the enforcement of Borrower’s, rights pursuant to the Loan Documents, (v) payment of Debt Service on the Loan, (vi) voluntary or mandatory prepayment of the Loan (together with any applicable Spread Maintenance Premium), including, without limitation, any Debt Yield Cure Prepayment, and (vii) expenses and shortfalls relating to Restoration; provided that no disbursements shall be made from the Cash Collateral Account for any of the Operating Expenses or Capital Expenditures described in the foregoing clauses (i) through (iv) to the extent amounts for such Operating Expenses or Capital Expenditures have been distributed to Borrower from the Collection Account under Section 6.8.1(i)(B), or may be distributed to Borrower from the Tax Account, the Insurance Account or the Capital Expenditure Account, as applicable.

6.7.3 Release of Cash Collateral Funds. Provided no Trigger Period is continuing as of two (2) consecutive Calculation Dates, Lender shall release Cash Collateral Funds in the Cash Collateral Account to Borrower; provided, that in the event of a Debt Yield Cure Prepayment, Lender shall release Cash Collateral Funds in the Cash Collateral Account to Borrower within one (1) Business Day of the date of such Debt Yield Cure Prepayment.

Section 6.8 Property Cash Flow Allocation.

6.8.1 Order of Priority of Funds in Collection Account. On each Monthly Payment Date during the Term, except during the continuance of an Event of Default, Collections on deposit in the Collection Account on such day shall be applied on such Monthly Payment Date in the following order of priority:

(a) first, to the applicable Security Deposit Account, the amount of any security deposits that have been deposited into the Collection Account by Borrower during the calendar month ending immediately prior to such Monthly Payment Date, as set forth in a written notice from Borrower to Lender delivered pursuant to Section 4.3.8;

(b) second, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.2;

(c) third, to the Insurance Account, to make any required payments of Insurance Funds as required under Section 6.3;

(d) fourth, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount, applied (A) first, to the payment of interest then due and payable on Component A, (B) second, to the payment of interest then due and payable on Component B, (C) third, to the payment of interest then due and payable on Component C, (D) fourth, to the payment of interest then due and payable on Component D, (E) fifth, to the payment of interest then due and payable on Component E, (F) sixth, to the payment of interest then due and payable on Component F, and (G) seventh, to the payment of interest then due and payable on Component G;

(e) fifth, to the Manager, management fees payable for the calendar month ending immediately prior to such Monthly Payment Date, but not in excess of six percent (6%) of gross Rents collected during such calendar month;

(f) sixth, to the Capital Expenditure Account, to make the required payments of Capital Expenditure Funds as required under Section 6.4;

(g) seventh, to Lender, any other fees, costs, expenses (including Trust Fund Expenses) or indemnities then due or payable under this Agreement or any other Loan Document;

(h) eighth, to Lender the amount of any mandatory prepayment of the Outstanding Principal Balance pursuant to Sections 2.4.3 then due and payable and all other amounts payable in connection therewith, such amounts to be applied in the manner set forth in Section 2.4.5(d);

(i) ninth, all amounts remaining after payment of the amounts set forth in clauses (a) through (h) above (the “Available Cash”) either:

(A) if as of a Monthly Payment Date no Low Debt Yield Period is continuing, any remaining amounts to Borrower’s Operating Account; and

(B) if as of a Monthly Payment Date a Low Debt Yield Period is continuing:

(1) first, to Borrower’s Operating Account, funds in an amount equal to the Monthly Budgeted Amount;

(2) second, to Borrower’s Operating Account, payments for Approved Extraordinary Operating Expenses, if any; and

(3) third, to the Cash Collateral Account to be held or disbursed in accordance with Section 6.7.

6.8.2 Application During Event of Default. Notwithstanding anything to the contrary contained herein (including this Article 6), upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Collections then in the possession of Lender, Servicer or the Collection Account Bank (including any Reserve Funds on deposit in the Accounts) or any Property Account Bank to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

6.8.3 Annual Budget. Prior to the date hereof, Borrower has submitted and Lender has approved an Annual Budget for the 2015 calendar year (the “Approved Initial Budget”). Borrower shall submit to Lender by November 1 of each year the Annual Budget relating to the Properties for the succeeding Fiscal Year. During the continuance of a Trigger

Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably conditioned, delayed or withheld so long as no Event of Default is continuing). An Annual Budget approved by Lender during a Trigger Period or any Annual Budget submitted prior to the commencement of a Trigger Period, shall each hereinafter be referred to as an “Approved Annual Budget”. In the event of a Transfer of any Property the Approved Annual Budget shall be reduced as reasonably determined by Lender in consultation with Borrower in order to reflect the removal of such Property and the Operating Expenses associated therewith; provided, further, that no such reduction shall be made in the event such Transfer is made in connection with a substitution under Section 2.4.3(a). If Lender has the right to approve an Annual Budget pursuant to this Section 6.8.3, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing). The “Monthly Budgeted Amount” for each Monthly Payment Date shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses and Capital Expenditures for the Interest Period related to such Monthly Payment Date. If during any Trigger Period, Borrower has submitted an Annual Budget and such Annual Budget has not been approved prior to the commencement of the calendar year to which such budget relates then the previous Approved Annual Budget shall continue to be deemed to be the Approved Annual Budget for that calendar year, except that the line item for Capital Expenditures shall not exceed the Capital Expenditures set forth in the Approved Initial Budget.

6.8.4 Extraordinary Operating Expenses. During any Low Debt Yield Period, in the event that Borrower incurs or is required to incur an extraordinary operating expense not set forth in the Approved Annual Budget relating to the Properties (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Lender’s approval. Any Extraordinary Operating Expense approved by Lender is referred to herein as an “Approved Extraordinary Operating Expense”. Any Funds distributed to Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.8.1 shall be used by Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrower for such Approved Extraordinary Operating Expenses, as applicable.

Section 6.9 Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all (collectively, the “Account Collateral”) (i) Collections, (ii) any and all Permitted Investments, (iii) in and to all payments to, cash, checks, drafts, letters of credit, certificates and instruments from time to time held in the Property Accounts, the Collection Account and/or Accounts (collectively, the “Cash Management Accounts”), (iv) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and (v) to the extent not covered by clauses (i), (ii), (iii) or (iv) above, all “proceeds” (as defined under the UCC) of any or all of the foregoing. Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents and other Collections in its possession prior to the (x) payment of such Collections to Lender or (y) deposit of such Collections into a Rent Deposit Account or Collection Account, as applicable. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management

Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of any Mortgage Documents, Borrower Security Agreement or exercise its other rights under any other Loan Documents. Provided no Event of Default exists, all interest which accrues on the funds in the Collection Account or any Account (other than the Tax Account and the Insurance Account) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Collection Account and the Accounts, if any, shall be promptly disbursed to Borrower.

Section 6.10 Eligibility Reserve Account.

(a) Deposit of Eligibility Funds. If Borrower shall be required to make a prepayment in respect of any Property pursuant to Section 2.4.3(a) (other than in the case of any Property that constitutes a Disqualified Property due to the occurrence of a Voluntary Action in respect thereof), Borrower shall have an option to deposit into an Account (the “Eligibility Reserve Account”) an amount equal to one hundred percent (100%) of the Allocated Loan Amount for any such Property (“Eligibility Funds”), provided that Borrower provides Lender with written notice of any such Eligibility Funds and, no later than the due date for the prepayment required under Section 2.4.3(a), delivers such Eligibility Funds with Lender for deposit to the Eligibility Reserve Account.

(b) Release of Eligibility Funds. Provided no Default or Event of Default exists, Lender shall disburse the Eligibility Funds with respect to a Property to Borrower upon (i) the sale of such Property and payment in full of the applicable Release Amount, (ii) upon such Property becoming an Eligible Property or (iii) upon the substitution of the applicable Disqualified Property with a Substitute Property in accordance with the conditions of Section 2.4.3(a).

Section 6.11 Release of Reserve Funds Generally. Notwithstanding anything to the contrary contained in this Article 6, disbursements of Reserve Funds to Borrower shall only occur on the Reserve Release Date after receipt by Lender of a Reserve Release Request from Borrower not less than five (5) Business Days prior to such date; provided, that if the amount of Reserves to be released to Borrower on any Reserve Release Date is less than the Minimum Disbursement Amount, then such Reserves shall continue to be maintained in the Reserve Accounts until the next Reserve Release Date on which an amount equal to or greater than the Minimum Disbursement Amount is available for disbursement or until the payment in full of the Obligations.

ARTICLE 7

PERMITTED TRANSFERS

Section 7.1 Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2.3, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder without Lender’s consent:

(a) an Eligible Lease entered into in accordance with the Loan Documents;

(b) a Permitted Lien or any other Lien expressly permitted under the terms of the Loan Documents;

(c) a Transfer of a Property in accordance with Section 2.5;

(d) a substitution of a Property for a Substitute Property in accordance with Section 2.4.3 or Section 5.3(b), as applicable;

(e) the Transfer of any direct or indirect legal or beneficial interests in any Public Vehicle, including a Public Vehicle that exists on the date hereof or a Public Vehicle which acquires a direct or indirect legal or beneficial interest in Borrower and each other Loan Party after the Closing Date in accordance with the terms of this Section 7.1;

(f) a Transfer of any direct or indirect interest in Borrower or any other Loan Party provided that:

(i) after giving effect to such Transfer, a Qualified Transferee (A) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in Borrower and the other Loan Parties and (B) shall continue to Control (directly or indirectly) Borrower, each other Loan Party and each SPC Party;

(ii) Lender shall receive notice of any Transfer described in this Section 7.1(f) not less than (x) if the Qualified Transferee referenced in clause (i) above is not the Sponsor, ten (10) Business Days prior to the consummation thereof or (y) if the Qualified Transferee referenced in clause (i) above is the Sponsor, thirty (30) days following the consummation thereof, but the failure to deliver the notice referred to in this clause (y) shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender;

(iii) each of Borrower, Equity Owner GP, Equity Owner, Borrower GP and each SPC Party shall each continue to be a Special Purpose Bankruptcy Remote Entity;

(iv) after giving effect to such Transfer (A) Borrower GP shall remain the sole general partner of Borrower owning not less than one percent (1.0%) of the partnership interest in Borrower, (B) Equity Owner shall remain the sole limited partner of Borrower and the sole member of Borrower GP, (C) Equity Owner GP shall remain the sole general partner of Equity Owner owning not less than one percent (1.0%) of the partnership interest in Equity Owner and (D) Borrower shall remain the sole member of any Borrower TRS;

(v) the Properties shall continue to be managed by Existing Manager or by a Qualified Manager pursuant to a Replacement Management Agreement;

(vi) if such Transfer shall cause more than forty-nine percent (49%) of the direct or indirect interests in Borrower, any other Loan Party or any SPC Party to be owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interest in Borrower, any other Loan Party or any SPC Party prior to such Transfer, Borrower shall deliver (or cause to be delivered) to Lender a substantive non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(vii) notwithstanding the foregoing, no Transfer of any direct interest in Borrower or any other Loan Party which constitutes a portion of the Collateral shall be permitted; and

(viii) so long as the Loan is outstanding, (A) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party (other than pledges securing the Obligations pursuant to the Collateral Documents) shall be permitted, except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Collateral, and (B) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment); and

(g) a Sponsor Public Listing or a Sponsor Public Sale provided that:

(i) if after giving effect to any such Sponsor Public Listing or Sponsor Public Sale, more than forty-nine percent (49%) of the direct or indirect interest in Borrower, any Loan Party or any SPC Party is owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interest in Borrower, any other Loan Party or any SPC Party prior to such Transfer, Borrower shall deliver (or cause to be delivered) to Lender a substantive non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(ii) each of Borrower, Equity Owner GP, Equity Owner, Borrower GP and each SPC Party shall each continue to be a Special Purpose Bankruptcy Remote Entity;

(iii) after giving effect to such Transfer (A) Borrower GP shall remain the sole general partner of Borrower owning not less than one percent (1.0%) of the partnership interest in Borrower, (B) Equity Owner shall remain the sole limited partner of Borrower and the sole member of Borrower GP and (C) Equity Owner GP shall remain the sole general partner of Equity Owner owning not less than one percent (1.0%) of the partnership interest in Equity Owner;

(iv) the Properties shall continue to be managed by Existing Manager or by a Qualified Manager pursuant to a Replacement Management Agreement;

(v) notwithstanding the foregoing, no Transfer of any direct interest in Borrower, any other Loan Party or any SPC Party shall be permitted in connection with such Sponsor Public Listing or Sponsor Public Sale;

(vi) so long as the Loan is outstanding, (A) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party (other than pledges securing the Obligations pursuant to the Collateral Documents) shall be permitted, and (B) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment);

(vii) in the case of a Transfer that is a Sponsor Public Listing, shareholder equity in an amount of at least Two Hundred Million and No/100 Dollars ($200,000,000) has been sold to third parties in such Sponsor Public Listing and the Public Vehicle that has been listed satisfies the Eligibility Requirements; and

(viii) in the case of a Transfer that is a Sponsor Public Sale, after giving effect to such Transfer, (x) the Loan Parties shall be Controlled (directly or indirectly) by a Qualified Transferee and (y) such Qualified Transferee shall own at least fifty-one percent (51%) of the direct or indirect legal and beneficial interests in Borrower and the other Loan Parties.

(h) Following a Permitted Transfer, if Sponsor (or a Person comprising Sponsor) no longer owns a majority of the direct or indirect interest in Borrower or the Properties, Sponsor shall be released from the Sponsor Guaranty for all liability accruing after the date of such Transfer, provided, that the Qualified Transferee shall execute and deliver to Lender a replacement guaranty in substantially the same form and substance as the Sponsor Guaranty covering all liability accruing from and after the date of such Transfer (but not any which may have accrued prior thereto).

Section 7.2 Cost and Expenses; Searches; Copies.

(a) Borrower shall pay all costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

(b) Borrower shall provide Lender with copies of all organizational documents and all transaction documents relating to any Permitted Transfer.

(c) In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.

ARTICLE 8

DEFAULTS

Section 8.1 Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest or principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due or (D) the Spread Maintenance Premium is not paid when due,

(ii) if any deposit to the Reserve Funds is not made on the required deposit date therefor, with such failure continuing for two (2) Business Days after Lender delivers written notice thereof to Borrower;

(iii) if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clauses (i) and (ii)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) days after Lender delivers written notice thereof to Borrower;

(iv) if the Policies are not (A) delivered to Lender within five (5) days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v) a Transfer other than a Permitted Transfer occurs;

(vi) if any certification, representation or warranty made by a Relevant Party herein or any other Loan Document, other than a Property Representation, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material and adverse respect as of the date such representation or warranty was made; provided, however, if any untrue certification, representation or warranty made after the Closing Date is susceptible of being cured, Borrower shall have the right to cure such certification, representation or warranty within thirty (30) days after receipt of notice from Lender;

(vii) if any Relevant Party shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for any Relevant Party or any SPC Party or if Borrower, any Relevant Party or any SPC Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any Relevant Party or any SPC Party, or if any proceeding for the dissolution or liquidation of Borrower, any Relevant Party or any SPC Party shall be instituted, or if Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by such Relevant Party, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix) if any Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xi) a breach of the covenants set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.9, 4.1.24, 4.2.1, 4.2.2, 4.2.3, 4.2.4, 4.2.5, 4.2.7, 4.2.8, 4.2.9, 4.2.13 or 4.2.18;

(xii) if with respect to any Disqualified Property, Borrower fails to within the time periods specified in Section 2.4.3(a) either: (A) pay the Release Amount in respect thereof, (B) substitute such Disqualified Property with a Substitute Property in accordance with Section 2.4.3(a) or (C) or deposit an amount equal to one hundred percent (100%) of the Allocated Loan Amount for the Disqualified Property in the Eligibility Reserve Account in accordance with Section 2.4.3(a) and such failure continues for more than five (5) Business Days after written notice thereof from Lender to Borrower;

(xiii) if, without Lender’s prior written consent, (i) any Management Agreement is terminated (unless simultaneously therewith, Borrower and a new Qualified Manager enter into a Replacement Management Agreement in accordance with Section 4.2.1), or (ii) there is a default by Borrower under any Management Agreement beyond any applicable notice or grace period that permits such Manager to terminate or cancel the applicable Management Agreement (unless, within thirty (30) days after the expiration of such notice or grace period, Borrower and a new Qualified Manager enter into a Replacement Management Agreement in accordance with Section 4.2.1);

(xiv) if any Loan Party or any Person owning a direct or indirect ownership interest in any Loan Party shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xv) any failure on the part of any Borrower to duly observe or perform any of its covenants set forth in Section 4.1.17 or the representation and warranty in Section 3.1.26 shall fail to be correct in respect of a Tenant of any Property and, in each case, Borrower fails to notify OFAC within five (5) Business Days of Borrower or Manager obtaining knowledge that such Tenant is on any of the lists described in those sections and promptly take such steps as may be required by OFAC with respect to such Tenant;

(xvi) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to any Relevant Party or the Properties, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xvii) if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.6 and/or Section 2.7 hereof;

(xviii) if any Loan Document or any Lien granted thereunder by any Relevant Party shall (except in accordance with its terms or pursuant to Lender’s written consent), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the parties thereto or (y) any Relevant Party or any other party shall disaffirm or contest, in writing, in any manner such effectiveness, validity, binding nature or enforceability (other than as a result of the occurrence of the payment in full of the Obligations);

(xix) one or more final judgments for the payment of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) or more rendered against any Loan Party, and such amount is not covered by insurance or indemnity or not discharged, paid or stayed within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(xx) unless BREP has agreed in writing to be primarily liable for all obligations of the Sponsor under the Sponsor Guaranty, as of any Calculation Date, Sponsor or any Qualified Transferee that executes and delivers a replacement guaranty pursuant to Section 7.1 fails to comply with the Sponsor Financial Covenant; or

(xxi) if any Relevant Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xx) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

Section 8.2 Remedies.

8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against any Relevant Party and in and to the

Properties, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against the Relevant Parties, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and the Loan Parties hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2 Remedies Cumulative.

(a) During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against each Relevant Party under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, a Relevant Party or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against a Relevant Party pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the other Collateral and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full including, without limitation, any liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s or any Loan Party’s defaults under the Loan Documents or other similar fees payable to Servicer or any special servicer in connection therewith. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to a Relevant Party shall not be construed to be a waiver of any subsequent Default or Event of Default by such Relevant Party or to impair any remedy, right or power consequent thereon.

(b) With respect to Borrower, the other Loan Parties and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Property or other portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose any Mortgage or the Lien of any of the other Collateral Documents in any manner and for any amounts secured by the Collateral Documents then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages or other Collateral Documents to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose one or more of the Mortgages or other Collateral Documents to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages and the other Collateral Documents as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Mortgages and the other Collateral Documents to secure payment of the sums secured by the Collateral Documents and not previously recovered.

8.2.3 Severance.

(b) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, Collateral Documents and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. The Loan Parties shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. The Loan Parties hereby absolutely and irrevocably appoint Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to a Loan Party by Lender of Lender’s intent to exercise its rights under such power.

(c) During the continuance of an Event of Default, any amounts recovered from the Collateral may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

8.2.4 Lender’s Right to Perform. If any Loan Party fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgages and the other Collateral Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

ARTICLE 9

SECURITIZATION

Section 9.1 Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b) If requested by Lender, the Loan Parties shall use reasonable efforts to provide information in the possession or control of Borrower or its Affiliates, attorneys, accountants or other agents or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

(i) (A) provide updated financial and other information with respect to the Properties, the business operated at the Properties, Borrower, Sponsor and the Manager, including, without limitation, the information set forth on Exhibit C attached hereto, and (B) provide updated budgets and other information (to extent required by investors or Rating Agencies) relating to the Properties (the “Updated Information”) which were obtained in connection with the origination of the Loan;

(ii) provide (A) an updated Insolvency Opinion, and (B) updated opinions of Borrower’s and Guarantors’ New York and Delaware counsel, substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes or reliance thereon, to each Person acquiring any interest in the Loan in connection with any Secondary Market Transaction (including, without limitation, any “B Note” purchasers), or otherwise reasonably satisfactory to Lender and the Rating Agencies;

(iii) (A) confirm that as of the closing date of any Secondary Market Transaction, the representations and warranties as set forth in the Loan Documents are true, complete and correct in all material respects as of the closing date of the Secondary Market Transaction (except to the extent that any such representations and warranties are and can only be made as of a specific date and the facts and circumstances upon which such representation and warranty is based are specific solely to a certain date in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or to the extent such representations are no longer true and correct as a result of subsequent events in which case Borrower shall provide an updated representation or warranty) and (B) make such additional representations and warranties as the Rating Agencies may customarily require; and

(iv) execute amendments to the Loan Documents and the Loan Parties’ organizational documents requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) cause the initial weighted average of the interest rates for all Components in the aggregate immediately after the effective date of such modification to exceed the weighted average interest rate of the original Components in the aggregate immediately prior to such modification, (B) cause the outstanding principal balance of all Components in the aggregate immediately after the effective date of such modification to exceed the outstanding principal balance of all Components in the aggregate immediately prior to such modification, (C) require Borrower to make or remake any representations or warranties, (D) require principal amortization of the Loan (other than repayment in full on the Maturity Date), (E) change any Stated Maturity Date or (F) otherwise increase the obligations or reduce the rights of Borrower or any Guarantor under the Loan Documents.

(c) If, at the time a Disclosure Document is being prepared for a Securitization, Lender reasonably determines that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:

(i) if Lender reasonably determines that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Properties and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii) if Lender reasonably determines that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Properties for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Properties is the Significant Obligor and the Properties (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d) Further, if requested by Lender, Borrower shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any Tenant of the Properties if, in connection with a Securitization, Lender reasonably determines there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of Affiliated Tenants within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of Affiliated Tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e) If Lender determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f) If reasonably requested by Lender, Borrower shall provide Lender, within a reasonable period of time following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by Lender.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower, the Guarantors and their respective agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by Lender, Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b) Borrower hereby agrees to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information (defined below), (B) the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by any Loan Party in Section 3.1.24 of this Agreement (Full and Accurate Disclosure). For purposes of the foregoing, the “Covered Disclosure Information” shall mean the information provided by or on behalf of Borrower relating to Borrower, Guarantors, Manager, Sponsor, the Properties and the Loan which is contained in the sections of the Disclosure Documents entitled as follows, or comparable sections thereto: “Summary of the Offering Circular,” “Risk Factors,” “Description of the Relevant Parties and the Manager,” “Description of the Properties”, “Description of the Management Agreement and the Assignment and Subordination of Management Agreement,” “Description of the Loan,” and “Certain Legal Aspects of the Loan”, which Disclosure Documents shall be delivered for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents. Borrower also agrees to reimburse Lender, Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. This indemnification provision will be in addition to any liability which Borrower may otherwise have.

(c) In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the

Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (ii) reimburse Lender, Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party under Section 9.2(b) or (c) except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3 Severance.

9.3.1 Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or other Secondary Market Transaction with respect to all or any portion of the Loan), to require Borrower (at Lender’s expense) to execute and deliver “component” notes (including certificating existing uncertificated “component” notes) and/or modify the Loan or the existing “component note” structure in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes), or make any other change to the Loan, the Note or Components including but not limited to: reducing the number of Components of the Note or Notes, revising the interest rate for each Component, reallocating the principal balances of the Notes and/or the Components, increasing or decreasing the monthly debt service payments for each Component or eliminating the Component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments); provided that (A) the outstanding principal balance of all Components in the aggregate immediately after the effective date of such modification equals the outstanding principal balance immediately prior to such modification, (B) the initial weighted average of the interest rates for all Components in the aggregate immediately after the effective date of such modification equals the weighted average interest rate of the original Components immediately prior to such modification, (C) no principal amortization of the Loan (or any Components thereof) shall be required (other than repayment in full on the Maturity Date), (D) there shall be no change to any Stated Maturity Date and (E) Borrower and Guarantors shall not be required to amend any Loan Documents that would otherwise increase the obligations or reduce the rights of Borrower or Guarantors under the Loan Documents. At Lender’s election, each note comprising the Loan may be subject to one or more Secondary Market Transactions. Lender shall have the right to modify the Note and/or Notes and any Components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.

9.3.2 Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Lender in connection with this Section 9.3. If requested by Lender, Borrower shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification pursuant to this Section 9.3, all in form and substance satisfactory to Lender and satisfactory to any applicable Rating

Agency. It shall be an Event of Default under this Agreement, the Note, and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and the other Loan Parties, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion; Rating Agency Review Waiver.

(a) Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b) Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the requirement to obtain a Rating Agency Confirmation from such Rating Agency shall not apply with respect to such matter; provided, however, if a Review Waiver occurs with respect to a Rating Agency and Lender does not have a separate and independent approval right with respect to the matter in question, then such matter shall require the written reasonable approval of Lender. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 10.3 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER AND GUARANTORS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND GUARANTORS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, BORROWER OR GUARANTORS ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER AND EACH GUARANTOR WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK, AND EACH GUARANTOR AGREES THAT SERVICE OF PROCESS UPON SUCH GUARANTOR AT THE ADDRESS FOR SUCH GUARANTOR SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT OF BORROWER WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. EACH GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR SUCH GUARANTOR SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN

AUTHORIZED AGENT OF SUCH GUARANTOR WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF SUCH GUARANTOR CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, any Loan Party shall entitle any Loan Party to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.5 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.5. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	JPMorgan Chase Bank, National Association
383 Madison Avenue, Floor 31
New York, New York 10179
Attention: Chuckie C. Reddy

with a copy to:	Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, KS 66210
Attention: Executive Vice President – Division Head
Facsimile No. (913) 253-9001

with a copy to:	Andrascik & Tita LLC
1425 Locust Street, Suite 26B
Philadelphia, PA 19102
Attention: Stephanie M. Tita
Email: Stephanie@kanlegal.com

If to a Loan Party:	[INSERT NAME OF LOAN PARTY]
c/o Invitation Homes
901 Main Street, Suite 4700
Dallas, TX 75202
Attention: General Counsel
Facsimile No. (972) 421-3601

With a copy to:	[INSERT NAME OF LOAN PARTY]
c/o Invitation Homes
901 Main Street, Suite 4700
Dallas, TX 75202
Attention: Jonathan Olsen
Facsimile No. (214) 481-5057

and a copy to:	Blackstone Real Estate Advisors L.P.
345 Park Avenue
New York, NY 10154
Attention: William J. Stein and Judy Turchin
Facsimile No. (212) 583-5202

and a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gregory J. Ressa, Esq.
Facsimile No.: (212) 455-2502

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.5. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.6 Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.7 Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.8 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.9 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.10 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower. Except as specifically and expressly provided for in the Loan Documents, Guarantors shall not be entitled to any notices of any nature whatsoever from Lender under this Agreement or the other Loan Documents, and each Guarantor hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to such Guarantor.

Section 10.11 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.12 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.13 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in any Property other than that of beneficiary or lender.

(b) The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.14 Publicity. All news releases, publicity or advertising by Borrower or any of its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender (with respect to the Loan and the Securitization of the Loan only), the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (in each case, with respect to the Loan and the Securitization of the Loan only) (a) shall be prohibited prior to the final Securitization of the Loan and (b) after the final Securitization of the Loan, shall be subject to the prior written approval of Lender. Lender shall have the right to publicly describe the Loan in general terms advertising and public communications of all kinds, including press releases, direct mail, newspapers, magazines, journals, e-mail, or internet advertising or communications. Notwithstanding the foregoing, Borrower’s approval shall not be required for the publication by Lender of notice of the Loan and the Securitization of the Loan by means of a customary tombstone advertisement, which, for the avoidance of doubt, may include the amount of the Loan, the amount of securities sold, the number of Properties as of the Closing Date, the settlement date and the parties involved in the transactions contemplated hereby and the Securitization.

Section 10.15 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 10.16 Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.17 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.18 Brokers and Financial Advisors. Borrower hereby represents that neither Borrower or any other Loan Party has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower, any Loan Party or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.18 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.19 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.20 Servicer. At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to the trust and servicing agreement or pooling and servicing agreement (the “Servicing Agreement”) governing the Securitization. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement. Notwithstanding the foregoing, Borrower shall pay all Trust Fund Expenses. For the avoidance of doubt, this Section 10.20 shall not be deemed to limit Borrower’s obligations under Section 4.1.20.

Section 10.21 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 10.22 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage Documents or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage Documents and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.23 Assignments and Participations. In addition to the right to securitize the Loan under Section 9.1, to sever the interests in the Loan into “component” notes under Section 9.3 and any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects (subject to the requirements and limitations therein, including the requirements under Section 2.10.6). Borrower agrees that each beneficial owner of the Securities or component notes issued pursuant to Sections 9.1 and 9.3 shall be entitled to the benefits of Sections 2.9 and 2.10 (subject to the requirements and limitations therein, including the requirements under Section 2.10.6). Each participant shall be entitled to the benefits of Sections 2.9 and 2.10 (subject to the requirements and limitations therein, including the requirements under Section 2.10.6, it being understood that the documentation required under Section 2.10.6 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment pursuant to Sections 2.9 or Section 2.10 than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

Section 10.24 Register and Participant Register. Lender or its designee (the “Registrar”), as a non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, any Securities or any component notes, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, any Securities or any component notes, including each assignment, in the Register. Transfers of interests in the Loan (including assignments), any Securities or any component notes shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and the Registrar will update the Register to reflect the transfer. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Register and Participant Register shall be conclusive absent manifest error. Borrower, Lender and any of its successors and assigns, and the Registrar shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the participating Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan.

Section 10.25 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.26 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.27 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a) Borrower acknowledge that Lender has made the Loan to Borrower upon, among other things, the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners or members and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Property or any combination of the Properties before proceeding against any other Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties

Section 10.28 Certificated Interests.

(a) If any ownership interest in an Equity Interest is represented by a certificate (each, an “Equity Certificate”) that has been pledged and delivered to Lender and such Equity Certificate is lost, stolen or destroyed, then, upon the written request of Lender to the applicable Loan Party, such Loan Party shall issue to Lender a new Equity Certificate in place of the Equity Certificate that was lost, stolen or destroyed, provided such Lender: (i) makes proof by written, notarized affidavit, in form and substance reasonably satisfactory to the applicable Loan Party that such previously issued Equity Certificate has been lost, stolen or destroyed and has not been assigned, endorsed, transferred or hypothecated, (ii) delivers a written indemnity (in form and substance and from an indemnitor reasonably satisfactory to the applicable Loan Party) to the extent required by any title company proposing to provide title insurance with respect to such Equity Certificate and (iii) requests the issuance of a new Equity Certificate before the Loan party has notice that such previously issued Equity Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim.

(b) Upon repayment in full of the Loan, in the event Lender fails to return to a Loan Party an Equity Certificate previously delivered by such Loan Party to Lender in connection with the Loan, Lender shall deliver to the applicable Loan Party, within ten (10) days of such Loan Party’s demand, (i) a written, notarized affidavit, in form and substance reasonably satisfactory to the applicable Loan Party that such previously issued Equity Certificate has been lost, stolen or destroyed and has not been assigned, endorsed, transferred or hypothecated and (ii) a written indemnity (in form and substance and from an indemnitor reasonably satisfactory to the applicable Loan Party) to the extent required by any title company proposing to provide title insurance with respect to such Equity Certificate.

Section 10.29 Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Broker Price Opinions of the Properties or other Collateral, (b) any environmental report, or (c) any other matters or items, including property inspections that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 10.30 No Fiduciary Duty.

(a) Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.

(b) It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arm’s-length commercial transaction between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the party of any Lending Party to Sponsor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Sponsor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Sponsor or their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Sponsor) any rights or remedies by reason of any fiduciary or similar duty.

(c) Borrower acknowledges that it has been advised that the Lending Parties are a full service financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Sponsor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Sponsor and/or their respective affiliates, or (iii) have other relationships with Borrower, Sponsor and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Sponsor, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.30(c). Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Sponsor or any of their respective affiliates or to use such information on behalf of Borrower, Sponsor or any of their respective affiliates.

(d) Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.

Section 10.31 Arizona Provision. Anything to the contrary herein or elsewhere notwithstanding, in no event shall Borrower have any liability or other obligation under or with respect to the Sponsor Guaranty, the Equity Owner Guaranty or the Borrower GP Guaranty. The following Arizona provision does not limit the express choice of New York law as set forth in Section 10.3 of this Agreement and the other Loan Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Arizona law is held to govern this Agreement, any Mortgage Document encumbering a Property located in Arizona or any other Loan Document:

(a) Waiver of Surety Defenses. Each Loan Party hereby expressly waives, to the extent permitted by law, any and all defenses and discharges available to a surety,

guarantor or accommodation co-obligor, including, without limitation, the benefits of Arizona Revised Statutes Sections 12-1641 through 12-1646 and Rule 17(f) of the Arizona Rules of Civil Procedure, and, to the extent permitted by law, the benefits, if any, of Arizona Revised Statutes Section 33-814, in each case as amended, and any successor statutes or rules, or any similar statute.

(b) Anything to the contrary herein or elsewhere notwithstanding, the Equity Owner Guaranty and the Sponsor Guaranty and all obligations arising under any of them are not and shall not be secured in any manner whatsoever, including by any Mortgage or by any lien encumbering any Property; provided, however, that any environmental indemnity provisions set forth in this Agreement or any Environmental Indemnity shall be so secured, except as to the obligations of Sponsor and the Equity Owner and subject to the rights of Lender to proceed on an unsecured basis thereunder pursuant to applicable law.

Section 10.32 California Provision. Anything to the contrary herein or elsewhere notwithstanding, in no event shall Borrower have any liability or other obligation under or with respect to the Sponsor Guaranty, the Equity Owner Guaranty or the Borrower GP Guaranty. The following California provisions do not limit the express choice of New York law as set forth in Section 10.3 of this Agreement and the other Loan Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, California law is held to govern this Agreement, any Mortgage Document encumbering a Property located in California or any other Loan Document:

(a) Waiver of Offset. Notwithstanding anything contained herein to the contrary, no portion of any of the Obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim, or cross-claim, whether liquidated or unliquidated, that Borrower may have or claim to have against any other Relevant Party. Borrower hereby waives, to the fullest extent permitted by applicable law, the benefits of California Code of Civil Procedure Section 431.70.

(b) Insurance Notice. Lender hereby notifies Borrower of the provisions of Section 2955.5(a) of the California Civil Code, which reads as follows:

“No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.”

This disclosure is being made by Lender to Borrower pursuant to Section 2955.5(b) of the California Civil Code. Borrower hereby acknowledges receipt of this disclosure and acknowledges that this disclosure has been made by Agent before execution of the Note.

(c) Environmental Provisions. The provisions contained in Section 3.2.1 of this Agreement are intended by the parties to constitute “environmental provisions” as defined in California Code of Civil Procedure Section 736, and Lender shall have all rights and remedies provided in such section.

(d) Access to Properties. Lender’s rights under Section 4.1.4 of this Agreement shall be deemed to include, without limitation, its rights under California Civil Code Section 2929.5, as such provisions may be amended from time to time.

Section 10.33 Florida Provision. The following Florida provision does not limit the express choice of New York law as set forth in Section 10.3 of this Agreement and the other Loan Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Florida law is held to govern this Agreement, any Mortgage Document encumbering a Property located in Florida or any other Loan Document:

(a) Interest on Judgments. The parties acknowledge and agree that the Default Rate provided for herein shall also be the rate of interest payable on any judgments entered in favor of Lender in connection with the loan evidenced hereby.

Section 10.34 Georgia Provision. The following Georgia provision does not limit the express choice of New York law as set forth in Section 10.3 of this Agreement and the other Loan Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Georgia law is held to govern this Agreement, any Mortgage Document encumbering a Property located in Georgia or any other Loan Document:

(a) Attorney’s Fees. Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrower or any other Relevant Party is required to reimburse Lender for any legal fees or expenses incurred by Lender or Servicer, (i) “reasonable attorneys’ fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, are not, and shall not be statutory attorneys’ fees under O.C.G.A. § 13-1-11, (ii) if, under any circumstances a Relevant Party is required to pay any or all of Lender’s or Servicer’s attorneys’ fees and expenses, howsoever described or referenced, such Relevant Party shall be responsible only for reasonable legal fees and out of pocket expenses actually incurred by Lender or Servicer at customary hourly rates actually charged to Lender or Servicer for the work done, and (iii) no Relevant Party shall be liable under any circumstances for additional attorneys’ fees or expenses, howsoever described or referenced, under O.C.G.A. § 13-1-11.

Section 10.35 Nevada Provisions. The following Nevada provisions do not limit the express choice of New York law as set forth in Section 10.3 of this Agreement and the other Loan Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Nevada law is held to govern this Agreement, any Mortgage Document encumbering a Property located in Nevada or any other Loan Document:

(a) Waiver of Offset. Notwithstanding anything contained herein to the contrary, no portion of any of the Obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim, or cross-claim, whether liquidated or unliquidated, that Borrower may have or claim to have against any other Loan Party.

(b) Waiver of Prepayment. Borrower hereby expressly (i) waives, to the extent permitted by law, any right it may have to prepay any Loan in whole or in part, without penalty, upon acceleration of the Maturity Date; and (ii) agrees that if a prepayment of any or all of any Loan is made, Borrower shall be obligated to pay, concurrently therewith, any fees applicable thereto. By initialing this provision in the space provided below, the Loan Parties hereby declare that Lender’s agreement to make the subject Loan at the Interest Rate and for the term set forth herein constitutes adequate consideration, given individual weight by the undersigned, for this waiver and agreement.

(c) BORROWER’S INITIALS AS TO SECTION 10.35(b):         /s/ JO

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:	/s/ Chuckie Reddy
Name:	Chuckie Reddy
Title:	Managing Director

Signature Page to IH 2015-SFR1 Loan Agreement

BORROWER:

2015-1 IH2 BORROWER L.P.,
a Delaware limited partnership

By: 2015-1 IH2 Borrower G.P. LLC, a Delaware limited liability company its General Partner

By:	/s/ Jonathan Olsen
Name:	Jonathan Olsen
Title:	Managing Director, Capital Markets

Signature Page to IH 2015-SFR1 Loan Agreement